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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
THE SPORTS AUTHORITY, INC.
(Name of Registrant as Specified In Its Charter)
Nesa E. Hassanein Executive Vice President and General Counsel The Sports Authority, Inc. 1050 West Hampden Avenue Englewood, Colorado 80110
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of The Sports Authority, Inc.
(2)
Aggregate number of securities to which transaction applies:
        26,439,884 shares of The Sports Authority, Inc. common stock outstanding as of
        February 14, 2006

        1,600,615 options to purchase shares of The Sports Authority, Inc. common stock

        Restricted stock units with respect to 855,084 shares of Sports Authority common stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        $37.25 per share of The Sports Authority, Inc. common stock(a)

	(4)	Proposed maximum aggregate value of transaction: $1,043,240,551(a)
(a)	As of February 14, 2006, there were 26,439,884 shares of common stock, par value $0.01 per share ("Common Stock") of The Sports Authority, Inc. ("Sports Authority") outstanding and owned by stockholders other than Slap Shot Holdings Corp. and SAS Acquisition Corp., (ii) options to purchase 1,600,615 shares of Common Stock with an exercise price less than $37.25 per share, and (iii) restricted stock units with respect to 855,084 shares of Common Stock. The filing fee was determined by adding (x) the product of (i) the number of shares of Common Stock that are proposed to be acquired in the merger and (ii) the merger consideration of $37.25 in cash per share of Common Stock, plus (y) $26,502,993 expected to be paid to holders of stock options with an exercise price of less than $37.25 per share granted by Sports Authority to purchase shares of Common Stock in exchange for cancellation of such options, plus (z) $31,851,879 expected to be paid to holders of restricted stock units in exchange for cancellation of such units ((x), (y) and (z) together, the "Total Consideration"). The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was calculated by multiplying the Total Consideration by .000107.

	(5)	Total fee paid: $111,627
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

THE SPORTS AUTHORITY, INC.
1050 West Hampden Avenue
Englewood, Colorado 80110

[    •    ] [    •    ], 2006

Dear Fellow Stockholders:

        You are cordially invited to attend a special meeting of stockholders of The Sports Authority, Inc. ("Sports Authority" or the "Company"), to be held at [    •    ] on [    •    ], [    •    ], at [    •    ], local time. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 22, 2006, by and among Sports Authority, Slap Shot Holdings Corp., ("Buyer") and SAS Acquisition Corp., a wholly owned subsidiary of Buyer ("Merger Sub"). Buyer is a wholly owned subsidiary of Green Equity Investors IV, L.P. ("GEI IV"), a private equity fund affiliated with Leonard Green & Partners, L.P. ("Leonard Green").

        The merger contemplates the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Buyer. Upon completion of the merger, each share of the Company's common stock not held by Buyer, Merger Sub, the Company or any subsidiary of the Company or a stockholder who perfects appraisal rights in accordance with Delaware law, will be converted into the right to receive $37.25 in cash, without interest.

        Under Delaware law, the affirmative vote of holders of a majority of the shares of Sports Authority common stock outstanding and entitled to vote at the special meeting is necessary to adopt the merger proposal.

        On January 22, 2006, our Board of Directors (other than those directors who are members of Sports Authority management or affiliated with Leonard Green who recused themselves) unanimously (1) determined that the merger and the merger agreement are fair to, and in the best interests of, Sports Authority's stockholders and (2) approved the merger agreement and the transactions contemplated thereby, including the merger. Therefore, our Board of Directors (other than those directors who are members of Sports Authority management or affiliated with Leonard Green who recused themselves) unanimously recommends that you vote FOR the adoption of the merger agreement.

        The accompanying Notice of Special Meeting and proxy statement explain the proposed merger and provide specific information concerning the special meeting. Please read those materials carefully.

        Our Board of Directors has fixed the close of business on [    •    ] [    •    ], 2006, as the record date for the purpose of determining stockholders entitled to receive notice of and to vote at the special meeting or any adjournment, postponement or continuation thereof.

        Our Board of Directors knows of no other matters that will be presented for consideration at the special meeting. If any other matters properly come before the special meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

        The enclosed proxy statement provides you with a summary of the merger agreement and the proposed merger, and provides additional information about the parties involved. The closing of the merger will occur as promptly as practicable following the adoption of the merger agreement at the special meeting by Sports Authority stockholders, subject to the satisfaction or waiver of the other conditions to the closing of the merger, as described in the enclosed proxy statement.

        YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting in person, please sign and return the enclosed proxy in the envelope provided. You may also vote your proxy by visiting the website shown on your proxy card. If you attend the special meeting and desire to vote in person, you may do so even though you have previously sent a proxy. Because adoption of the merger agreement requires, under Delaware law, the affirmative vote of holders of a majority of the shares of Sports Authority common stock, the failure to vote will have exactly the same effect as voting against the merger proposal.

        If your shares are held in "street name" by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have exactly the same effect as voting against adoption of the merger proposal.

Sincerely,

John Douglas Morton Chairman of the Board and Chief Executive Officer

This proxy statement is dated [    •    ] [    •    ], 2006, and is first being mailed to stockholders on or about [    •    ], 2006.

THE SPORTS AUTHORITY, INC.
1050 West Hampden Avenue
Englewood, Colorado 80110

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [    •    ] [    •    ], 2006

TO OUR STOCKHOLDERS:

        Notice is hereby given that a special meeting of stockholders of The Sports Authority, Inc., a Delaware corporation ("Sports Authority"), will be held on [    •    ], [    •    ] [    •    ], 2006, at [    •    ], local time at [    •    ] for the following purposes:

  1.
  To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 22, 2006, by and among Sports Authority, Slap Shot Holdings Corp., a Delaware corporation ("Buyer") and SAS Acquisition Corp, a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Sub"). Buyer is a wholly owned subsidiary of Green Equity Investors IV, L.P. ("GEI IV"), a private equity fund affiliated with Leonard Green & Partners, L.P. ("Leonard Green"). Pursuant to the merger agreement, Merger Sub will be merged with and into Sports Authority, with Sports Authority surviving the merger. Upon completion of the merger, each share of Sports Authority's common stock not held by Buyer, Merger Sub, Sports Authority or any subsidiary of Sports Authority or a stockholder who perfects appraisal rights in accordance with Delaware law, will be converted into the right to receive $37.25 in cash, without interest. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement;

  2.
  To approve the adjournment of the special meeting for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement; and

  3.
  To transact any other business that may properly come before the special meeting.

        Under Delaware law, the affirmative vote of holders of a majority of the shares of Sports Authority common stock outstanding and entitled to vote at the special meeting is necessary to adopt the merger proposal.

        On January 22, 2006, our Board of Directors (other than those directors who are members of Sports Authority management or affiliated with Leonard Green who recused themselves) unanimously (1) determined that the merger and the merger agreement are fair to and in the best interests of Sports Authority's stockholders and (2) approved the merger agreement and the transactions contemplated thereby, including the merger. Therefore, our Board of Directors (other than those directors who are members of Sports Authority management or affiliated with Leonard Green who recused themselves) unanimously recommends that you vote FOR the adoption of the merger agreement.

        Our Board of Directors has fixed the close of business on [    •    ], [    •    ] [    •    ], 2006, as the record date for the purpose of determining stockholders entitled to receive notice of and to vote at the special meeting or any adjournment or adjournments thereof.

        The enclosed proxy statement provides you with a summary of the merger agreement and the merger, and provides additional information about the parties involved. The closing of the merger will occur as promptly as practicable following the adoption of the merger agreement at the special meeting by Sports Authority stockholders, subject to the satisfaction or waiver of the other conditions to the closing of the merger, as described in the enclosed proxy statement.

        Under Delaware law, stockholders of Sports Authority can exercise appraisal rights in connection with the merger. A stockholder that does not vote in favor of the merger proposal and complies with all of the other necessary procedural requirements will have the right to dissent from the merger and to seek appraisal of the fair value of their Sports Authority shares, exclusive of any element of value arising from the expectation or accomplishment of the merger. For a description of appraisal rights and the procedures to be followed to assert them, stockholders should review the provisions of Section 262 of the Delaware General Corporation Law, a copy of which is included as Annex C to the accompanying proxy statement.

        YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting in person, please sign and return the enclosed proxy in the envelope provided. You may also vote your proxy by visiting the website shown on your proxy card. If you attend the special meeting and desire to vote in person, you may do so even though you have previously sent a proxy. Because adoption of the merger agreement requires, under Delaware law, the affirmative vote of holders of a majority of the shares of Sports Authority common stock, the failure to vote will have exactly the same effect as voting against the merger proposal.

By Order of the Board of Directors,

Nesa E. Hassanein Secretary

Englewood, Colorado
[    •    ], 2006

TABLE OF CONTENTS

SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE MERGER
INTRODUCTION
THE COMPANIES
The Sports Authority, Inc.
Leonard Green & Partners, L.P. and Green Equity Investors IV, L.P.
Slap Shot Holdings Corp.
SAS Acquisition Corp.
THE SPECIAL MEETING
The Purpose
Record Date and Voting
How You Can Vote
Stock Ownership of Certain Persons
How You May Revoke or Change Your Vote
Proxy Solicitation
Adjournments
SPECIAL FACTORS
Background of the Merger
Fairness of the Merger; Recommendation of Sports Authority's Board of Directors
The Leonard Green Entities' Purpose and Reasons for the Merger
Position of Leonard Green Regarding the Fairness of the Merger
Opinion of Sports Authority's Financial Advisor
Certain Effects of the Merger
Plans for Sports Authority After the Merger
Conduct of Company Business if the Merger is Not Completed
Financing for the Merger; Source and Amount of Funds
Guaranty of Buyer's and Merger Sub's Performance by GEI IV
Interests of Officers and Directors in the Merger
Relationship Between Sports Authority and Leonard Green
Material U.S. Federal Income Tax Consequences of the Merger
Litigation
Governmental and Regulatory Clearances
Fees and Expenses
APPRAISAL RIGHTS
THE MERGER AGREEMENT
The Merger
Closing of the Merger
Consideration to be Received by Company Stockholders in the Merger
Treatment of Stock Options and Other Stock Rights
Representations and Warranties
Conduct of Business Pending the Merger
Actions to be Taken to Complete the Merger
Employee Matters
Indemnification of Directors and Officers; Insurance
The Solicitation Period
No Solicitation of Acquisition Proposals After the Solicitation Period; Recommendation to Sports Authority Stockholders
Conditions to the Completion of the Merger

i

Termination of Merger Agreement
Reimbursement of Expenses; Termination Fee
Amendment, Waiver and Extension of the Merger Agreement
COMMON STOCK OWNERSHIP OF MANAGEMENT, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS
STOCKHOLDER PROPOSALS
SUMMARY FINANCIAL INFORMATION
MARKET PRICES AND DIVIDEND INFORMATION
FINANCIAL PROJECTIONS
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
APPENDICES
Annex A Agreement and Plan of Merger
Annex B Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
Annex C Section 262 of the Delaware General Corporation Law

SUMMARY TERM SHEET

        This summary highlights important information from this proxy statement but does not purport to be complete. To understand fully the merger described in this proxy statement, you should read the entire proxy statement carefully. We have included section references to direct you to a more complete description of the topics contained in this summary.

  •
  The Proposal. You are being asked to vote upon a proposal to approve the acquisition of Sports Authority by a merger with Merger Sub, an affiliate of Leonard Green, a private equity firm. Please read "The Special Meeting" beginning on page 3 and "Special Factors—Background of the Merger" beginning on page 6.

  •
  Going-Private Transaction. This is a "going private" transaction. If the merger is completed, you will be paid $37.25 per share in cash, less any applicable withholding tax, and:

  •
  affiliates of Leonard Green (together with certain members of Sports Authority's current management and certain other equity investors) will own our entire equity interest;

  •
  you will no longer have any interest in our future earnings or growth;

  •
  we will no longer be a public company;

  •
  our common stock will no longer be traded on the New York Stock Exchange; and

  •
  we may no longer be required to file periodic and other reports with the Securities and Exchange Commission, or SEC.

        Please read "Special Factors—Certain Effects of the Merger" beginning on page 19.

  •
  Board Recommendation. Our Board of Directors (other than members of management and directors affiliated with Leonard Green who recused themselves) unanimously determined that the merger is fair to and in the best interests of our stockholders, and unanimously recommends that the stockholders of the Company adopt the merger agreement. Please read "Special Factors—Fairness of the Merger; Recommendation of Sports Authority's Board of Directors" beginning on page 8.

  •
  Opinion of the Company's Financial Advisor. A special committee of the Board of Directors consisting of all directors other than members of Sports Authority management and affiliates of Leonard Green (the "Special Committee"), received an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") that, as of January 22, 2006, and based on and subject to the matters described in its opinion, the merger consideration to be received in the merger by holders of shares of Sports Authority common stock was fair, from a financial point of view, to the holders of such shares, other than Leonard Green and its affiliates. The full text of the written opinion of Merrill Lynch is attached as Annex B to this proxy statement. Please read the Merrill Lynch opinion carefully and in its entirety for a description of the procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering that opinion. The opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger. See "Special Factors—Opinion of Sports Authority's Financial Advisor" beginning on page 12 and Annex B.

  •
  Purpose of the Transaction. The purpose of the transaction is for GEI IV and its affiliates (together with certain other equity investors and certain members of Sports Authority's current management) to obtain a controlling interest in Sports Authority and to enable Sports Authority stockholders to realize a premium on their shares of Sports Authority. See "Special Factors—The Leonard Green Entities' Purpose and Reasons for the Merger" beginning on page 11.

  •
  Position of Leonard Green as to Fairness. Each of the Leonard Green entities believes that the merger is fair to the holders of Sports Authority common stock other than Buyer and Merger Sub. See "Special Factors—Position of Leonard Green Regarding the Fairness of the Merger" beginning on page 11.

  •
  Required Vote. Under Delaware law, the affirmative vote of holders of a majority of the shares of Sports Authority's common stock outstanding and entitled to vote at the special meeting is necessary to adopt the merger proposal. Please read "The Special Meeting—Record Date and Voting" beginning on page 3.

  •
  Regulatory Approvals Required. In addition to the required stockholder approval discussed above, the merger is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, as amended. Please read "The Merger Agreement—Conditions to the Completion of the Merger" beginning on page 43.

  •
  Interests of the Company's Directors and Executive Officers in the Merger. In considering the recommendation of the Sports Authority Board of Directors, you should be aware that certain executive officers and directors of Sports Authority have various prospective relationships with Leonard Green or interests in the merger that may be different from your interests as a stockholder and that may present actual or potential conflicts of interest. Please read "Special Factors—Interests of Officers and Directors in the Merger" beginning on page 24.

  •
  Appraisal Rights. Stockholders who oppose the merger may exercise appraisal rights, but only if they do not vote in favor of the merger proposal and otherwise comply with the procedures of Section 262 of the Delaware General Corporation Law, which is Delaware's appraisal statute. A copy of Section 262 is included as Annex C to this proxy statement. Please read "Appraisal Rights" beginning on page 30 and Annex C.

  •
  Financing for the Merger; Source and Amount of Funds. The total amount of funds required to complete the merger and the related transactions, including payment of fees and expenses in connection with the merger, is anticipated to be approximately $1.4 billion. This amount is expected to be provided through a combination of (i) equity contributions from the investor group, including certain members of Sports Authority management, totaling approximately $444 million and (ii) debt financing totaling approximately $956 million. Please read "Special Factors—Financing for the Merger; Source and Amount of Funds" beginning on page 21.

  •
  Green Equity Investors IV, L.P. Guaranty. Pursuant to its equity commitment letter, Green Equity Investors IV, L.P., or GEI IV, a private equity fund affiliated with Leonard Green, has agreed to guaranty the obligations of Buyer and Merger Sub under the merger agreement up to the amount of GEI IV's equity commitment. Please read "Special Factors—Financing for the Merger; Source and Amount of Funds" beginning on page 21 and "Special Factors—Guaranty of Buyer's and Merger Sub's Performance by GEI IV" on page 24.

  •
  Material U.S. Federal Income Tax Consequences of the Merger. In general, your receipt of the merger consideration will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, you will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received pursuant to the merger and your adjusted basis in the shares surrendered. However, the tax consequences of the merger to you will depend upon your own particular circumstances. You should consult your own tax advisor in order to fully understand how the merger will affect you. Please read "Special Factors—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 27.

  •
  Treatment of Stock Options. In the merger, all holders of stock options (other than certain members of Sports Authority's current management), will receive in cash the excess, if any, of $37.25 over the applicable per share exercise price for each stock option (whether vested or unvested) held, less any applicable withholding tax. See "The Merger Agreement—Treatment of Stock Options and Other Stock Rights" on p. 34.

  •
  Treatment of Restricted Stock and Restricted Stock Units. In the merger, all holders of restricted shares of Company common stock or restricted stock units (other than certain members of Sports Authority's current management) will receive $37.25 for each restricted share of Company common stock or restricted stock unit held (whether vested or unvested), less any applicable withholding tax. See "The Merger Agreement—Treatment of Stock Options and Other Stock Rights" on p. 34.

  •
  Anticipated Closing of Merger. The merger will be completed after all of the conditions to completion of the merger are satisfied or waived, including the securing of financing, the adoption of the merger agreement by our stockholders, and the absence of legal prohibitions to the merger. We currently expect the merger to be completed in the second quarter of 2006 although we cannot assure completion by any particular date, if at all. Sports Authority will issue a press release and letters of transmittal for your use once the merger has been completed.

  •
  Additional Information. You can find more information about Sports Authority in the periodic reports and other information we file with the SEC. The information is available at the SEC's public reference facilities and at the website maintained by the SEC at http://www.sec.gov. For a more detailed description of the additional information available, please see the section entitled "Where You Can Find More Information" beginning on page 56.

v

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  What Am I Being Asked to Vote On?

A:  You are being asked to vote on the adoption of the merger agreement entered into by and among Sports Authority, Buyer, and Merger Sub. Buyer is a wholly owned subsidiary of GEI IV, a private equity fund affiliated with Leonard Green. Pursuant to the merger agreement, Merger Sub will be merged with and into Sports Authority, with Sports Authority surviving as a wholly owned subsidiary of Buyer. See "The Merger Agreement—The Merger" on page 33.

Q:  When and Where Is the Special Meeting?

A:  The special meeting of stockholders of Sports Authority will be held in [    •    ], on [    •    ], [    •    ] [    •    ], 2006, at [    •    ] local time. See "The Special Meeting" beginning on page 3.

Q:  May I Attend the Special Meeting?

A:  All stockholders of record as of the close of business on [    •    ] [    •    ], 2006, the record date for the special meeting, may attend the special meeting. In order to be admitted to the special meeting, a form of personal identification will be required, as well as either an admission ticket or proof of ownership of Sports Authority common stock. If you are a stockholder of record, your admission ticket is attached to your proxy card.

If your shares are held in the name of a bank, broker or other holder of record, and you plan to attend the special meeting, you must present proof of your ownership of Sports Authority common stock, such as a bank or brokerage account statement or other proof of ownership, to be admitted to the meeting, or you may request an admission ticket in advance. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Sports Authority common stock, to:

The Sports Authority, Inc.
1050 West Hampden Avenue
Englewood, Colorado 80110
Attention: Office of the General Counsel

Please note that if you hold your shares in the name of a bank, broker or other holder of record, and plan to vote at the meeting, you must also present at the meeting a proxy issued to you by the holder of record of your shares.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Q:  Who Can Vote at the Special Meeting?

A:  You can vote at the special meeting if you owned shares of Sports Authority common stock at the close of business on [    •    ], [    •    ] [    •    ], 2006, the record date for stockholders entitled to vote at the special meeting. As of the close of business on that day, approximately [    •    ] shares of Sports Authority common stock were outstanding. See "The Special Meeting" beginning on page 3.

Q:  How Are Votes Counted?

A:  Votes will be counted by the inspector of election appointed for the special meeting, who will separately count "For" and "Against" votes, abstentions and broker non-votes. A "broker non-vote" occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the merger proposal from the beneficial owner. Because under Delaware law adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares of Sports Authority common stock, the failure to vote, broker non-votes and abstentions will have exactly the same effect as voting "Against" the merger proposal.

Q:  How Many Votes Are Required to Approve the Merger Proposal?

A:  Under Delaware law, the affirmative vote of holders of a majority of our outstanding shares of common stock as of the close of business on the record date is required to adopt the merger agreement. As of the close of business on [    •    ], [    •    ] [    •    ], 2006, the record date for stockholders entitled to vote at the special meeting, there were [    •    ] shares of Sports Authority common stock outstanding. This means that under Delaware law, [    •    ] shares or more must vote in the affirmative to adopt the merger agreement. See "The Special Meeting" beginning on page 3.

Q:  How Many Votes Does the Company Already Know Will Be Voted in Favor of the Merger Proposal?

A:  Pursuant to the merger agreement, Buyer and Merger Sub have agreed to vote all shares of Sports Authority common stock beneficially owned by them and to cause all shares of Sports Authority common stock beneficially owned by their affiliates that are controlled by them or members of Sports Authority's Board of Directors to vote in favor of the merger. Sports Authority believes that each member of its Board of Directors and each of Sports Authority's executive officers intend to vote in favor of the merger. Collectively, these persons represent [    •    ] shares of Sports Authority common stock, which is equivalent to approximately [    •    ]% of the total shares of Sports Authority common stock outstanding as of [    •    ] [    •    ], 2006, the record date for stockholders entitled to vote at the special meeting.

Q:  How Many Votes Do I Have?

A:  You have one vote for each share of common stock you own as of the record date.

Q:  If My Shares Are Held in "Street Name" by My Broker, Will My Broker Vote My Shares for Me?

A:  Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker. See "The Special Meeting" beginning on page 3.

Q:  What If I Fail to Instruct My Broker?

A:  Without instructions, your broker will not vote any of your shares held in "street name." Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be deemed votes cast and will have exactly the same effect as a vote "Against" the merger proposal.

Q:  Will My Shares Held in "Street Name" or Another Form of Record Ownership Be Combined for Voting Purposes With Shares I Hold of Record?

A:  No. Because any shares you may hold in "street name" will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an IRA must be voted under the rules governing the account.

Q:  What Happens If I Do Not Vote?

A:  Because the vote required is based on the total number of shares of common stock outstanding on the record date, and not just the shares that are voted, if you do not vote, it will have the exact same effect as a vote "Against" the merger proposal. If the merger is completed, whether or not you vote for the merger proposal, you will be paid the merger consideration for your shares of Company common stock upon completion of the merger, unless you properly exercise your appraisal rights. See "The Special Meeting" beginning on page 3 and "Appraisal Rights" beginning on page 30 and Annex C.

Q:  When Should I Send in My Stock Certificates?

A:  After the special meeting, you will receive a letter of transmittal to complete and return to [    •    ], the exchange agent. In order to receive the merger consideration as soon as reasonably practicable following the completion of the merger, you must send the exchange agent your validly completed letter of transmittal together with your Sports Authority stock certificates as instructed in the separate mailing. You should not send your stock certificates now.

Q:  When Can I Expect to Receive the Merger Consideration For My Shares?

A:  Once the merger is completed, you will be sent in a separate mailing a letter of transmittal and other documents to be delivered to the exchange agent in order to receive the merger consideration. Once you have submitted your properly completed letter of transmittal, Sports Authority stock certificates and other required documents to the exchange agent, the exchange agent will send you the merger consideration.

Q:  I Do Not Know Where My Stock Certificate Is—How Will I Get My Cash?

A:  The materials we will send you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. We may also require that you provide a bond to Sports Authority in order to cover any potential loss.

Q:  What Do I Need to Do Now?

A:  You should indicate your vote on your proxy card and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. You may also vote your proxy by visiting the website shown on your proxy card. The meeting will take place on [    •    ], [    •    ] [    •    ], 2006. See "The Special Meeting" beginning on page 3.

Q:  What Happens If I Sell My Shares of Sports Authority Common Stock Before the Special Meeting?

A:  The record date for stockholders entitled to vote at the special meeting is earlier than the expected date of the merger. If you transfer your shares of Sports Authority common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:  Can I Change My Vote After I Have Mailed in My Proxy Card?

A:  Yes. You can change your vote at any time before we vote your proxy at the special meeting. You can do so in one of three ways: first, you can send a written notice stating that you would like to revoke your proxy to the Corporate Secretary of Sports Authority at the address given below; second, you can request a new proxy card, complete it and send it to the Corporate Secretary of Sports Authority at: 1050 West Hampden Avenue, Englewood, Colorado 80110 or complete a new proxy by visiting the website shown on your proxy card; and third, you can attend the special meeting and vote in person. You should send any written notice or request for a new proxy card to the attention of Corporate Secretary, The Sports Authority, Inc., 1050 West Hampden Avenue, Englewood, Colorado 80110. Voting over the Internet or by mailing in your proxy card will not prevent you from voting in person at the meeting. You are encouraged to submit a proxy even if you plan to attend the special meeting in person. See "The Special Meeting" beginning on page 3.

Q:  Who Can Answer Further Questions?

A:  If you would like additional copies of this proxy statement or a new proxy card or if you have questions about the merger, you should contact our Corporate Secretary, The Sports Authority, Inc., 1050 West Hampden Avenue, Englewood, Colorado 80110. You may also call our proxy solicitor [    •    ] toll-free at [    •    ] (banks and brokers may call collect at [    •    ]).

INTRODUCTION

        This proxy statement and the accompanying form of proxy are being furnished to the holders of shares of common stock, $0.01 par value, of Sports Authority, in connection with the solicitation of proxies by the Board of Directors of Sports Authority for use at the special meeting of the stockholders of Sports Authority to be held in [    •    ], on [    •    ], [    •    ] [    •    ], 2006, at [    •    ] local time.

        We are asking our stockholders to vote on the adoption of the merger agreement, dated as of January 22, 2006, by and among Sports Authority, Buyer and Merger Sub. Buyer is a wholly owned subsidiary of GEI IV, a private equity fund affiliated with Leonard Green. If the merger is completed, Sports Authority will become a wholly owned subsidiary of Buyer, which will then be owned by GEI IV, certain members of Sports Authority's current management and certain other equity investors, and our stockholders (other than Buyer, Merger Sub, Sports Authority or any subsidiary of Sports Authority, and those who perfect their appraisal rights under Delaware law) will have the right to receive $37.25 in cash, without interest, for each share of our common stock.

THE COMPANIES

The Sports Authority, Inc.

        Sports Authority, headquartered in Englewood, Colorado, is one of the nation's largest full-line sporting goods retailers, offering a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. As of December 31, 2005, Sports Authority operated 398 stores in 45 states under The Sports Authority®, Gart Sports®, and Sportmart® names. The Company's e-tailing website, located at thesportsauthority.com, is operated by GSI Commerce, Inc. under license and e-commerce agreements. In addition, a joint venture with AEON Co., Ltd. operates "The Sports Authority" stores in Japan under a licensing agreement.

        Sports Authority maintains its principal executive offices at 1050 West Hampden Avenue, Englewood, Colorado 80110. The Sports Authority's telephone number is (303) 200-5050.

Leonard Green & Partners, L.P. and Green Equity Investors IV, L.P.

        GEI IV, a Delaware limited partnership, is a private investment fund that was formed in 2002 by Leonard Green, a Delaware limited partnership. Leonard Green is a private equity firm that serves as the management company for GEI IV and its affiliated funds.

        The principal business of GEI Capital IV, LLC ("GEI Capital"), is acting as the sole general partner of GEI IV. The managers of GEI Capital are Jonathan D. Sokoloff, John G. Danhakl and Peter J. Nolan. Jonathan A. Seiffer, John M. Baumer and Timothy J. Flynn are members of GEI Capital. Todd M. Purdy is a Vice President at Leonard Green and Usama N. Cortas is an Associate at Leonard Green.

        Green Equity Investors, L.P. ("GEI"), an earlier fund affiliated with Leonard Green, acquired Gart Sports Company in 1994 through a stock distribution from Thrifty Corporation pursuant to which it acquired approximately 85.7% of the Gart Sports Company shares. Gart Sports Company became a publicly-traded company in 1998 in connection with Gart Sports Company's merger with Sportmart, Inc. Following that merger, GEI held 61% of the outstanding shares of Gart Sports Company. Following the Gart Sports Company merger with Sports Authority in 2003, GEI held approximately 13% of the post-merger company. In December 2003, GEI sold 1.1 million shares of stock, reducing its beneficial interest in Sports Authority to approximately 8%. In December 2004, GEI distributed all of its remaining shares of Sports Authority to its partners. Additionally, Leonard Green had a management services agreement with Gart Sports Company that was terminated in September 2003 when, in connection with the merger of Gart Sports Company, Sports Authority bought out the remainder of the contract term.

        The business address for each of GEI IV, GEI Capital and Leonard Green is 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025 and their telephone number is (310) 954-0444.

Slap Shot Holdings Corp.

        Slap Shot Holdings Corp., a Delaware corporation, was formed by GEI IV solely for the purpose of owning Sports Authority after the merger. Buyer has not engaged in any business except in anticipation of the merger. The principal executive offices of Buyer are located at 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025 and its telephone number is (310) 954-0444.

SAS Acquisition Corp.

        SAS Acquisition Corp., a Delaware corporation, was formed by Buyer solely for the purpose of completing the merger. SAS Acquisition Corp. is wholly owned by Buyer and has not engaged in any business except in anticipation of the merger. The principal executive offices of SAS Acquisition Corp. are located at 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025 and its telephone number is (310) 954-0444.

THE SPECIAL MEETING

The Purpose

        This proxy statement is being furnished to the stockholders of The Sports Authority, Inc. ("Sports Authority" or the "Company") as part of the solicitation of proxies by the Company's Board of Directors for use at a special meeting of stockholders to be held at [    •    ] on [    •    ], [    •    ] [    •    ], 2006, starting at [    •    ] local time. The purpose of the special meeting is for the Company's stockholders to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 22, 2006, by among the Company, Slap Shot Holdings Corp., or Buyer, and SAS Acquisition Corp., or Merger Sub, a wholly owned subsidiary of Buyer, which provides for the merger of Merger Sub with and into the Company. Buyer is a wholly owned subsidiary of Green Equity Investors IV, L.P., or GEI IV, a private equity fund affiliated with Leonard Green & Partners, L.P., or Leonard Green. A copy of the merger agreement is attached to this proxy statement as Annex A. In the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement, stockholders may also be asked to vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies. This proxy statement and the enclosed form of proxy are first being mailed to the Company's stockholders on or about [    •    ], [    •    ] [    •    ], 2006.

        On January 22, 2006, our Board of Directors (other than those directors who are members of Sports Authority management or affiliated with Leonard Green who recused themselves) unanimously (1) determined that the merger and the merger agreement are fair to and in the best interests of Sports Authority's stockholders and (2) approved the merger agreement and the transactions contemplated thereby, including the merger. Our Board of Directors (other than those directors who are members of Sports Authority management or affiliated with Leonard Green who recused themselves) unanimously recommends that you vote FOR the adoption of the merger agreement.

        Our Board of Directors knows of no other matter that will be presented for consideration at the special meeting. If any other matter properly comes before the special meeting, including any adjournment of the special meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date and Voting

        The holders of record of common stock, par value $0.01, of Sports Authority as of the close of business on [    •    ], [    •    ] [    •    ], 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [    •    ] shares of Sports Authority common stock outstanding, with each share entitled to one vote.

        The holders of a majority of the outstanding shares of Sports Authority common stock on [    •    ] [    •    ], 2006, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Any shares of Sports Authority common stock held in treasury by the Company or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. "Broker non-votes" result when brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those proposals.

        The adoption of the merger agreement and thereby approval of the merger requires the affirmative vote of holders representing at least a majority of the outstanding shares of Sports

Authority common stock outstanding on [    •    ] [    •    ], 2006, the record date for the special meeting. Shares that are present but not voted, either by abstention or non-vote (including broker non-vote), will be counted for purposes of establishing a quorum. BECAUSE APPROVAL OF THE MERGER REQUIRES THE APPROVAL OF HOLDERS REPRESENTING A MAJORITY OF THE OUTSTANDING SHARES OF SPORTS AUTHORITY COMMON STOCK, FAILURE TO VOTE YOUR SHARES OF SPORTS AUTHORITY STOCK (INCLUDING IF YOU HOLD THROUGH A BROKER OR OTHER NOMINEE) WILL HAVE EXACTLY THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

        The approval of the proposal to adjourn the special meeting if there are not sufficient votes to approve the merger requires the affirmative vote of holders representing a majority of the shares present in person or by proxy at the special meeting. The persons named as proxies may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to approve the merger agreement will be voted in favor of any adjournment of the special meeting.

        Under Delaware law, holders of shares of Sports Authority common stock are entitled to appraisal rights in connection with the merger. In order to exercise appraisal rights, you must comply with all of the requirements of Delaware law. See "Appraisal Rights" beginning on page 30 and Annex C for information on the requirements of Delaware law regarding appraisal rights.

How You Can Vote

        Each share of Sports Authority common stock outstanding on [    •    ], [    •    ] [    •    ], 2006, the record date for stockholders entitled to vote at the special meeting, is entitled to vote at the special meeting. Adoption of the merger agreement and approval of the merger requires the affirmative vote of holders representing at least a majority of the outstanding shares of Sports Authority common stock. BECAUSE APPROVAL OF THE MERGER REQUIRES THE APPROVAL OF HOLDERS REPRESENTING A MAJORITY OF THE OUTSTANDING SHARES OF SPORTS AUTHORITY COMMON STOCK, FAILURE TO VOTE YOUR SHARES OF SPORTS AUTHORITY STOCK (INCLUDING IF YOU HOLD THROUGH A BROKER OR OTHER NOMINEE) WILL HAVE EXACTLY THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

You may vote your shares as follows:

    Voting by Mail.    If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

    Voting by Internet.    You can also vote your proxy via the Internet. The website for Internet voting is on your proxy card, and voting is also available 24 hours a day.

    Voting in Person.    You can also vote by appearing and voting in person at the special meeting.

        If you vote via the Internet you should not return your proxy card. Instructions on how to vote via the Internet are located on the proxy card enclosed with this proxy statement.

        If you vote your shares of Sports Authority common stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card or Internet proxy. If no instructions are indicated on your signed proxy card, all of your shares of Sports Authority common stock will be voted FOR the adoption of the merger agreement and approval of any proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. You should return a proxy by mail or via the Internet even if you plan to attend the special meeting in person.

Stock Ownership of Certain Persons

        As of [    •    ], [    •    ] [    •    ], 2006, the record date for stockholders entitled to vote at the special meeting, the directors and executive officers of Sports Authority owned, in the aggregate, [    •    ] shares of Sports Authority common stock, or collectively approximately [    •    ]% of the outstanding shares of Sports Authority common stock. Sports Authority believes that each of its directors and executive officers intend to vote in favor of the adoption of the merger.

How You May Revoke or Change Your Vote

        You can revoke your proxy at any time before it is voted at the special meeting by:

  •
  giving written notice of revocation to the Secretary of the Company;

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  submitting another proper proxy by Internet or later-dated written proxy; or

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  attending the special meeting and voting by paper ballot in person. If your Sports Authority shares are held in the name of a bank, broker, trustee or other holder of record, including the trustee or other fiduciary of an employee benefit plan, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

Proxy Solicitation

        The Company will pay the costs of soliciting proxies for the special meeting. Officers, directors and employees of Sports Authority may solicit proxies by telephone, mail, the Internet or in person. However, they will not be paid for soliciting proxies. Sports Authority also will request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. [    •    ] has been retained by the Company to assist it in the solicitation of proxies, using the means referred to above, and will receive a fee of $[    •    ], plus reimbursement of out-of-pocket expenses.

Adjournments

        Although it is not expected, the special meeting may be adjourned for, among other reasons, the purpose of soliciting additional proxies to a date not later than 90 days after the date of the special meeting. You should note that the meeting could be successively adjourned to a specified date not longer than 90 days after such initial adjournment. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already sent in their proxies will be able to revoke them at any time prior to their use. The persons named as proxies may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any adjournment of the special meeting.

SPECIAL FACTORS

Background of the Merger

        Leonard Green has a prior relationship with the Company. This history is described in the section entitled "THE COMPANIES—Leonard Green & Partners, L.P. and Green Equity Investors IV, L.P." beginning on page 1.

        On September 21, 2004, Leonard Green, on behalf of GEI IV, made an unsolicited proposal to acquire all of the outstanding shares of the Company for a price of $27.50 per share, which represented a premium of 16% to the Company's market price at that time (the "2004 Proposal"). In response to the approach by Leonard Green, the Company's board of directors formed a special committee, consisting of members of the Company's board of directors not affiliated with management or Leonard Green (the "2004 Special Committee"), to evaluate the 2004 Proposal. The 2004 Special Committee engaged Wachtell, Lipton, Rosen & Katz ("Wachtell Lipton") as its legal advisor and Merrill, Lynch & Co. ("Merrill Lynch") as its financial advisor. Discussions and negotiation between the 2004 Special Committee and Leonard Green during October and early November 2004 led to Leonard Green increasing its offer for the Company to $31.00 per share. After due consideration, the 2004 Special Committee ultimately rejected the 2004 Proposal.

        After failing to reach agreement on a transaction in late 2004, Green Equity Investors, L.P., the earlier investment fund in which Leonard Green then held Company shares, disposed of all of its remaining shares in the Company by way of a pro rata distribution to its members on December 10, 2004. After this sale, Leonard Green itself beneficially directly owned 3,404 shares (excluding Company shares owned by Jonathan D. Sokoloff, a partner of Leonard Green and member of the Company's board of directors). Mr. Sokoloff remained on the Company's board of directors following the distribution.

        On October 24, 2005, Leonard Green, on behalf of GEI IV, sent a letter to the Company's board of directors proposing to acquire all of the Company's outstanding shares for $34.00 per share. The Company's board of directors formed a special committee consisting of all the members of the Company's board of directors not affiliated with management or Leonard Green (the "Special Committee") to evaluate the offer. Wachtell Lipton was engaged to serve as legal counsel to the Special Committee. Following a telephonic meeting of the Special Committee and Wachtell Lipton on October 28, 2005, Merrill Lynch was engaged to serve as financial advisor to the Special Committee.

        On November 17, 2005, the Special Committee, together with representatives of Wachtell Lipton and Merrill Lynch, met in Dallas, Texas, to consider the $34.00 per share proposal by Leonard Green. After due consideration, the Special Committee rejected the $34.00 offer as inadequate. The Special Committee instructed Merrill Lynch to convey to Leonard Green its decision and also to inform Leonard Green that, if it wished to propose a transaction at a higher price, it should also address certain terms of any proposed transaction, including the level of certainty that any transaction announced would be consummated and the Special Committee's right to solicit alternative proposals.

        On November 30, 2005, the Company received a revised proposal from Leonard Green to acquire all of the Company's outstanding shares for $36.00 per share. The letter from Leonard Green also addressed certain specific terms of its proposal, including its willingness to permit the Special Committee to actively solicit competing proposals to acquire the Company for a period of 10 days after announcing a transaction, and to terminate such definitive transaction if a superior proposal emerged. On December 6, 2005, the Special Committee held a telephonic meeting in which representatives of Wachtell Lipton and Merrill Lynch participated. The Special Committee discussed with its advisors the benefits and risks of conducting an auction for the Company as opposed to conducting a reasonable post-signing market check. After further discussion, the Special Committee resolved to reconvene in Dallas, Texas on December 20, 2005 to further consider Leonard Green's $36.00 proposal.

        On December 20, 2005 the Special Committee and representatives of Wachtell Lipton and Merrill Lynch met in Dallas, Texas to further consider Leonard Green's $36.00 proposal. After consideration, the Special Committee resolved to reject the $36.00 proposal as inadequate. After communicating this to Leonard Green, Leonard Green verbally offered to increase its offer initially to $36.75 and ultimately to $37.25 per share. Leonard Green also agreed that the Company would be permitted to solicit competing proposals for 20 days after signing a definitive acquisition agreement. Leonard Green also indicated that it would seek to secure the participation of the Company's key management prior to entering into a definitive agreement so that the transaction would not be subject to any condition for employee involvement. The Special Committee resolved that the specific terms offered by Leonard Green were a sufficient basis to authorize its advisors to explore further the possibility of entering into a transaction with Leonard Green, to permit Leonard Green to conduct due diligence on the Company for a 20 day period (subject to signing a confidentiality agreement) and engage in discussions with the Company's senior management regarding their participation in a potential transaction, and to seek to negotiate a definitive merger agreement, subject to the approval of the Special Committee and the Company's board of directors.

        On December 22, 2005, the Company and Leonard Green entered into a confidentiality agreement, and Leonard Green and its representatives commenced their due diligence investigation shortly thereafter.

        On January 4, 2006, Gibson Dunn & Crutcher LLP ("Gibson Dunn"), counsel to Leonard Green, delivered to Wachtell Lipton a draft merger agreement.

        On January 5, 2006, members of the Company's management gave a due diligence presentation to Leonard Green and several potential sources of equity and debt financing for the proposed transaction in Los Angeles, California. Representatives of Wachtell Lipton and Merrill Lynch also attended this presentation. At the presentation, representatives of the Company's management provided information regarding the Company's operations, the recent performance of the Company's business as well as its business plan and future prospects.

        Between January 12 and January 22, Wachtell Lipton and Gibson Dunn negotiated the terms of the merger agreement.

        On January 13, 2006, Sports Authority senior executive management engaged Paul, Weiss, Rifkind, Wharton & Garrison LLP ("Paul Weiss") to act as legal advisor to the members of the Company's management ("Reinvesting Management") that would be reinvesting in the company upon completion of the merger.

        Throughout the week of January 16, 2006, Leonard Green and its representatives continued their due diligence investigation and Leonard Green's and the Special Committee's respective legal advisors continued to negotiate the terms of the merger agreement. Leonard Green, Reinvesting Management and their respective legal advisors continued to negotiate the terms of the management arrangements.

        On Sunday, January 22, 2006, the Special Committee and the Company's board of directors (excluding members of the Company's management and affiliates of Leonard Green who recused themselves) met in joint session at the offices of Wachtell Lipton in New York, New York to consider the proposed transaction. Representatives of Wachtell Lipton and Merrill Lynch were in attendance. At the meeting, the Special Committee received an update on the state of the Company's business from members of management, and representatives of Wachtell Lipton discussed the Special Committee's fiduciary duties, summarized the terms of the draft merger agreement, discussed considerations relating to Leonard Green's proposed financing commitments for the transaction and discussed various other issues. Representatives of Wachtell Lipton explained that the primary open issue on the merger agreement was the size of the termination fee that would be payable to Leonard Green if the Company terminated the merger agreement under certain circumstances. During a short break in the meeting,

Gordon D. Barker, the chair of the Special Committee, together with a representative of Merrill Lynch, called Mr. Sokoloff and explained that Leonard Green's current proposal for the termination fee of $36.5 million was too high and that the Special Committee would not agree to a termination fee greater than $30 million. Mr. Sokoloff agreed to a $30 million termination fee.

        At the meeting, the Special Committee received a presentation from Merrill Lynch on the financial aspects of the transaction. Merrill Lynch also delivered to the Special Committee its opinion that, as of that date, the consideration to be received in the merger by the Company's shareholders (other than Leonard Green and its affiliates) was fair, from a financial point of view, to such shareholders.

        After consideration and deliberation, the Special Committee unanimously resolved to approve the merger agreement and the proposed merger and to recommend that the Company's shareholders adopt the merger agreement at a special meeting.

        Following the end of the Special Committee meeting, representatives of Wachtell Lipton and representatives of Gibson Dunn completed negotiating the remaining details of the merger agreement. Representatives of each of Leonard Green and Reinvesting Management concluded the negotiations regarding the management arrangements. Later that day, the definitive financing commitments were delivered and the management arrangements and the merger agreement were executed. The following morning, a press release was issued announcing the transaction.

        On Monday, January 23, pursuant to the solicitation provisions in the merger agreement, Merrill Lynch contacted certain potential acquirers that they had identified and discussed with the Special Committee. Over the following weeks, confidentiality agreements were entered into with certain interested parties and certain information regarding the Company was provided to them. The solicitation period ended at 12:01 AM on Sunday, February 12, 2006.

Fairness of the Merger; Recommendation of Sports Authority's Board of Directors

        In this section, we refer to the Sports Authority Board of Directors, other than those directors who are members of Sports Authority's management or affiliated with Leonard Green, each of whom recused himself from the deliberations and the vote with respect to the merger, as the Board. The Board believes that the merger is fair to and in the best interests of Sports Authority stockholders. On January 22, 2006, the Board, meeting in joint session with the Special Committee, approved the merger agreement and authorized the transactions contemplated by the merger agreement, including the merger, and recommended that Sports Authority stockholders adopt the merger agreement. In reaching these conclusions, the Board considered the following material factors, among others:

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  Sports Authority's historical and current financial performance and results of operations, its prospects and long-term strategy, its competitive position in its industry, the outlook for the sporting goods retailing industry and general economic and stock market conditions;

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  the historical market prices of Sports Authority common stock and recent trading activity, including the fact that the $37.25 per share merger consideration represented a 20% premium over Sports Authority's closing stock price on January 20, 2006 (the last business day prior to the announcement of the transaction), and a 22% premium over Sports Authority's average share price for the one-month period ended January 20, 2006;

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  its belief, based on, among other things, the directors' experience with and understanding of the Company and its industry, that the Sports Authority stock price was not likely to trade at or above the $37.25 price offered in the merger in the near future;

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  the financial analysis reviewed by Merrill Lynch at the Board meeting on January 22, 2006, and the opinion of Merrill Lynch, described in detail under "Special Factors—Opinion of Sports Authority's Financial Advisor" that, as of January 22, 2006 and based on and subject to the various factors, assumptions and limitations set forth in its opinion, the $37.25 per share merger consideration to be received by holders of shares of Sports Authority common stock was fair from a financial point of view to the holders of such shares, other than Leonard Green and its affiliates;

  •
  its belief, based on, among other things, the data provided by Merrill Lynch, Sports Authority's financial advisor, that the $37.25 per share merger consideration compared favorably to the high end of the range of fair values for Sports Authority common stock as set forth in the Merrill Lynch analysis. See "—Opinion of Sports Authority's Financial Advisor" beginning on page 12 and Annex B.

  •
  that the consideration to be paid in the merger is all cash, which provides certainty of value to the Sports Authority stockholders;

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  the terms of the merger agreement, including the fact that the merger agreement contains provisions that permit Sports Authority to conduct a post-signing market test to ensure that the $37.25 per share price provided in the Leonard Green transaction is the best available to Sports Authority's stockholders, including (i) a 20-day period during which Sports Authority, under the direction of the Special Committee, was permitted to actively seek competing proposals for a business combination or acquisition, (ii) the right, even after the end of the 20-day solicitation period, subject to certain conditions, to explore unsolicited proposals and to terminate the merger agreement and accept a "Superior Proposal" prior to stockholder approval of the merger agreement, subject to payment of a customary break-up fee;

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  the fact that all of the members of the Board, some of whom have significant investments in Sports Authority stock, were unanimous in their determination to approve the merger agreement;

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  the fact that the merger agreement is subject to limited conditions, including the fact that Buyer delivered financing commitments from reputable and financially sound lenders that, together with the equity commitments received, are sufficient to pay the merger consideration; and

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  the fact that the transaction will be subject to the approval of Sports Authority stockholders and that Leonard Green and its affiliates, together with Sports Authority's management, do not own a significant enough interest in the voting shares of Sports Authority to substantially influence the outcome of the stockholder vote.

        The Board also believed the process by which Sports Authority entered into the merger agreement with Buyer and Merger Sub was fair, and in reaching that determination the Board took into account, in addition to the factors above, the following:

  •
  the fact that the consideration and negotiation of the Leonard Green transaction was conducted entirely under the oversight of the members of the Special Committee consisting of all members of the Sports Authority board of directors other than those directors who are members of management or affiliated with Leonard Green, and that they were advised by independent legal counsel and an internationally-recognized financial advisor selected by them; and

  •
  the Special Committee's extensive, arm's-length negotiations with Leonard Green over several months, which, among other things, resulted in an increase in the merger consideration from $34.00 to $37.25 per share, a 9.6% increase.

        The Board was aware of and also considered the following adverse factors associated with the merger, among others:

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  at various times over the past several years, Sports Authority's stock price traded in excess of the $37.25 merger consideration, although the Board believed it was unlikely that Sports Authority stock would trade in excess of $37.25 in the near term;

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  that the transaction is subject to a financing condition and that Leonard Green does not on its own possess sufficient funds to complete the transaction;

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  that the public stockholders of Sports Authority will have no ongoing equity participation in the surviving corporation following the merger, meaning that the public stockholders will cease to participate in Sports Authority's future earnings or growth, or to benefit from any increases in the value of Sports Authority stock;

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  that the proposed merger will be a taxable transaction for Sports Authority stockholders whose shares are converted into cash in the merger;

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  that if the merger is not completed, Sports Authority will be required to pay its fees associated with the transaction as well as, under certain circumstances, reimburse Leonard Green for its out-of-pocket expenses associated with the transaction;

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  that Sports Authority will be required to pay Leonard Green a termination fee if the merger agreement is terminated under certain circumstances; and

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  that if the merger is not completed, Sports Authority may be adversely affected due to potential disruptions in its operations.

        In addition, the Board was aware of the interests of executive officers and directors of Sports Authority described under "Special Factors—Interests of Officers and Directors in the Merger" beginning on page 24.

        In analyzing the transaction, the Board relied on the analyses and methodologies used by Merrill Lynch as a whole to evaluate the going concern value of Sports Authority. Merrill Lynch's analyses were based upon certain management-provided scenarios and assumptions, but did not include an independent analysis of the liquidation value or book value of Sports Authority. The Board did not consider liquidation value as a factor because Sports Authority is a viable going concern business and the trading history of Sports Authority's common stock is an indication of its value as such. In addition, due to the fact that Sports Authority is being sold as a going concern, the Board did not consider the liquidation value of Sports Authority relevant to a determination as to whether the merger is fair to the holders of common stock of Sports Authority other than Leonard Green and its affiliates. Further, the Board did not consider net book value a material indicator of the value of Sports Authority because it understates its value as a going concern, but is instead indicative of historical costs.

        In view of the large number of factors considered by the Board in connection with the evaluation of the merger agreement and the merger and the complexity of these matters, except as expressly noted above, the Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision, nor did it evaluate whether these factors were of equal importance. In addition, each director may have given different weight to the various factors. The Special Committee and the Board held extensive discussions with Merrill Lynch with respect to the quantitative and qualitative analyses of the financial terms of the merger. The Special Committee and the Board conducted a discussion of, among other things, the factors described above, including asking questions of Sports Authority management and its financial and legal advisors, and reached the conclusion that the merger is fair to and in the best interests of Sports Authority stockholders. Other than as described in this proxy statement, Sports Authority is not aware of any firm offers by any other person during the prior two years for a merger or consolidation of Sports Authority with another company, the sale or transfer of all or substantially all of Sports Authority's assets or a purchase of Sports Authority's securities that would enable such person to exercise control of Sports Authority.

The Leonard Green Entities' Purpose and Reasons for the Merger

        The purposes of GEI IV and its affiliates, Buyer and Merger Sub, for engaging in the merger are to enable GEI IV and its co-investors to obtain a controlling interest in Sports Authority and to enable Sports Authority stockholders to realize a premium on their shares of Sports Authority. Because GEI IV contemplated that existing management, including the Management Investors, would continue to operate Sports Authority following the completion of the merger, it was important to GEI IV that the Management Investors have an ownership interest in Buyer following the completion of the merger. Buyer and Merger Sub were formed for the purpose of engaging in the merger and the other transactions contemplated by the merger agreement.

Position of Leonard Green Regarding the Fairness of the Merger

        Under a possible interpretation of the rules governing "going private" transactions, GEI IV, Leonard Green, Buyer and Merger Sub may be deemed to be affiliates of Sports Authority and required to express their beliefs as to the fairness of the merger to Sports Authority's unaffiliated stockholders. Each of GEI IV, Leonard Green, Buyer and Merger Sub (collectively the "Leonard Green Entities") believes that the merger is fair to Sports Authority's unaffiliated stockholders on the basis of the factors described under "—Fairness of the Merger; Recommendation of Sports Authority's Board of Directors" and the additional factors described below.

        In this section, we refer to the Sports Authority board of directors, other than those directors who are members of Sports Authority's management or affiliated with Leonard Green, who recused themselves from the deliberations and the vote with respect to the merger, as the Board. In particular, Jonathan D. Sokoloff, a partner of Leonard Green and a manager and member of the general partner of GEI IV and a director of Buyer, Merger Sub and Sports Authority, abstained from participating in the deliberations of the Sports Authority board of directors with respect to the merger, as did John Douglas Morton, the Chief Executive Officer and Chairman of the Sports Authority board of directors.

        GEI IV, its general partner, Leonard Green, Buyer and Merger Sub did not participate in the deliberations of the Special Committee or the Board regarding, or receive advice from Sports Authority's legal or financial advisor as to, the fairness of the merger. Based on these entities' knowledge and analysis of available information regarding Sports Authority, as well as discussions with members of Sports Authority's senior management regarding the factors considered by, and findings of, the Board discussed in this proxy statement in the sections entitled "Fairness of the Merger; Recommendation of Sports Authority's Board of Directors," the Leonard Green Entities believe that the merger is fair to Sports Authority's unaffiliated security holders. In particular, the Leonard Green Entities considered the following:

  •
  no member of the Sports Authority board of directors, except for Mr. Sokoloff and Mr. Morton, has an interest in the merger that is different from, or in addition to, the interests of Sports Authority's unaffiliated security holders generally, although the merger agreement does include customary provisions for indemnity and the continuation of liability insurance for Sports Authority's officers and directors;

  •
  the Special Committee and the Board, determined, by the unanimous vote of all members of the Board, that the merger is fair to, and in the best interests of, Sports Authority and its stockholders, including its unaffiliated security holders;

  •
  the per share price of $37.25 represents a 20% premium to the closing price of Sports Authority's stock on January 20, 2006 of $31.05; and

  •
  the merger will provide consideration to Sports Authority's stockholders entirely in cash.

        The Leonard Green Entities believe that the merger is procedurally fair to Sports Authority's unaffiliated security holders based upon the following factors:

  •
  no member of the Sports Authority board of directors, except for Messrs. Morton and Sokoloff, has an interest in the merger that is different than, or in addition to, the interests of Sports Authority's unaffiliated security holders generally, although the merger agreement does include customary provisions for indemnity and the continuation of liability insurance for Sports Authority's officers and directors;

  •
  the Special Committee, consisting solely of directors who are not officers or employees of Sports Authority, and who have no financial interest in the merger different from Sports Authority's unaffiliated security holders generally, was given exclusive authority to, among other things, review, evaluate and negotiate the terms of the proposed merger;

  •
  the $37.25 per share cash consideration and the other terms and conditions of the merger agreement resulted from extensive arm's-length negotiations between Leonard Green and its advisors, on the one hand, and the Special Committee and its advisors, on the other hand;

  •
  the terms of the merger agreement provide for a post-signing "go-shop" period which permitted the Special Committee to solicit competing acquisition proposals for the 20-day period beginning on January 22, 2006; and

  •
  the merger was unanimously approved by the Board.

        The foregoing discussion of the information and factors considered and given weight by the Leonard Green Entities in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by them. The Leonard Green Entities did not find it practicable to, and did not quantify or otherwise attach relative weights to the foregoing factors in reaching its position as to the fairness of the merger agreement and the merger. The Leonard Green Entities believe these factors provide a reasonable basis upon which to form their belief that the merger is fair to Sports Authority's stockholders (other than members of management who will invest in equity securities of Buyer). This belief should not, however, be construed as a recommendation to any Sports Authority stockholder to approve the merger agreement. The Leonard Green Entities do not make any recommendation as to how stockholders of Sports Authority should vote their shares relating to the merger or any related transaction.

Opinion of Sports Authority's Financial Advisor

        The Special Committee retained Merrill Lynch to act as its financial advisor in connection with its analysis and consideration of the various strategic alternatives available to Sports Authority, including the merger. At the joint meeting of the Special Committee and the Sports Authority board of directors, other than members of management and affiliates of Leonard Green who recused themselves, on January 22, 2006, Merrill Lynch rendered its oral opinion, which opinion was later confirmed by delivery of a written opinion as of the same date, that as of that date, and subject to and based on the various assumptions made, procedures followed, matters considered and qualifications and limitations of the review set forth therein, the merger consideration of $37.25 in cash per share of Sports Authority common stock was fair from a financial point of view to holders of Sports Authority's common stock other than Leonard Green and its affiliates.

        The full text of the written opinion of Merrill Lynch, dated January 22, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Merrill Lynch, is attached as Annex B to this proxy statement. You should read the written opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the written opinion.

        The Merrill Lynch opinion is for the use and benefit of the Special Committee and addressed only the fairness, as of the date of the opinion, from a financial point of view, of the merger consideration to the holders of shares of Sports Authority common stock other than Leonard Green and its affiliates.

        The opinion of Merrill Lynch does not address any other aspect of the merger, including the merits of the underlying decision by Sports Authority to engage in the merger, and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed merger or any matter related thereto. In addition, Sports Authority did not ask Merrill Lynch to address, and the opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Sports Authority, other than the holders of Sports Authority common stock.

        In arriving at its opinion, Merrill Lynch, among other things:

  •
  reviewed certain publicly available business and financial information relating to Sports Authority that it deemed to be relevant;

  •
  reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Sports Authority furnished to it by Sports Authority;

  •
  conducted discussions with members of senior management of Sports Authority;

  •
  reviewed the market prices and valuation multiples for Sports Authority common stock and compared them with those of certain publicly traded companies that it deemed to be relevant;

  •
  reviewed the results of operations of Sports Authority and compared them with those of certain publicly traded companies that it deemed to be relevant;

  •
  compared the proposed financial terms of the merger with the financial terms of certain other transactions that it deemed to be relevant;

  •
  participated in certain discussions and negotiations among representatives of Sports Authority and Leonard Green and their financial and legal advisors;

  •
  reviewed a draft of the merger agreement, dated January 21, 2006, including all schedules and exhibits thereto; and

  •
  reviewed such other financial studies and analyses and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

        In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available. Merrill Lynch did not assume any responsibility for independently verifying such information and did not undertake an independent evaluation or appraisal of any of the assets or liabilities of Sports Authority. Merrill Lynch was not furnished with any such evaluation or appraisal, nor did Merrill Lynch evaluate the solvency or fair value of Sports Authority under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Sports Authority. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Sports Authority, Merrill Lynch assumed that this information was reasonably prepared and reflected the best currently available estimates and judgment of Sports Authority's management as to Sports Authority's expected future financial performance. Merrill Lynch also assumed that the final form of the merger agreement would be substantially similar to the last draft it had reviewed.

        Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to it as of, the date of the opinion.

        Financial Analyses.    At the January 22, 2006 joint meeting of the Special Committee and the Sports Authority board of directors, other than members of management and affiliates of Leonard Green who recused themselves, and in connection with preparing its opinion for the Special Committee, Merrill Lynch made a presentation of certain financial analyses of the proposed merger.

        The following is a summary of the material analyses contained in the presentation that was delivered to the Special Committee. Some of the summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch, the table must be read together with the accompanying text of each summary. The table alone does not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

        The fact that any specific analysis has been referred to in the summary below and in this proxy statement is not meant to indicate that such analysis was given more weight than any other analysis; in reaching its conclusion, Merrill Lynch arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes the totality of the factors considered and performed by Merrill Lynch in connection with its opinion operated collectively to support its determinations as to the fairness of the merger consideration from a financial point of view to the holders of shares of Sports Authority common stock other than Leonard Green and its affiliates. Merrill Lynch did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

        In arriving at its opinion, Merrill Lynch made its determination as to the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration to Sports Authority's stockholders (other than Leonard Green and its affiliates) on the basis of the multiple, financial and comparative analyses described below. The following summary is not a complete description of all of the analyses performed and factors considered by Merrill Lynch in connection with its opinion, but rather is a summary of the material financial analyses performed and factors considered by Merrill Lynch. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis.

        With respect to the analysis of publicly traded companies and the analysis of transactions summarized below, such analyses reflect selected companies and transactions, and not necessarily all companies or transactions, that may be considered relevant in evaluating Sports Authority or the merger. In addition, no company or transaction used as a comparison is either identical or directly comparable to Sports Authority or the merger. These analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

        The estimates of future performance of Sports Authority provided by Sports Authority's management in or underlying Merrill Lynch's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond Sports Authority's control. Estimates of the financial value of companies do not purport to be appraisals or reflect the prices at which such companies actually may be sold.

        The merger consideration to be paid per share of Sports Authority's common stock was determined through negotiation between Sports Authority and Leonard Green and the decision to enter into the merger was solely that of Leonard Green and Sports Authority. The opinion and financial analyses of Merrill Lynch were only one of many factors considered by Sports Authority in its evaluation of the merger and should not be viewed as determinative of the views of Sports Authority with respect to the merger or the merger consideration.

        Summary of Imputed Share Values.    Merrill Lynch assessed the fairness of the per share merger consideration to the holders of shares of Sports Authority common stock other than Leonard Green and its affiliates by assessing the value of Sports Authority using several methodologies, including an analysis of historical stock prices, a comparable companies analysis using valuation multiples from selected publicly traded companies, a discounted cash flow analysis, an analysis of the present value of Sports Authority's current three-year plan, an analysis of the present value of a potential recapitalization, a leveraged buyout analysis and a comparable acquisitions analysis, each of which is described in more detail in the summaries set forth below. Each of these methodologies was used to generate imputed valuation ranges that were then compared to the per share merger consideration.

        The following table shows the ranges of imputed valuation per common share of Sports Authority derived under each of these methodologies. The table should be read together with the more detailed summary of each of these valuation analyses as set forth below. The values in the analyses summarized below, other than the stock price as of January 20, 2006, which was $31.05, have been rounded to the nearest $0.25.

	Imputed Valuation Per Common Share
Valuation Methodology
	Minimum	Maximum
Historical Stock Price Analysis	$23.75	$34.25
Comparable Companies Analysis	$27.00	$34.00
Discounted Cash Flow Analysis	$31.50	$39.00
Present Value of Current Plan	$24.50	$28.50
Present Value of Potential Recapitalization	$25.75	$29.50
Leveraged Buyout Analysis	$34.75	$37.75
Comparable Acquisitions Analysis	$34.00	$40.50

        Historical Stock Price Analysis.    Merrill Lynch reviewed the closing high and closing low stock prices of Sports Authority on the New York Stock Exchange for the 52 weeks ended January 20, 2006, which were $34.25 and $23.75, respectively.

        Comparable Companies Analysis.    Merrill Lynch reviewed certain financial information of publicly traded companies that it deemed comparable to Sports Authority. The comparable companies were Hibbett Sporting Goods, Inc., Big 5 Sporting Goods Corporation, Cabela's Incorporated, Dick's Sporting Goods, Inc., Sport Chalet, Inc. and Gander Mountain Company.

        No company used in the comparable companies analysis possessed characteristics identical to those of Sports Authority. Accordingly, an analysis of the results of the comparable companies necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies, as well as other factors that could affect the public trading value of the selected companies and Sports Authority. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable company data. Merrill Lynch based its analysis in part on projections and estimates provided by Sports Authority's management. Merrill Lynch performed this analysis to understand the range of estimated price to earnings, or P/E, ratio, estimated price to earnings to growth rate, or PEG ratio, and multiples of estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, of these comparable companies based upon market prices. In addition, Merrill Lynch reviewed certain operating metrics for these companies, such as operating profit margin, earnings per share five year growth rate, and sales per square foot to analyze the relative valuation of these companies. Merrill Lynch calculated certain financial ratios of these comparable companies based on the most recent publicly available information, including multiples of:

  •
  estimated P/E ratio for the fiscal year 2006;

  •
  estimated PEG ratio for the fiscal year 2006; and

  •
  enterprise value to estimated EBITDA for the fiscal year 2005.

        Based in part on the multiples described above, Merrill Lynch derived indications of the aggregate value of Sports Authority by applying multiples ranging from 12.0x to 15.0x to Sports Authority's estimated 2006 earnings per share of $2.26 based on Sports Authority's management's estimates. Merrill Lynch utilized these selected multiples after considering the current market conditions and the size and diversification of operations of the comparable companies, among other things. The resulting indicated range of value was $27.00 to $34.00, as compared to the merger consideration of $37.25 per share.

        Discounted Cash Flow Analysis.    Merrill Lynch performed a discounted cash flow analysis of Sports Authority as a stand-alone entity. Merrill Lynch calculated the discounted cash flow values for Sports Authority as the sum of the present values of:

  •
  the estimated future free cash flows that Sports Authority would generate for the fiscal year ending 2006 through the fiscal year ending 2010; and

  •
  the terminal value of Sports Authority at the end of that period.

        The estimated future free cash flows were based on Sports Authority's management's estimates for the years 2006 through 2008 and Merrill Lynch's estimates with Sports Authority's management's guidance for the years 2009 through 2010. The terminal value multiples for Sports Authority were calculated based on projected 2010 EBITDA and a range of multiples from 6.0x to 7.0x. Merrill Lynch used discount rates ranging from 13.0% to 14.5% for Sports Authority based on Merrill Lynch's judgment of the estimated weighted average cost of capital of Sports Authority.

        Based on this analysis, Merrill Lynch derived a range of implied values per share of Sports Authority's common stock of $31.50 to $39.00, as compared to the merger consideration of $37.25 per share.

        While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of Sports Authority's present or future value or results.

        Analysis of Present Value of Sports Authority's Current Plan.    In conducting its analysis of the present value of the current three-year plan of Sports Authority's management, Merrill Lynch utilized earnings per share projections prepared by Sports Authority's management for the years 2007 to 2008 and from Merrill Lynch estimates with Sports Authority's management's guidance for the years 2009 and 2010. Merrill Lynch extrapolated potential future share prices at the end of each year from 2006 to 2009 by applying the one-year forward multiple of Sports Authority's P/E ratio of 13.4x, as of the date of the opinion, and by applying a discount rate of 15% based on Merrill Lynch's judgment of the estimated cost of equity. The analysis resulted in a range of theoretical present values per share of Sports Authority's common stock of $24.50 to $28.50, as compared to the merger consideration of $37.25 per share.

        Analysis of Present Value of Potential Recapitalization.    Merrill Lynch's analysis of the present value of a potential recapitalization of Sports Authority was based on earnings per share estimates from the current three-year plan of Sports Authority's management for the calendar years ending 2007 and 2008, and from Merrill Lynch estimates with Sports Authority's management's guidance for the years 2009 and 2010, and assumed a $100 million share repurchase executed on January 31, 2006 at a 10% premium to the current market price of Sports Authority's common stock, with the share repurchase funded by debt at an assumed interest rate of 8.5%. Merrill Lynch extrapolated the potential future share prices at the end of each year from 2006 to 2009 by applying the one-year forward multiple of Sports Authority's P/E ratio of 13.4x as of the date of the opinion, and by applying a discount rate of 15% based on Merrill Lynch's judgment of the estimated cost of equity. The analysis resulted in a range of theoretical present values per share of Sports Authority's common stock of $25.75 to $29.50, as compared to the merger consideration of $37.25 per share.

        Leveraged Buyout Analysis.    Merrill Lynch performed a leveraged buyout analysis to ascertain the price at which an acquisition of Sports Authority would be attractive to a potential financial buyer. The analysis of the value of Sports Authority in a leveraged buyout scenario was based upon assumptions used by Leonard Green and projections and estimates developed by Sports Authority's management and by Merrill Lynch with the guidance of Sports Authority's management. Targeted five-year returns on equity of 25% to 30% and an exit multiple of 7.0x estimated 2010 EBITDA were assumed. Based on these assumptions, the resulting range of implied leveraged acquisition equity values was $34.75 to $37.75 per share, as compared to the merger consideration of $37.25 per share.

        Comparable Transactions Analysis.    Using publicly available information, Merrill Lynch reviewed the multiples implied and control premiums paid or payable in certain change of control transactions involving companies participating in industries deemed by Merrill Lynch to be comparable to that of Sports Authority's. The review focused on selected consummated and proposed transactions between 2000 and the date of the opinion. The proposed transactions may not ultimately be consummated. Below is a list of the transactions:

Date	Target Name	Acquiror Name
January 2006	Burlington Coat Factory Warehouse Corp.	Bain Capital LLC
December 2005	Tommy Hilfiger Corp.	Apax Partners Worldwide, LLP
November 2005	The J. Jill Group Inc.	Liz Claiborne Inc.
November 2005	Linens 'n Things, Inc.	Apollo Management LP/NRDC Real Estate Advisors I, LLC
November 2005	Goody's Family Clothing, Inc.	GMM Capital LLC/Prentice Capital Management LP
September 2005	Party City Corporation	AAH Holdings Corporation
June 2005	Rafaella Sportswear Inc.	Cerberus Capital Management L.P.
May 2005	The Neiman Marcus Group	Texas Pacific Group/Warburg Pincus LLC
April 2005	ShopKo Stores, Inc.	Sun Capital Partners, Inc.
April 2005	Brookstone Inc.	OSIM International/JW Childs Associates, LP
March 2005	Toys "R" Us	Bain Capital LLC/Kohlberg Kravis & Roberts Co./Vornado Realty Trust
December 2004	Eye Care Centers of America	Moulin International Holdings Limited/Golden Gate Capital

November 2004	Dollarama business of S. Rossy Inc. and Dollar A.M.A. Inc.	Bain Capital LLC
July 2004	Mervyn's LLC	Sun Capital Partners Inc./Cerberus Capital Management L.P.
July 2004	Duane Reade Inc.	Rex Corner Holdings LLC/Oak Hill Capital Partners L.P.
June 2004	Galyan's Trading Co.	Dick's Sporting Goods Inc.
April 2004	Loehmann's Holdings Inc.	Crescent Capital Investments Inc.
October 2003	General Nutrition Companies, Inc.	Apollo Management L.P.
February 2003	The Sports Authority, Inc.	Gart Sports Company
December 2002	Vitamin Shoppe Industries Inc.	Bear Stearns Merchant Banking
July 2001	The William Carter Co.	Berkshire Partners LLC
February 2001	Oshman's Sporting Goods, Inc.	Gart Sports Company
May 2000	Petco Animal Supplies, Inc.	Leonard Green & Partners, L.P./Texas Pacific Group

        Merrill Lynch performed this analysis to understand the range of multiples of revenue and EBITDA paid or proposed to be paid in these comparable transactions and estimate the comparable value of Sports Authority. No selected comparable company or transaction is identical to Sports Authority or the merger. Accordingly, an analysis of the resulting multiples of the selected transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and the selected transactions and other factors that may have affected the selected transactions and/or affect the merger.

        The analysis showed that the mean multiple of transaction value (using equity value plus expected debt less cash at closing to measure transaction value) to revenue in the twelve months prior to the announcement of the transaction for the comparable transactions was 0.72x. The mean multiple of transaction value to EBITDA for the twelve months prior to the announcement of the transaction for the comparable transactions was 8.1x. The mean one-day premium for the comparable transactions was 27%. Based in part on the foregoing multiples and qualitative judgments concerning differences between the characteristics of these transactions and the merger, Merrill Lynch derived indicative aggregate values of Sports Authority by applying multiples ranging from 7.0x to 8.0x the Sports Authority's 2005 estimated EBITDA, a range which implied premia from 17% to 39% to Sports Authority's stock price as of January 20, 2006. The resulting range of per share values based on the analysis of comparable transactions was $34.00 to $40.50 per share, as compared to the merger consideration of $37.25 per share.

        Miscellaneous.    Merrill Lynch is acting as financial advisor to the Special Committee in connection with the merger. Under the terms of its engagement, Sports Authority has agreed to pay Merrill Lynch a customary fee for its financial advisory services upon completion of the merger. Sports Authority has also agreed to reimburse Merrill Lynch for expenses reasonably incurred in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Merrill Lynch and certain related persons for various liabilities related to or arising out of its engagement, including liabilities arising under the federal securities laws. Merrill Lynch is currently and has, in the past, provided financial advisory and financing services to Sports Authority, Leonard Green and their respective affiliates, and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade securities of Sports Authority for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        The Special Committee selected Merrill Lynch as its financial advisor in connection with the merger because Merrill Lynch is an internationally-recognized investment banking firm with substantial experience in similar transactions. Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic alliances, competitive bids and private placements.

Certain Effects of the Merger

        If the merger is completed, all of the equity interests in Sports Authority will be owned by Buyer, which will be owned by GEI IV, certain members of Sports Authority's management and certain other equity investors. Immediately before and contingent upon the completion of the merger, certain members of Sports Authority's management (the "Management Investors") have agreed or will agree to contribute Sports Authority common stock and cash to Buyer in exchange for common and preferred stock of Buyer. In addition, some outstanding options to acquire shares of Sports Authority common stock held by the Management Investors will be modified and assumed by Buyer. Except for the Management Investors and affiliates of Leonard Green through their interest in Buyer, no current stockholder of Sports Authority will have any ownership interest in, nor be a stockholder of, Sports Authority after the completion of the merger. As a result, our stockholders will no longer benefit from any increase in Sports Authority's value (other than the Management Investors and Mr. Sokoloff, indirectly through their interest in Buyer), nor will they bear the risk of any decrease in Sports Authority's value. Following the merger, Buyer will benefit from any increase in the value of Sports Authority and also will bear the risk of any decrease in the value of Sports Authority.

        Upon completion of the merger, each Sports Authority stockholder will be entitled to receive $37.25 in cash for each share of Sports Authority common stock held. Each holder of options outstanding at the closing of the merger, whether or not vested, will be entitled to receive, upon the completion of the merger, a cash payment equal to the amount by which $37.25 exceeds the exercise price of the option, multiplied by the number of shares of Sports Authority common stock underlying the option, except that some of the Management Investors have agreed, immediately before and contingent on completion of the merger, to the modification and assumption of certain of their options by Buyer. See "—Interests of Officers and Directors in the Merger" beginning on page 24. At the effective time of the merger, all options to acquire shares of Sports Authority common stock that have not been exercised or rolled over will be cancelled.

        Following the merger, shares of Sports Authority common stock will no longer be traded on the New York Stock Exchange or any other public market.

        The Sports Authority's common stock constitutes "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on collateral of the common stock. As a result of the merger, the common stock will no longer constitute "margin securities" for purposes of the margin regulations of such Board of Governors and, therefore, will no longer constitute eligible collateral for credit extended by brokers.

        The common stock is registered as a class of equity security under the Exchange Act. Registration of the common stock under the Exchange Act may be terminated upon application of Sports Authority to the SEC if the common stock is not listed on a national securities exchange or quoted on NYSE and there are fewer than 300 record holders of the outstanding shares. Termination of registration of the common stock under the Exchange Act will substantially reduce the information required to be furnished by Sports Authority to its stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement of furnishing a proxy statement in connection with stockholders meeting pursuant to Section 14(a) of the Exchange Act, no longer applicable to Sports Authority. If Sports Authority (as the entity surviving the merger) completed a registered exchange or public offering of debt securities, however, it would be required to file periodic reports with the SEC under the Exchange Act for a period of time following that transaction.

        Buyer, Merger Sub and the Management Investors expect that following completion of the merger, Sports Authority's operations will be conducted substantially as they are currently being conducted. Buyer, Merger Sub and the Management Investors have informed us that they have no current plans or proposals or negotiations which relate to or would result in an extraordinary corporate transaction involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations, or sale or transfer of a material amount of assets except as described in this proxy statement. Buyer and the Management Investors may initiate from time to time reviews of us and our assets, corporate structure, capitalization, operations, properties, management and personnel to determine what changes, if any, would be desirable following the merger. They expressly reserve the right to make any changes that they deem necessary or appropriate in the light of their review or in the light of future developments.

Plans for Sports Authority After the Merger

        After the effective time of the merger, Buyer anticipates that Sports Authority will continue its current operations, except that it will cease to be an independent public company and will instead be a wholly owned subsidiary of Buyer. After the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of Sports Authority, and the officers of Sports Authority immediately prior to the effective time of the merger will remain the officers of Sports Authority, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Conduct of Company Business if the Merger is Not Completed

        In the event that the merger agreement is not adopted by Sports Authority's stockholders or if the merger is not completed for any other reason, Sports Authority stockholders will not receive any payment for their shares of Sports Authority common stock. Instead, Sports Authority will remain an independent public company, its common stock will continue to be listed and traded on the New York Stock Exchange and Sports Authority stockholders will continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of Sports Authority common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Sports Authority shares, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. From time to time, our board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of Sports Authority, and, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Sports Authority will be offered or that the business, prospects or results of operations of Sports Authority will not be adversely impacted.

        However, pursuant to the merger agreement, under certain circumstances, Sports Authority is permitted to terminate the merger agreement and recommend an alternative transaction. See "The Merger Agreement—Termination of Merger Agreement" beginning on page 44.

        Under certain circumstances, if the merger is not completed, Sports Authority may be obligated to pay Buyer and Merger Sub a termination fee or to reimburse Buyer and Merger Sub for their out-of-pocket expenses in connection with the merger. See "The Merger Agreement—Reimbursement of Expenses; Termination Fee" beginning on page 45.

Financing for the Merger; Source and Amount of Funds

        Buyer and Merger Sub's obligations to complete the merger are subject to a financing condition. Sports Authority and Buyer estimate that the total amount of funds required to complete the merger and related transactions, repay Sports Authority's existing debt and pay related fees and expenses will be approximately $1.4 billion.

        Buyer expects this amount to be provided through a combination of the proceeds of:

  •
  a cash equity investment by GEI IV (or GEI IV together with its co-investors and assignees) and contributions of equity by the Management Investors, which are described elsewhere in the proxy under the section titled "Special Factors—Interests of Officers and Directors in the Merger";

  •
  a senior secured credit facility, which is described in this section under the subheading "Debt Financing";

  •
  a term loan B facility, which is described in this section under the subheading "Debt Financing"; and

  •
  senior subordinated notes, which are described in this section under the subheading "Senior Subordinated Notes."

  Equity Financing

        On January 22, 2006, GEI IV entered into an equity commitment letter with Buyer and Sports Authority pursuant to which GEI IV committed to purchase, concurrently with the merger, $370 million of certain equity securities of Buyer. The equity commitment is conditioned upon the same conditions to the obligations of Buyer to complete the merger contained in the merger agreement. Pursuant to GEI IV's equity commitment letter, GEI IV is obligated to use all reasonable best efforts to obtain additional equity commitments from other co-investors as promptly as practicable. The GEI IV equity commitment letter further provides that for each dollar of additional equity commitments that GEI IV obtains from co-investors in excess of the first $50 million in additional equity commitments, GEI IV's equity commitment will be reduced dollar for dollar.

        Additionally, on January 22, 2006, Leonard Green entered into a commitment letter with TCW/Crescent Mezzanine, LLC ("TCW") referred to in this proxy statement as the "TCW Commitment Letter", pursuant to which TCW agreed to purchase $65.0 million of Buyer's equity securities on the same terms and conditions as the purchase of such securities by GEI IV, and $275.0 million of Sports Authority's Senior Subordinated Notes, as more fully described in this section under the subheading "Senior Subordinated Notes."

  Debt Financing

        Buyer entered into a commitment letter, dated January 22, 2006, referred to in this proxy statement as the "Bank of America Commitment Letter", with Banc of America Securities LLC, Bank of America, N.A. (collectively, "Bank of America"). On February 6, 2006, Buyer and Bank of America entered into a joinder letter pursuant to which Credit Suisse, Credit Suisse Securities (USA) LLC, Lehman Commercial Paper Inc. and Lehman Brothers Inc. (collectively, with Bank of America, the "Lenders") agreed to become lenders under the senior secured credit facility. Pursuant to the Bank of America Commitment Letter, the Lenders committed to provide a $685 million revolving credit facility, a $300 million term loan B facility and a $65 million last out revolver advance, the proceeds of which will be used to complete the merger and related transactions, repay Sports Authority's existing debt and pay related fees and expenses.

        The borrower under the senior secured credit facility will be TSA Stores, Inc., a wholly owned subsidiary of Sports Authority, and the senior secured credit facility will be guaranteed on a joint and several basis by Buyer and by all of the existing and future direct and indirect domestic subsidiaries of Buyer (which will include, after the merger, all of the existing and future direct and indirect domestic subsidiaries of Sports Authority). The senior secured credit facility will be secured by pledges of all of the equity interests in Merger Sub (and, after the merger, in the surviving corporation) and in each of Merger Sub's (and, after the merger, the surviving corporation's) direct and indirect subsidiaries, and security interests in and mortgages on substantially all material tangible and intangible assets of Merger Sub (and, after the merger, the surviving corporation) and the guarantors.

        The commitment of the Lenders to provide the financing is subject to the satisfaction of certain conditions including the following:

  •
  the Lenders shall have received proceeds from the issuance of $275.0 million in Senior Subordinated Notes on substantially the terms set forth in the TCW Commitment Letter;

  •
  Bank of America shall be reasonably satisfied with the merger agreement (including all schedules and exhibits thereto), it being understood that the execution version of the merger agreement dated January 22, 2006 is satisfactory; and the merger agreement shall not have been amended or modified or any condition therein waived to the extent such amendment, modification or waiver is materially adverse to the lenders under the senior secured credit facility without the prior written consent of Bank of America;

  •
  the merger shall have been consummated in accordance with the terms of the merger agreement (except as modified or waived in accordance with the immediately prior sentence) and in compliance with applicable law and regulatory approvals;

  •
  the Lenders shall be satisfied that common equity has been contributed in cash to Buyer by GEI IV and other investors of not less than 25% of the total consideration (including fees and expenses), all of which shall have been further contributed to the common equity of Sports Authority;

  •
  all consents and approvals necessary for Sports Authority to consummate the financing and the merger shall have been obtained, including, without limitation, to the extent applicable, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

  •
  except as disclosed in the disclosure schedules attached to the execution version of the merger agreement dated January 22, 2006, there shall not have occurred a material adverse effect on Sports Authority since October 29, 2005;

  •
  the Lenders shall have received a customary certification as to the financial condition and solvency of Sports Authority and each guarantor (after giving effect to the merger and the incurrence of indebtedness related thereto) from the chief financial officer of Sports Authority;

  •
  all documents and instruments required to create and perfect the security interests and liens on the collateral pledged under the senior secured credit facility shall have been executed and delivered to the Lenders and, where applicable, filed or recorded or in proper form for filing or recording, in each case as required by the applicable documentation;

  •
  the Lenders shall have received endorsements naming Bank of America, on behalf of the lenders under the senior secured credit facility and the term loan B facility, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of Sports Authority and its subsidiaries forming part of the collateral;

  •
  the Lenders shall have received specified historical and pro forma financial information and financial projections and evidence regarding compliance with certain financial covenants with respect to Merger Sub and Sports Authority;

  •
  there shall be no other material indebtedness of Sports Authority or guarantors to remain outstanding on the closing date, except for up to $1.0 million of indebtedness represented by capital leases and up to $6.0 million of indebtedness under the Sports Authority's mortgage loan regarding the Paramus, New Jersey store (the "Paramus Mortgage Loan");

  •
  the senior secured credit facility and the term loan B facility shall have received a debt rating from Moody's Investors Service, Inc. and from Standard & Poor's, a division of The McGraw-Hill Companies, Inc.;

  •
  all accrued fees and expenses of the Lenders (including the fees and expenses of counsel for the Lenders and local counsel for the Lenders) shall have been paid;

  •
  Bank of America shall have received brand appraisals and customary borrowing base appraisals and field audits, in each case from third-party providers reasonably acceptable to Bank of America; and

  •
  after giving effect to the consummation of the merger and the financing contemplated on the closing date (including any advances under the senior secured credit facility and the term loan B facility), no Event of Default shall then exist.

  Senior Subordinated Notes

        Pursuant to the TCW Commitment Letter, TCW has committed to purchase $275.0 million of Senior Subordinated Notes to be issued by Merger Sub, although Merger Sub may issue up to $350.0 million of Senior Subordinated Notes. Upon consummation of the merger, the Senior Subordinated Notes will be assumed by TSA Stores, Inc. The Senior Subordinated Notes will be jointly and severally guaranteed by Buyer and any other holding company that is a subsidiary of Buyer and all existing and future domestic subsidiaries of Buyer and Sports Authority.

        The commitment of TCW to purchase the Senior Subordinated Notes is subject to the satisfaction of the following conditions:

  •
  completion of customary definitive documentation relating to the Senior Subordinated Notes and the equity securities of Buyer, including without limitation, a purchase agreement, guaranties, registration rights agreement, stockholders agreement, opinions of counsel and other related definitive documents, containing representations, warranties, conditions, covenants, indemnities, opinions and other terms reasonably satisfactory to TCW and its co-investors and GEI IV and consistent with the terms and conditions of the TCW Commitment Letter;

  •
  the merger shall have been consummated, no later than July 31, 2006, in accordance with the terms of the merger agreement and in compliance with applicable law and regulatory approvals and the merger agreement shall not have been amended or modified or any condition therein waived to the extent such amendment, modification or waiver is materially adverse to TCW and its co-investors without the prior written consent of TCW;

  •
  all governmental and regulatory approvals and third party consents necessary for Sports Authority to consummate the financing and the merger shall have been obtained and the parties shall have complied with all applicable laws, including, without limitation, the going private rules;

  •
  except as disclosed in the disclosure schedules attached to the execution version of the merger agreement dated January 22, 2006, there shall not have occurred a Material Adverse Effect on Sports Authority since October 29, 2005;

  •
  TCW shall have received a customary certification as to the financial condition and solvency of Sports Authority and each guarantor (after giving effect to the merger and the incurrence of indebtedness related thereto) from the chief financial officer of Sports Authority;

  •
  there shall be no other material indebtedness of Sports Authority or guarantors to remain outstanding on the closing date, except for up to $1.0 million of indebtedness represented by capital leases and up to $6.0 million of indebtedness under the Paramus Mortgage Loan;

  •
  the payment of all fees and expenses due and payable in connection with the merger;

  •
  the satisfaction or waiver (if such waiver is not materially adverse to TCW) of each of the conditions to Buyer and Merger Sub's obligation to perform under the merger documents and the equity financing documents and of each of the conditions to the Lenders' obligation to perform under the senior secured credit facility;

  •
  the existing credit facility must have been paid in full and terminated and all liens granted under that credit facility must have been released; and

  •
  Buyer must be in compliance with certain financial covenants.

Guaranty of Buyer's and Merger Sub's Performance by GEI IV

        In connection with its equity commitment of $370 million (subject to possible assignment), GEI IV has agreed to guaranty the performance of Buyer's and Merger Sub's obligations under the merger agreement. However, GEI IV is not obligated to pay any damages in excess of the amount of its equity commitment. See "—Financing for the Merger; Source and Amount of Funds" beginning on page 21.

Interests of Officers and Directors in the Merger

        In considering the recommendation of the Sports Authority board of directors, other than those directors who are members of Sports Authority management or affiliated with Leonard Green who recused themselves (which we refer to in this section as the Board) with respect to the merger, Sports Authority stockholders should be aware that certain of Sports Authority's executive officers and directors may have interests in the merger that are different from or in addition to the interests of Sports Authority stockholders in general. The members of the Board were aware of such interests when deciding to approve such transactions, as was the Special Committee when deciding to recommend such approval. See "Special Factors—Background of the Merger" beginning on page 6, "Special Factors—Fairness of the Merger; Recommendation of Sports Authority's Board of Directors" beginning on page 8, and "Special Factors—Position of Leonard Green Regarding the Fairness of the Merger" beginning on page 11.

        Options.    The merger agreement provides that each option to purchase Sports Authority common stock that is outstanding immediately prior to the completion of the merger (other than the options described in the next sentence), including all options held by Sports Authority's executive officers and directors, will be canceled, and the holder of each option will be entitled to receive upon completion of the merger a cash payment for each share of Sports Authority common stock subject to the option equal to the excess, if any, of the merger consideration over the exercise price of such option. Buyer has entered into an agreement with each of Mr. Morton, Mr. Campisi, Mr. Hendrickson, Mr. Waters and Ms. Hassanein pursuant to which certain of their options to purchase Sports Authority common stock may be, at the individual's election, modified and assumed by the Buyer and any "unmodified" options will be treated as provided in the immediately prior sentence. An opportunity to enter into similar agreements, and modify Sports Authority options into Buyer options, may be offered to other members of Sports Authority's current management. The exact number of options that will be so modified by any member of management has not been determined as of the time of this proxy statement. However, as described in "Management Investors' Investment in Sports Authority" below, each of Mr. Morton, Mr. Campisi, Mr. Hendrickson, Mr. Waters and Ms. Hassanein have agreed to invest a specific dollar amount in Buyer. Any Sports Authority options modified by them into Buyer options as described above will be valued at the excess of the merger consideration in respect of the underlying Sports Authority common stock over the applicable aggregate option exercise price, and counted toward that investment. Based on their Sports Authority options held on February 13, 2006, but for such modification and assumption of any of their Sports Authority options, upon completion of the merger Mr. Morton, Mr. Campisi, Mr. Hendrickson, Mr. Waters and Ms. Hassanein and the remaining executive officer and directors, respectively as a group, would receive a cash payment, as of completion of the merger, of $3,092,983, $1,062,400, $1,190,952, $888,450 and $570,246 and $12,232,464 in respect of their Sports Authority options.

        Restricted Stock and Restricted Stock Units.    The merger agreement also provides that all restricted shares of Sports Authority common stock and all restricted stock units outstanding immediately prior to completion of the merger will, upon completion of the merger, vest and will be converted into the right to receive the merger consideration. Buyer has entered into the agreements referenced above with Mr. Morton, Mr. Campisi, Mr. Hendrickson, Mr. Waters, and Ms. Hassanein pursuant to which certain of their shares of Sports Authority common stock may be, at the individual's election, converted into shares of common stock of Buyer and any "unconverted" shares will be treated as provided in the immediately prior sentence. Any shares so converted will count toward the investment in Buyer to which each such person has committed as described above and in "Management Investors' Investment in Sports Authority" below. An opportunity to enter into similar agreements, and convert Sports Authority common stock into Buyer common stock, may be offered to other members of Sports Authority's current management. The exact number of shares that will be so converted by any member of management has not been determined as of the time of this proxy statement. Based on their Sports Authority restricted stock and restricted stock unit holdings on February 13, 2006, but for such conversion of any of their Sports Authority common stock, upon completion of the merger, Mr. Morton, Mr. Campisi, Mr. Hendrickson, Mr. Waters, and Ms. Hassanein and the remaining executive officer and directors, respectively as a group, would receive a cash payment, as of completion of the merger, of $4,759,284, $2,893,841, $2,366,493, $1,784,350, and $1,280,096, and $1,762,674 with respect to their Sports Authority restricted stock and restricted stock units.

        Management Investors' Investment in Sports Authority.    As described in "Options" and "Restricted Stock and Restricted Stock Units" above, Mr. Morton, Mr. Campisi, Mr. Hendrickson, Mr. Waters, and Ms. Hassanein each have entered into an Option Assumption, Contribution and Subscription Agreement pursuant to which he or she will make certain equity investments in Buyer at the closing of the merger pursuant to a combination of (i) the assumption and modification of certain of their options to purchase Sports Authority common stock by Buyer and (ii) a contribution of Sports Authority common stock and/or cash to Buyer. A portion of the investment of each of those persons will be in Buyer common stock, and a portion in a "strip" of Buyer common stock, Buyer Series A Preferred Stock and Buyer Series B Preferred Stock. Mr. Morton, Mr. Campisi, Mr. Hendrickson, Mr. Waters, and Ms. Hassanein have committed to invest $4,000,000, $1,500,000, $1,500,000, $1,000,000, and $500,000, respectively. Each such person will invest half of their amount in Buyer common stock and half in the "strip," except for Mr. Hendrickson, who will invest $800,000 in common stock and $700,000 in the "strip." Other members of management may be allowed to invest in Buyer under similar terms, and Mr. Morton, Mr. Campisi, Mr. Hendrickson, Mr. Waters, Ms. Hassanein, and the other members of management may also be entitled to make additional equity investments in Buyer prior to and following the completion of the merger.

        Stockholders Agreement.    Each of Mr. Morton, Mr. Campisi, Mr. Hendrickson, Mr. Waters, and Ms. Hassanein has entered into a stockholders agreement with Buyer and GEI IV which will govern the parties' rights and obligations with respect to the capital stock of Buyer following completion of the merger. Among other rights and obligations, the stockholders agreement provides the Management Investors with rights, under certain circumstances, to participate in sales, purchases and registrations of Buyer shares.

        Special Committee Fees.    On January 22, 2006, the Special Committee voted to increase its meeting fees from $3,000 per in-person meeting and $750 per telephonic meeting to $6,000 and $1,500, respectively, effective retroactively to November 1, 2005. The chair of the Special Committee, Gordon D. Barker, was granted an additional $10,000 for his additional responsibilities, which was approved by all members of the Special Committee, other than Mr. Barker, who recused himself from such decision.

        Employment Agreements.    Each of Sports Authority's executive officers, including Mr. Morton, Mr. Campisi, Mr. Hendrickson, Mr. Waters, and Ms. Hassanein, is party to an employment agreement. Under the terms of the employment agreements, if the executive officer incurs a termination of employment by Sports Authority without "cause" or if the executive officer resigns for "good reason" (in each case, as defined in the applicable employment agreement) at any time during the term of their respective agreements, the executive officer will be entitled to receive a lump sum cash payment. Specifically, Mr. Morton would be entitled to a severance payment equal to three times his annual base salary and target bonus, Messrs. Campisi and Hendrickson would be entitled to a severance payment equal to 2.7 times their base salaries, Mr. Waters, and Ms. Hassanein would be entitled to a severance payment equal to 2.4 times their base salaries and the remaining executive officer would be entitled to a severance payment equal to 2.4 times his base salary. Based on their respective base salaries (and target bonus in the case of Mr. Morton), Mr. Morton, Mr. Campisi, Mr. Hendrickson, Mr. Waters, Ms. Hassanein, and the remaining executive officer, would be entitled to receive severance in an amount equal to $5,790,000, $1,890,000, $1,701,000, $1,296,000, and $876,000, and $840,000. Mr. Morton would also be entitled to continued welfare benefits and perquisites for three years following his termination; Mr. Campisi, Mr. Hendrickson, Mr. Waters, and Ms. Hassanein, would each be entitled to continued welfare benefits and perquisites for 18 months following their respective terminations of employment; and the remaining executive officer would be entitled to continued welfare benefits and perquisites for 12 months following his termination of employment.

        Most of the employment agreements also provide that, in the event an executive would be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, the executive officers will receive an additional payment in order to place them in the same after-tax position as if no excise tax had been imposed.

        The employment agreements also provide for the same severance benefits and welfare and perquisite continuation in the event that the executive officer resigns for any reason during the 30-day period following the six month anniversary of a change of control. The completion of the transactions contemplated by the merger agreement would constitute a change of control under each executive officer's employment agreement.

        In connection with entering into the merger agreement, Mr. Morton, Mr. Campisi, Mr. Hendrickson, Mr. Waters, and Ms. Hassanein entered into an amendment to his or her employment agreement waiving this provision in connection with the transactions contemplated by the merger agreement. The employment agreement amendments also modified the applicable definition to provide that a "change of control" will be deemed to have occurred if following completion of the merger, any person acquires more than either 40 percent of the combined voting power of the surviving corporation or the percentage of the voting power of the surviving corporation owned by the Leonard Green Entities. Other than those amendments, the employment agreements will remain in full force and effect following the merger.

        Positions with the Surviving Corporation.    It is anticipated that the current management of Sports Authority will hold substantially similar positions with the surviving corporation after completion of the merger.

        Indemnification of Directors and Officers; Insurance.    The merger agreement provides that Sports Authority's directors and officers will be indemnified in respect of their past service and that Buyer will maintain Sports Authority's current directors' and officers' liability insurance, subject to certain conditions. See "The Merger Agreement—Indemnification of Directors and Officers; Insurance" beginning on page 39.

Relationship Between Sports Authority and Leonard Green

        Except as set forth in this proxy statement, neither Buyer nor, to the best of Buyer's knowledge, any of its directors, executive officers or other affiliates had any transactions with Sports Authority or any of its directors, executive officers or other affiliates that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement, other than payment of customary director fees to Mr. Sokoloff as compensation for his service as a director of Sports Authority. Except as set forth in this proxy statement, neither Sports Authority, nor, to the best of Sports Authority's knowledge, any of its directors, executive officers or other affiliates had any transactions with Buyer, Merger Sub or any of their directors, executive officers or other affiliates that would require disclosure under the rules and regulations of the SEC applicable to this proxy statement.

Material U.S. Federal Income Tax Consequences of the Merger

    General

        The following is a summary of material U.S. federal income tax consequences of the merger to Sports Authority stockholders, other than Management Investors. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, applicable U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. It is assumed, for purposes of this summary, that the shares of Sports Authority common stock are held as capital assets by a U.S. person (i.e., a citizen or resident of the U.S. or a domestic corporation). This discussion is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant to a particular Sports Authority stockholder in light of that stockholder's particular circumstances, or to those stockholders that may be subject to special treatment under the U.S. federal income tax laws (for example, life insurance companies, tax-exempt organizations, financial institutions, U.S. expatriates, persons that are not U.S. persons, dealers or brokers in securities or currencies, pass-through entities (e.g., partnerships) and investors in such entities, or stockholders who hold shares of Sports Authority common stock as part of a hedging, "straddle," conversion, constructive sale or other integrated transaction, who are investors in Leonard Green, GEI IV, GEI Capital, TCW or their respective affiliates or co-investors, who are subject to the alternative minimum tax or who acquired their shares of Sports Authority common stock through the exercise of director or employee stock options or other compensation arrangements). In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a Sports Authority stockholder.

  Consequences of the Merger to Sports Authority Stockholders

        The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who surrenders shares of our common stock in exchange for cash pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder's adjusted basis in the shares surrendered. Gain or loss will be calculated separately for each block of shares surrendered in the merger (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will generally be capital gain or loss, and will generally be long-term gain or loss provided that a stockholder has held such shares for more than one year as of the closing date of the merger. In the case of stockholders who are individuals, long-term capital gain is currently eligible for reduced rates of federal income tax. There are limitations on the deductibility of capital losses.

  Backup Withholding Tax

        Generally, under the U.S. federal income tax backup withholding rules, a Sports Authority stockholder or other payee that exchanges shares of Sports Authority common stock for cash may be subject to backup withholding at a rate of 28%, unless the Sports Authority stockholder or other payee (i) provides a taxpayer identification number or "TIN" (social security number, in the case of individuals, or employer identification number, in the case of other stockholders), and (ii) certifies under penalties of perjury that (A) such TIN is correct, (B) such stockholder is not subject to backup withholding and (C) such stockholder is a U.S. person. Each of our stockholders and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide information and certification necessary to avoid backup withholding, unless an exemption applies and is otherwise established in a manner satisfactory to the paying agent.

        The foregoing discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Sports Authority stockholders should consult their own tax advisors to determine the U.S. federal, state and local and foreign tax consequences of the merger to them in view of their own particular circumstances.

Litigation

        Between January 23 and January 25, 2006, four putative class action complaints were filed on behalf of public stockholders of Sports Authority in the Court of Chancery of the State of Delaware in and for New Castle County, naming, among others, Sports Authority and members of Sports Authority's board of directors. The complaints allege, among other things, that the directors of Sports Authority breached their fiduciary duties in connection with the proposed transaction by failing to maximize stockholder value and by approving a transaction that purportedly benefits Sports Authority senior management at the expense of Sports Authority's public stockholders. Among other things, the complaints seek to enjoin Sports Authority and its directors from proceeding with or consummating the merger. Based on the facts known to date, Sports Authority believes that the claims asserted in these actions are without merit and intends to defend these suits vigorously.

Governmental and Regulatory Clearances

        Transactions such as the merger are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable anti-trust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), the merger may not be completed until the expiration or termination of a waiting period following the filing of notification reports with the Department of Justice and the Federal Trade Commission by Buyer and Sports Authority. Buyer and Sports Authority intend to file notification reports with the Department of Justice and the Federal Trade Commission under the HSR Act shortly.

        The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, either the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, including by seeking to enjoin the merger or by seeking the divestiture of substantial assets of Buyer and Sports Authority or their subsidiaries. Private parties and state attorneys general may also bring actions under the antitrust laws under certain circumstances. While the parties believe that the proposed merger does not violate the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result.

Fees and Expenses

        Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. If the merger agreement is terminated, Sports Authority will, in specified circumstances, be required to reimburse Buyer and Merger Sub for various fees and expenses. See "The Merger Agreement—Reimbursement of Expenses; Termination Fee" on page 45." Fees and expenses incurred or to be incurred by Sports Authority, Buyer, and Merger Sub in connection with the merger are estimated at this time to be as follows:

Description	Amount
(in thousands)
Financing fees and expenses and other professional fees	$	[•]
Legal fees and expenses	$	[•]
Accounting expenses	$	[•]
Financial advisory fee and expenses	$	[•]
Special Committee Fees	$	[•]
Printing, proxy solicitation and mailing costs	$	[•]
Filing fees	$	[•]
Miscellaneous	$	[•]

Total	$	[•]

        These expenses will not reduce the merger consideration to be received by Sports Authority stockholders.

APPRAISAL RIGHTS

        Under Section 262 of the Delaware General Corporation Law, or the DGCL, any holder of our common stock who does not wish to accept the $37.25 per share merger consideration may dissent from the merger and elect to exercise appraisal rights. Even if the merger is approved by the holders of the requisite number of shares of Sports Authority common stock, you are entitled to exercise appraisal rights and obtain payment of the "fair value" for your shares, exclusive of any element of value arising from the expectation or accomplishment of the merger.

        Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the notice, and we attach the applicable statutory provisions to this proxy statement as Annex C.

        In order to exercise your appraisal rights effectively, you must satisfy each of the following primary requirements:

  •
  You must hold shares in Sports Authority as of the date you make your demand for appraisal rights and continue to hold shares in Sports Authority through the effective time of the merger.

  •
  You must deliver to Sports Authority a written notice of your demand of payment of the fair value for your shares prior to the taking of the vote at the special meeting.

  •
  You must not have voted in favor of adoption of the merger agreement.

  •
  You must file a petition in the Delaware Court of Chancery or the Delaware Court demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

        If you fail to strictly comply with any of the above conditions or otherwise fail to strictly comply with the requirements of Section 262 of the DGCL, you will have no appraisal rights with respect to your shares.

        Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

        The address for purposes of making an appraisal demand is:

    Corporate Secretary
    The Sports Authority, Inc.
    1050 West Hampden Avenue
    Englewood, Colorado 80110

        Only a holder of record of shares of Sports Authority common stock, or a person duly authorized and explicitly purporting to act on his or her behalf, is entitled to assert an appraisal right for the shares of Sports Authority common stock registered in his or her name. Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult with the appropriate record holders promptly as to the timely exercise of appraisal rights. A record holder, such as a broker, who holds shares of Sports Authority common stock as a nominee for others, may exercise appraisal rights with respect to the shares of Sports Authority common stock held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of shares as to which the demand is made. Where no shares of Sports Authority common stock are expressly mentioned, the demand will be presumed to cover all shares of Sports Authority common stock held in the name of such record holder.

        A demand for the appraisal of shares of Sports Authority common stock owned of record by two or more joint holders must identify and be signed by all of the holders. A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

        An appraisal demand may be withdrawn by a former stockholder within 60 days after the effective time of the merger, or thereafter only with the approval of Sports Authority. Upon withdrawal of an appraisal demand, the former stockholder will be entitled to receive the $37.25 cash payment per share referred to above, without interest.

        If we complete the merger, we will give written notice of the effective time of the merger within 10 days after the effective time of the merger to each of our former stockholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court demanding a determination of the value of the shares of our common stock. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

        Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL up to that point may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

        If a hearing on the petition is held, the Delaware Court is empowered to determine which dissenting stockholders are entitled to an appraisal of their shares. The Delaware Court may require dissenting stockholders to submit their certificates representing shares for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court is empowered to dismiss the proceedings as to any dissenting stockholder who does not comply with this request. Accordingly, dissenting stockholders are cautioned to retain their share certificates, pending resolution of the appraisal proceedings.

        After determination of the dissenting stockholders entitled to an appraisal, the Delaware Court will appraise the shares held by such dissenting stockholders at their fair value as of the effective time of the merger. When the value is so determined, the Delaware Court will direct the payment by the surviving corporation of such value, with interest thereon if the Delaware Court so determines, to the dissenting stockholders entitled to receive the same, upon surrender to the surviving corporation by such dissenting stockholders of the certificates representing such shares.

        In determining fair value, the Delaware Court will take into account all relevant factors. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered.

        Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $37.25 merger consideration.

        The Delaware courts may also, on application (1) assess costs among the parties as the Delaware courts deem equitable and (2) order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Determinations by the Delaware courts are subject to appellate review by the Delaware Supreme Court.

        No appraisal proceedings in the Delaware courts shall be dismissed as to any dissenting stockholder without the approval of the Delaware court, and this approval may be conditioned upon terms which the Delaware court deems just.

        From and after the effective time of the merger, former holders of Sports Authority common stock are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on the shares.

        The foregoing description is not, and does not purport to be, a complete summary of the applicable provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the text of Section 262 of the DGCL which is set forth in its entirety in Annex C hereto. Any stockholder considering demanding an appraisal is advised to consult legal counsel.

THE MERGER AGREEMENT

        This section of the proxy statement summarizes some of the material terms and conditions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not the summary set forth in this section or any other information contained in this proxy statement. This summary is qualified entirely by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the merger agreement carefully and in its entirety.

        Pursuant to the terms of its equity commitment letter, GEI IV has agreed to guarantee the obligations of Buyer and Merger Sub up to the amount of its equity commitment. See "Special Factors—Financing for the Merger; Source and Amount of Funds" beginning on page 21.

  THE DESCRIPTION OF THE MERGER AGREEMENT IN THIS PROXY STATEMENT HAS BEEN INCLUDED TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS. THE MERGER AGREEMENT CONTAINS REPRESENTATIONS AND WARRANTIES MADE BY AND TO THE PARTIES THERETO AS OF SPECIFIC DATES. THE STATEMENTS EMBODIED IN THOSE REPRESENTATIONS AND WARRANTIES WERE MADE FOR PURPOSES OF THAT CONTRACT BETWEEN THE PARTIES AND ARE SUBJECT TO QUALIFICATIONS AND LIMITATIONS AGREED BY THE PARTIES IN CONNECTION WITH NEGOTIATING THE TERMS OF THAT CONTRACT. IN ADDITION, CERTAIN REPRESENTATIONS AND WARRANTIES WERE MADE AS OF A SPECIFIED DATE, MAY BE SUBJECT TO A CONTRACTUAL STANDARD OF MATERIALITY DIFFERENT FROM THOSE GENERALLY APPLICABLE TO STOCKHOLDERS, OR MAY HAVE BEEN USED FOR THE PURPOSE OF ALLOCATING RISK BETWEEN THE PARTIES RATHER THAN ESTABLISHING MATTERS AS FACTS.

The Merger

        The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement and the Delaware General Corporation Law, Merger Sub will be merged with and into Sports Authority, the separate corporate existence of Merger Sub will cease, and Sports Authority will continue as the surviving corporation and become a wholly-owned subsidiary of Buyer. We sometimes refer to the surviving corporation in the merger as the surviving corporation.

Closing of the Merger

        The closing of the merger will take place as soon as reasonably practicable (but in no event, later than the second business day) after the day on which the last condition to the completion of the merger set forth in the merger agreement is satisfied or validly waived or at such other time as Sports Authority and Merger Sub may agree in writing. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Consideration to be Received by Company Stockholders in the Merger

        At the effective time of the merger, each outstanding share of Sports Authority common stock (other than shares held by Buyer, Merger Sub or Sports Authority (or any of its subsidiaries) and other than shares held by stockholders properly exercising appraisal rights pursuant to Section 262 of the Delaware General Corporation Law) automatically will, by virtue of the merger and without any action by the holder thereof, be converted into the right to receive $37.25 in cash, without interest. We refer to this amount in this proxy statement as the merger consideration. All shares of Sports Authority common stock held by Buyer, Merger Sub or Sports Authority (or its subsidiaries) will be retired and cancelled and no payment will be made in respect of those shares.

        Pursuant to Delaware law, holders of shares of Sports Authority common stock will have the right to dissent from the merger and receive the fair value of their shares. For a complete description of the procedures that must be followed to dissent from the merger, see "Appraisal Rights" beginning on page 30 as well as Annex C.

Treatment of Stock Options and Other Stock Rights

        At the effective time of the merger (except to the extent otherwise provided in the agreements with respect to the Management Investors), each option to purchase shares of Sports Authority' common stock, whether or not vested, will be cancelled and the holder will be entitled to receive an amount in cash equal to the product of (1) the amount by which $37.25 exceeds the applicable per share exercise price of such option, and (2) the number of shares subject to such option, without interest, and less any amount required to be withheld under applicable law. No consideration will be paid in respect of any stock options for which the exercise price exceeds $37.25.

        Immediately prior to the effective time of the merger, except to the extent otherwise provided in Buyer's agreements with the Management Investors, all vested and unvested restricted shares of Sports Authority common stock and share units outstanding immediately prior to the effective time of the merger will automatically vest and become free of all restrictions, will be cancelled and retired and will cease to exist, and will be converted into the right to receive the merger consideration.

Representations and Warranties

        Sports Authority's Representations and Warranties.    In the merger agreement, Sports Authority makes certain representations to Buyer and Merger Sub with respect to itself and its subsidiaries and, in some cases, its joint ventures. These include representations regarding corporate organization, existence, good standing, qualification and corporate power, and authority to own, lease and operate properties of Sports Authority and its subsidiaries; certificates of incorporation and bylaws; authority relative to the merger agreement and the completion of transactions contemplated by the merger agreement and receipt of board of director approval; delivery to the Special Committee of the fairness opinion of Merrill Lynch; governmental and regulatory approvals required to complete the merger; ability to enter into and consummate the merger agreement without violation of, or conflict with, its organizational documents, contracts or any laws; capitalization; subsidiaries and joint ventures; documents filed with the SEC and the accuracy of information contained in those documents; accuracy of financial statements; undisclosed liabilities; the accuracy of information contained in disclosure documents, including this proxy statement and the Rule 13e-3 Transaction Statement; absence of certain material changes or events since October 29, 2005; litigation matters; tax matters; employee benefit and labor matters; compliance with law; finders' fees; environmental matters; relationships with suppliers; material contracts; intellectual property; assets and owned and leased real property; and insurance.

        Many of Sports Authority's representations and warranties are qualified by the absence of a material adverse effect on Sports Authority which means, for purposes of the merger agreement, any change, circumstance, event or effect that would be materially adverse to the assets and liabilities, business, financial condition or results of operations of Sports Authority and its subsidiaries, taken as a whole, other than any change, circumstance, event or effect resulting from (i) changes in general economic conditions, (ii) the announcement or pendency of the merger agreement and the transactions contemplated by the merger agreement, (iii) general changes or developments in the industries in which Sports Authority and its subsidiaries operate, (iv) any actions required under the merger agreement to obtain any approval or authorization under the HSR Act or any other applicable antitrust laws for the consummation of the transactions contemplated by the merger agreement or (v) changes in any laws or applicable accounting regulations or principles, except, in the case of clauses (i) and (iii) above, to the extent such changes or developments would reasonably be expected to have a materially disproportionate impact on the business, financial condition or results of operations of Sports Authority and its subsidiaries, taken as a whole, relative to other industry participants. In addition, the merger agreement provides that in the event Sports Authority fails to meet any expected financial or operating performance targets, the fact of such failure alone would not constitute a material adverse effect on Sports Authority, although any party is permitted to assert the facts underlying any such failure in any dispute as to whether there has been a material adverse effect on the company.

        In addition, many of Sports Authority's representations and warranties are qualified as to the knowledge of Sports Authority's executive officers after due inquiry of individuals who were aware of the proposed transaction as of the date of the merger agreement. This means that if a particular representation or warranty is not true, unless one or more of Sports Authority's executive officers knew of such failure to be true and accurate, such failure will not result in a breach of the merger agreement.

        Buyer's and Merger Sub's Representations and Warranties.    In the merger agreement, Buyer and Merger Sub, joint and severally, make certain representations and warranties to Sports Authority. These include: corporate organization and good standing; authority relative to the merger agreement and the completion of transactions contemplated by the merger agreement and board of director approval; governmental and regulatory approvals required to complete the merger; ability to enter into and consummate the merger agreement without violation of, or conflict with, their organizational documents, contracts, permits or any laws; the accuracy of information contained in disclosure documents, including this proxy statement and the Rule 13e-3 Transaction Statement; finders' fees; financing; acknowledgement that Sports Authority has not made any representation or warranty except as set forth in the merger agreement; no interest in competitors; no ownership of shares of Sports Authority common stock; solvency of Sports Authority following the merger; and matters relating to agreements with Sports Authority management.

Conduct of Business Pending the Merger

        From the date of the merger agreement to the closing date, without the prior consent of Buyer and Merger Sub (which consent must not be unreasonably withheld, conditioned or delayed), Sports Authority will, and will cause its subsidiaries to, conduct their respective businesses only in the ordinary and usual course consistent with past practice, and use reasonable best efforts to preserve intact their respective present business organizations and capital structures, maintain in effect all material permits, keep available the services of present officers and key employees, and maintain current relationships with lenders, suppliers and other persons with which they have significant business relationships.

        In addition, Sports Authority has agreed, during the same period, not to take any of the following specific actions without the prior written consent of Buyer and Merger Sub (which consent must not be unreasonably withheld, conditioned or delayed), other than transactions solely among Sports Authority and its subsidiaries or among wholly owned subsidiaries of Sports Authority:

  •
  enter into any new line of business or discontinue any line of business or propose or adopt any change in its or any of its subsidiaries' articles of incorporation or bylaws (other than with respect to insignificant subsidiaries);

  •
  merge or consolidate Sports Authority or any subsidiary with any other person;

  •
  sell, lease or otherwise dispose of a material amount of assets (other than the sale of inventory or the closing of stores in the ordinary course of business) or securities;

  •
  other than in connection with intercompany transactions, incur any third-party indebtedness or guarantee indebtedness of another person;

  •
  except for borrowings under existing lines of credit incurred in the ordinary course of business repayable within 180-days without penalty, make any loans, advances or capital contributions to, or investments in, any other entity, except in the ordinary course of business consistent with past practice or as required by existing contracts;

  •
  authorize any capital expenditures in excess of $5,000,000 in the aggregate in excess of the capital expenditures provided for in Sports Authority's 2005 and 2006 budget forecasts;

  •
  pledge or otherwise encumber shares of capital stock or other voting securities of Sports Authority or any of its subsidiaries;

  •
  mortgage or pledge any material assets, tangible or intangible, or create any material lien on any such assets, other than certain customary permitted liens;

  •
  enter into any contract other than in the ordinary course of business that would be material to Sports Authority and its subsidiaries, taken as a whole;

  •
  amend, modify or waive in any material respect any material right under any existing material contract, except in the ordinary course of business;

  •
  split, combine or reclassify any shares of capital stock or amend the terms of any rights, warrants or options to acquire its securities;

  •
  except for ordinary course dividends by a wholly owned subsidiary of Sports Authority to its parent corporation, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its equity interests;

  •
  issue or offer to issue any security interests in Sports Authority or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities other than in connection with (i) the exercise of options to purchase shares of Sports Authority that are outstanding on the date hereof in accordance with their original terms, or (ii) the withholding of shares of Sports Authority to satisfy tax obligations with respect to Sports Authority stock options or restricted shares of Sports Authority;

  •
  except as (i) required by existing written agreements or employee benefit plans, (ii) expressly permitted by the merger agreement, or (iii) required by applicable law, (A) enter into any material employment agreement, except for entry into such agreements with respect to promotions of current employees or to the extent necessary to replace a departing employee or to fill an existing vacancy, (B) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan in a manner that materially increases the cost to Sports Authority or (C) increase the amount of compensation or fringe benefits of any director, officer or any class of employee, except in the ordinary course of business, consistent with past practices. The merger agreement specifies that Sports Authority is permitted to conduct its normal salary and bonus review process and pay resulting increases as well as pay bonus payments for fiscal year 2005;

  •
  except as required by applicable law, United States generally accepted accounting principles (which we refer to as GAAP), or in the ordinary course of business, revalue in any material respect any assets, including writing down the value of inventory in any material manner or writing-off notes or accounts receivable in any material manner;

  •
  pay, discharge or satisfy, any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), except as required by law or existing contract or in the ordinary course for an amount less than $1,000,000 excluding any amounts which may be paid under existing insurance policies;

  •
  make, change or rescind any express or deemed material tax election (other than in the ordinary course of business, as required by applicable law or as consistent with past practice) or take any position or adopt any tax accounting method that is inconsistent with methods used in preparing or filing tax returns for similar taxes in prior periods, except for actions required by law or with respect to such items that, in the aggregate, are not material;

  •
  settle or compromise any material tax liability in excess of the amount currently reserved in the books and records of Sports Authority in respect of such tax liability, enter into any closing or other agreement with any tax authority with respect to any material tax liability in excess of the amount currently reserved in the books and records of Sports Authority in respect of such tax liability, file or cause to be filed any material amended tax return, except where required by law or consistent with past practice, file or cause to be filed any material claim for refund of taxes previously paid, except where required by law or consistent with past practice, agree to an extension of a statute of limitation with respect to any assessment or determination of material taxes or grant any power of attorney with respect to material taxes;

  •
  make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of Sports Authority and its subsidiaries, except insofar as may have been required by a change in GAAP or law and after consulting with Sports Authority's outside accountants;

  •
  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Sports Authority or any of its subsidiaries (other than the merger and other than in respect of insignificant subsidiaries);

  •
  alter the corporate structure or ownership of any significant subsidiary through merger, liquidation, reorganization or restructuring or any other fashion;

  •
  settle, pay or discharge any litigation, investigation, arbitration, proceeding or other claim, liability of obligation, except in the ordinary course of businesss for an amount less than $1,000,000 individually excluding any amount which may be paid under existing insurance policies; or

  •
  authorize, agree or commit to do any of the foregoing.

Actions to be Taken to Complete the Merger

        Reasonable Best Efforts.    The parties agreed to use respective reasonable best efforts to take all necessary actions to complete the merger, including preparing all filings and sharing information with each other in order to file all necessary documents with third parties and governmental entities. However, Sports Authority is not required to pay any fee, penalty or other consideration to any landlord or other third party to obtain any consent or approval required for the completion of the merger (other than de minimus amounts or if Buyer and Merger Sub have provided adequate assurance of repayment).

        Calling of Special Meeting.    Sports Authority agreed to convene a special meeting of its stockholders promptly after the SEC's, review of this proxy statement, in order for Sports Authority stockholders to consider and vote upon the adoption of the merger agreement. Sports Authority also agreed that its board of directors would recommend that its stockholders vote in favor of adoption of the merger agreement. However, Sports Authority's board of directors (acting through the Special Committee) may change its recommendation if it determines in good faith, after consultation with its independent financial advisor and outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the Sports Authority stockholders under applicable law. See "—The Solicitation Period" and "—No Solicitation of Acquisition Proposals After the Solicitation Period; Recommendation to Sports Authority Stockholders" below.

        Notice of Certain Events.    The parties agreed to keep the other apprised of the status of matters relating to completion of the merger, including promptly furnishing the other with copies of notices or other communications received by them from any third party or governmental entity with respect to the merger. In addition, each party agreed to use reasonable best efforts to promptly notify the other parties of (i) any events that would reasonably be expected to cause any representation or warranty of such party to be untrue or inaccurate in any material respect, (ii) any failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied under the merger agreement, (iii) the receipt by such party of any notice or communication from a person alleging that such person's consent, which consent is or could reasonably be expected to be material to Sports Authority and its subsidiaries or the operation of their businesses, is required in connection with the merger, or (iv) such party's learning of any material action, suit, claim, investigation or proceeding commenced against or affecting such party.

        Access to Premises and Records.    Subject to applicable law, Sports Authority agreed to provide Buyer and Merger Sub and their representatives with reasonable access to its offices, properties, books and records prior to the completion of the merger, except to the extent disclosing such materials would result in the loss of attorney-client privilege.

        Public Statements.    The parties agreed to consult with each other before issuing any press release or public statements about the merger, except as may be required by applicable law or any existing agreement with the New York Stock Exchange.

        Voting of Shares.    Buyer and Merger Sub each agreed to vote all of their shares of Sports Authority common stock and to cause their affiliates that they control or who are members of Sports Authority's board of directors to vote their shares of Sports Authority common stock in favor of adopting the merger agreement at the special meeting of Sports Authority stockholders.

        Financing Efforts.    Buyer and Merger Sub each agreed to use all reasonable best efforts to obtain the financing contemplated by the financing letters executed in connection with the merger agreement. Buyer and Merger Sub will not, without the prior written consent of Sports Authority, amend, modify or supplement (including in the definitive documents):

  •
  any of the conditions or contingencies to funding contained in the financing letters; or

  •
  any other provision of the financing letters,

in either case, to the extent such amendment, modification or supplement would have the effect of amending, modifying or supplementing the conditions or contingencies to funding in a manner adverse to Sports Authority or the holders of Sports Authority common stock.

        In the event that any portion of the financing contemplated by the financing letters becomes unavailable otherwise than due to the material breach of representations and warranties or covenants of Sports Authority or a failure of a condition to be satisfied by Sports Authority, Buyer and Merger Sub will use all reasonable best efforts to arrange alternative financing from the same or other sources on terms and conditions not materially less favorable to Buyer and Merger Sub than those contained in the financing letters as of the date hereof. Buyer and Merger Sub are required to use all reasonable best efforts to satisfy on or before the closing all requirements of the definitive agreements pursuant to which the financing will be obtained. Buyer and Merger Sub agreed to keep Sports Authority reasonably apprised of material developments relating to the financing.

        Sports Authority must reasonably cooperate with Buyer and Merger Sub in connection with the arrangement of the financing.

        Solvency Opinion.    The parties have agreed to engage a nationally-recognized investment banking or valuation firm to render a solvency opinion to the boards of directors of Sports Authority, Buyer and Merger Sub on the closing date. The fees for the solvency opinion will be paid by the surviving corporation.

Employee Matters

        Each current and former employee of Sports Authority and its subsidiaries (which we refer to in this section as Company employees) will be credited under the employee benefit plans of Buyer and its subsidiaries with all years of service for which such Company employee was credited before the merger under any similar employee benefit plans, except as would result in a duplication of benefits. In addition, each Company employee will be immediately eligible to participate, without waiting time, in any and all new benefit plans to the extent coverage under such plan replaces coverage under a comparable employee benefit plan in which such Company employee participated immediately before the merger, and for purposes of each new plan providing medical, dental, disability, pharmaceutical and/or vision benefits to any Company employee, Buyer will cause all pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for such Company employee and his or her covered dependents during the portion of the plan year of the old plan ending on the date such Company employee's participation in the corresponding new plan begins to be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan. In addition, for a period of one year from the merger, Buyer will honor, fulfill and discharge Sports Authority's obligations under a specific severance plan without any amendment or change that is adverse to Company employees. During this one year period, severance benefits offered to Company employees will be determined without taking into account any reduction after the merger in the compensation paid to Company employees and used to determine severance benefits.

Indemnification of Directors and Officers; Insurance

        The merger agreement provides that the surviving corporation will comply with Sports Authority's and its subsidiaries' obligations to indemnify and hold harmless (i) each present and former director and officer of Sports Authority or any Sports Authority subsidiary against any and all costs or expenses (including reasonable attorney's fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, which we refer to as Damages, arising out of, relating to or in connection with acts and omissions occurring or alleged to occur prior to the effective time of the merger to the extent provided under Sports Authority's and each Sports Authority's subsidiaries' respective organizational and governing documents or agreements in effect on January 22, 2006, including the adoption and approval of the merger agreement, the merger or the other transactions contemplated by the merger agreement or arising out of or pertaining to the transactions contemplated by the merger agreement, and (ii) such persons and any other present or former employee of Sports Authority against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of Sports Authority or any of its subsidiaries. The obligations described above will survive the merger and will continue in full force and effect in accordance with the terms of the surviving corporation's articles of incorporation and bylaws from the effective time of the merger until the expiration of the applicable statue of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

        The merger agreement also provides that the surviving corporation will maintain, until the sixth anniversary of the effective time of the merger, the officers' and directors' liability insurance policies maintained by Sports Authority and its subsidiaries on the effective time of the merger. In the event of the cancellation or termination of such policies, the surviving corporation is required to provide substitute policies with reputable and financially sound carriers providing at least the same coverage and amount and containing terms no less favorable than those of the applicable policies in effect on the date of the merger agreement, with respect to matters occurring prior to or at the effective time of the merger, to the extent that such coverage can be maintained at an annual cost to the surviving corporation of not greater than 300% of Sports Authority's annual premium for such insurance policies in effect on January 22, 2006. In lieu of the foregoing insurance coverage, the merger agreement provides that Buyer may direct Sports Authority to purchase "tail" insurance coverage that provides coverage no less favorable than the coverage described above.

The Solicitation Period

        The merger agreement provides that beginning on the date of the merger agreement and continuing until 12:01 am Eastern Standard Time on the 21st day after the date of the merger agreement (which we refer to as the Solicitation Period), Sports Authority and its subsidiaries and their respective officers, directors, employees, agents, advisors, affiliates and other representatives (which we collectively refer to as Company representatives) have the right to:

  •
  initiate, solicit and encourage Acquisition Proposals (which we define below) from third parties, including by providing such third parties access to non-public information, provided that

  •
  such third party enters into a confidentiality and standstill agreement with Sports Authority that contains provisions that are no less favorable in the aggregate to Sports Authority than those contained in the confidentiality agreement signed by Leonard Green unless Sports Authority agrees to amend the confidentiality agreement signed by Leonard Green in a manner that would provide substantially similar provisions for the benefit of Leonard Green (we refer to such an agreement as a Permissible Confidentiality Agreement); and

  •
  promptly provide Buyer and Merger Sub with any material non-public information concerning Sports Authority or its subsidiaries that was provided to such third party to the extent it was not previously provided to Buyer and Merger Sub; and

  •
  enter into or maintain discussions or negotiations with respect to Acquisition Proposals from third parties or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

An Acquisition Proposal means any inquiry, offer or proposal from any person or group of persons, other than Buyer, Merger Sub or their affiliates relating to:

  •
  any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or assets of Sports Authority and its subsidiaries, taken as a whole;

  •
  any direct or indirect acquisition or purchase of 25% or more of Sports Authority's outstanding equity securities;

  •
  any tender offer or exchange offer that if consummated would result in any person, group of people or entity beneficially owning 25% or more of Sports Authority's outstanding equity securities;

  •
  any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Sports Authority; or

  •
  any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving any subsidiary or subsidiaries of Sports Authority whose business constitutes 25% or more of the net revenues, net income or assets of Sports Authority and its subsidiaries, taken as a whole.

No Solicitation of Acquisition Proposals After the Solicitation Period; Recommendation to
Sports Authority Stockholders

        Non-Solicitation.    Upon expiration of the Solicitation Period, Sports Authority has agreed that it will not and will not direct, authorize or permit any Company representative to, directly or indirectly: (i) initiate, solicit or encourage (including by providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal, or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, or (ii) accept an Acquisition Proposal or enter into any agreement or agreement in principle (other than a Permissible Confidentiality Agreement) providing for or relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring Sports Authority to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach Sports Authority's obligations under the merger agreement. The foregoing restriction does not apply with respect to any person (which we refer to as an Excluded Party) who has provided a written indication of interest to the Sports Authority during the Solicitation Period that the Sports Authority board of directors (acting through the Special Committee) believes in good faith is bona fide and could reasonably be expected to result in a Superior Proposal (which we define below).

        In addition, subject to the following paragraph, and except as may relate to an Excluded Party, following the end of the Solicitation Period, Sports Authority is required to immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any persons with respect to any Acquisition Proposal.

        Notwithstanding the restrictions on solicitation described above, if prior to obtaining stockholder approval of the merger agreement:

  •
  the Sports Authority has otherwise complied with the non-solicitation provisions of the merger agreement and has received a written Acquisition Proposal from a third party that the Sports Authority board of directors (acting through the Special Committee) believes in good faith to be bona fide;

  •
  the Sports Authority board of directors (acting through the Special Committee) determines in good faith, after consultation with its independent financial advisor and outside counsel, that the Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal; and

  •
  after consultation with its outside counsel, the Sports Authority board of directors (acting through the Special Committee) determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, then Sports Authority may:

  1.
  furnish information with respect to Sports Authority and its subsidiaries to the person making the Acquisition Proposal; and

  2.
  participate in discussions or negotiations with the person making the acquisition proposal regarding the Acquisition Proposal;

    provided, that Sports Authority (a) will not, and will not allow Company representatives to, disclose any non-public information to the person without entering into a Permissible Confidentiality Agreement, (b) will promptly provide to Buyer and Merger Sub any material non-public information concerning Sports Authority or its subsidiaries provided to the other person that was not previously provided to Buyer and Merger Sub, and (c) will promptly notify Buyer and Merger Sub in the event it receives the Acquisition Proposal, including its material terms and conditions and the identity of the party making the proposal or inquiry, and will keep Buyer and Merger Sub reasonably informed as to the status and any material developments, including furnishing copies of any written inquiries, correspondence, draft documentation and written summaries of any material oral inquiries or discussions.

A Superior Proposal means an Acquisition Proposal (but changing the references to "25% or more" in the definition of Acquisition Proposal to "50% or more") which the Sports Authority board of directors (acting through the Special Committee) in good faith determines (based on such matters as it deems relevant, including the advice of its independent financial advisor and outside counsel), would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of Sports Authority than the transactions contemplated by the merger agreement.

        The merger agreement does not prohibit Sports Authority or its board of directors (in each case, acting through the Special Committee) from taking and disclosing to Sports Authority's stockholders a position with respect to a tender or exchange offer by a third party pursuant to SEC rules or from making any other disclosure required by applicable law.

        Recommendation to Sports Authority Stockholders.    The merger agreement provides that, neither the Sports Authority board of directors nor any of its committees will, directly or indirectly:

  •
  (i) withdraw (or modify in a manner adverse to Buyer or Merger Sub), or publicly propose to withdraw (or modify in a manner adverse to Buyer or Merger Sub), the approval, recommendation or declaration of advisability of the merger agreement, or the merger or the other transactions contemplated by the merger agreement, or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any alternative Acquisition Proposal (we refer to any such action as an "Adverse Recommendation Change") or

  •
  approve or recommend, or publicly propose to approve or recommend, or allow the Sports Authority or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than a Permissible Confidentiality Agreement);

provided, that Sports Authority will not be prohibited from terminating the merger agreement and entering into an alternative acquisition agreement if:

  •
  (i) Sports Authority has complied with its obligations under the non-solicitation provisions of the merger agreement, (ii) the Sports Authority board of directors determines in good faith (after consultation with its independent financial advisor and outside counsel) that the Acquisition Proposal constitutes a Superior Proposal and the failure to take such action is inconsistent with its fiduciary duties under applicable law, and (iii) Sports Authority has substantially negotiated and documented the terms of such Acquisition Proposal; and

  •
  immediately following the Sports Authority board of directors (acting through the Special Committee) so resolving, Sports Authority has notified Buyer and provided to Buyer in writing the identity of the person making, and the final terms and conditions of such Acquisition Proposal.

        Sports Authority is permitted to enter into such a definitive agreement if (A) the effectiveness of the agreement is conditioned upon Sports Authority complying with its obligations to pay the termination fee to Buyer and Merger Sub under the merger agreement, (B) the effectiveness of such agreement is conditioned upon the termination of the merger agreement, and (C) immediately following the execution of such agreement, a copy of such agreement and all related agreements, exhibits, schedules and other documents are delivered to Buyer and Merger Sub.

Conditions to the Completion of the Merger

        The obligations of each of Sports Authority, Buyer and Merger Sub to complete the merger are subject to the satisfaction, on or prior to the effective time of the merger, of the following conditions:

  •
  approval of the merger agreement by Sports Authority stockholders representing a majority of Sports Authority's common stock;

  •
  any applicable waiting period under the HSR Act having expired or been earlier terminated; and

  •
  no law being in effect, that restrains, enjoins, prohibits or makes illegal the consummation of the merger.

        The obligations of Buyer and Merger Sub to complete the merger are further subject to the satisfaction, or prior to the effective time of the merger, of the following additional conditions:

  •
  (i) Sports Authority must have performed in all material respects all of its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger; (ii) the representations and warranties of Sports Authority relating to capitalization must be true and correct in all respects (except for inaccuracies that are de minimis in the aggregate) as of the effective time of the merger as if made at and as of such time; (iii) all other representations and warranties of Sports Authority must be true and correct as of the effective time of the merger, as if made at and as of such time without giving effect to any "materiality" or "material adverse effect" qualification, except where the failure to be so true and correct does not constitute a material adverse effect on Sports Authority (provided that representations made as of a specific date must be true and correct as of such date only); and (iv) Buyer and Merger Sub has received a certificate signed by a senior officer of Sports Authority attesting to (i) – (iii) above.

  •
  Buyer and Merger Sub have obtained the financing, other than the financing contemplated by GEI IV's equity commitment letter, provided that this condition will be deemed waived if the failure to satisfy it arises out of or results from a willful breach by Buyer or Merger Sub of their obligations to obtain the financing under the merger agreement; and

  •
  holders representing not more than 15% of the aggregate number of shares of Sports Authority common stock outstanding as of the record date for stockholders entitled to vote at the special meeting have demanded appraisal of their shares of Sports Authority common stock as of the effective time of the merger.

        The obligations of Sports Authority to complete the merger are further subject to the satisfaction, on or prior to the effective time of the merger, of the following additional conditions:

  •
  Buyer and Merger Sub must have performed in all material respects all of their obligations under the merger agreement required to be performed by them at or prior to the effective time of the merger;

  •
  the representations and warranties of Buyer and Merger Sub contained in the merger agreement and in any certificate or other writing delivered by them pursuant to the merger agreement that are qualified as to materiality must be true and correct in accordance with their terms as of the date of the merger agreement and as of the effective time of the merger as if made at and as of such time, and those which are not so qualified must be true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger as if made at and as of such time (provided that representations made as of a specific date are required to be true and correct as of such date only); and

  •
  Sports Authority has received a certificate signed by a senior officer of Buyer and Merger Sub attesting to their compliance with the above described conditions.

Termination of Merger Agreement

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after approval of the merger agreement by Sports Authority stockholders:

  •
  by mutual written agreement of Sports Authority, on the one hand, and Buyer and Merger Sub, on the other hand;

  •
  by either Sports Authority or Merger Sub, if:

  1.
  the merger has not been completed by July 21, 2006, provided, that the failure of the merger to be completed by such date is not the result of, or caused by, the failure of the party seeking to exercise such termination right to fulfill any of its obligations under the merger agreement;

  2.
  there is any final and nonappealable law that makes consummation of the merger illegal or otherwise prohibited; provided, that the right to terminate the merger agreement will not be available to any party whose breach of any provision of the merger agreement results in the application or imposition of such law; or

  3.
  at the special meeting of Sports Authority stockholders, Sports Authority stockholders do not adopt the merger agreement;

  •
  by Sports Authority, if Buyer or Merger Sub has breached or failed to perform any representation, warranty, covenant or agreement set forth in the merger agreement which would cause the conditions to Sports Authority's obligations to complete the merger not to be satisfied, and such condition is incapable of being satisfied by July 21, 2006, provided that Sports Authority is not then in material breach of the merger agreement;

  •
  by Buyer or Merger Sub, if:

  1.
  Sports Authority has breached or failed to perform any representation, warranty, covenant or agreement which would cause the conditions to Buyer's and Merger Sub's obligations to complete the merger not to be satisfied and such condition is incapable of being satisfied by July 21, 2006, provided that neither Buyer nor Merger Sub is then in material breach of the merger agreement;

  2.
  Sports Authority's board of directors makes an Adverse Recommendation Change or approves a resolution or authorizes or agrees to do so; or

  3.
  Sports Authority enters into an acquisition agreement with a third party;

  •
  by Sports Authority, at any time prior to obtaining stockholder approval, upon a resolution by its board of directors (acting through the Special Committee) to enter into a definitive agreement regarding an Acquisition Proposal provided that:

  1.
  the Sports Authority board of directors may not do so unless (a) Sports Authority has fully complied with its obligations under the merger agreement relating to Acquisition Proposals; (b) the Sports Authority board of directors has determined in good faith, after consultation with independent financial advisor and outside counsel, that the Acquisition Proposal constitutes a Superior Proposal and failure to take such action is inconsistent with its fiduciary duties under applicable law; and (c) Sports Authority has substantially negotiated and documented the terms of the Acquisition Proposal;

    2.
    immediately following such a resolution, Sports Authority notifies Buyer and provides to Buyer in writing the identity of the person making, and the final terms and conditions of, such Acquisition Proposal; and

    3.
    Sports Authority has the right to enter into such a definitive agreement so long as (a) the effectiveness of such agreement is (i) conditioned upon Sports Authority complying with its obligations with respect to payment of any termination fee owed to Buyer and Merger Sub pursuant to the merger agreement, and (ii) conditioned upon the termination of the merger agreement, and (b) immediately following the execution of such agreement and all related agreements, a complete copy of such agreement is delivered to Buyer and Merger Sub.

Reimbursement of Expenses; Termination Fee

        Expense Reimbursement.    If the merger agreement is terminated because Sports Authority stockholders do not approve the transaction, Sports Authority will be required to reimburse Buyer and Merger Sub for their actual and reasonably documented out-of-pocket expenses and fees in connection with the transaction, up to $5 million. If Buyer's and Merger Sub's actual and reasonably documented out-of-pocket expenses exceed $5 million as a result of their good faith efforts to satisfy the conditions to closing and to comply with their respective covenants and agreements in the merger agreement, Sports Authority will negotiate in good faith with Buyer to increase the amount of expenses to be reimbursed.

        Termination Fee.    Sports Authority will be immediately obligated to pay Buyer and Merger Sub a termination fee of $30 million, net of any expenses previously reimbursed, if the merger agreement is terminated under either of the following circumstances:

  •
  Sports Authority enters into an alternative acquisition agreement;

  •
  Sports Authority's board, prior to stockholder approval of the merger agreement, resolves to enter into an alternative acquisition agreement; or

  •
  Sports Authority stockholders fail to adopt the merger agreement and, at the time of the stockholders meeting, an Acquisition Proposal has been made public and not withdrawn, and if within 12 months after the merger agreement is terminated either: (A) the acquisition of more than 50% of the voting securities of Sports Authority occurs, or (B) Sports Authority enters into a definitive agreement in respect of such a transaction, which transaction is subsequently consummated;

        Except as described above, whether or not the merger occurs, Sports Authority has agreed to pay its own fees and expenses incurred in connection with the merger agreement.

Amendment, Waiver and Extension of the Merger Agreement

        Amendment; Waiver.    Any provision of the merger agreement may be amended if such amendment is executed in writing by each of Sports Authority (approved by the Special Committee), Buyer and Merger Sub, provided that after the merger agreement has been adopted by Sports Authority stockholders, any proposed amendment that requires further approval by the stockholders pursuant to applicable law will not be effective without such further stockholder approval. Any provisions of the merger agreement may be waived if such waiver is executed in writing by the party against whom the waiver is to be effective.

        Extension.    At any time prior to the effective time of the merger, Sports Authority, on the one hand, and Buyer and Merger Sub on the other hand, may, with respect to the other party, extend the time for the performance of any of the obligations or other acts of such party.

COMMON STOCK OWNERSHIP OF MANAGEMENT, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of February 14, 2006 by each person known by us to be a beneficial owner of five percent or more of our common stock and based on 26,439,884 shares of our common stock issued and outstanding on February 14, 2006.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Total Outstanding Shares
FMR Corp.(2) 82 Devonshire Street Boston, MA 02109	2,667,862	10.1%
Dimensional Fund Advisors Inc.(3) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,883,404	7.1%
Columbia Wanger Asset Management, L.P.(4) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	1,787,000	6.8%

        The following table sets forth the amount of Sports Authority common stock beneficially owned as of February 14, 2006 by: (i) each of Sports Authority's directors, (ii) the Chief Executive Officer and the four other most highly compensated officers of Sports Authority, or named executive officers, and (iii) the directors and executive officers of Sports Authority as a group. Unless otherwise indicated, the address of each of the individuals named below is: c/o The Sports Authority, Inc., 1050 West Hampden Avenue, Englewood, Colorado 80110. Unless otherwise indicated, each stockholder had sole investment and voting power with respect to the shares indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Total Outstanding Shares
John Douglas Morton(5)	257,500	1.0%
David J. Campisi	7,891	*
Thomas T. Hendrickson(6)	33,623	*
Greg A. Waters(7)	53,610	*
Nesa E. Hassanein(8)	47,857	*
Martin E. Hanaka(9)	583,293	2.2%
Gordon D. Barker(10)	25,033	*
Mary Elizabeth Burton(11)	27,335	*
Cynthia R. Cohen(12)	16,440	*
Peter R. Formanek(13)	88,442	*
Kevin M. McGovern(14)	37,774	*
Jonathan D. Sokoloff(15)	114,259	*
Richard L. Markee	1,416	*
All directors and executive officers as a group (13 persons)(16)	1,294,473	4.7%

*
Less than 1%.

(1)
Applicable percentage of ownership is based on 26,439,884 shares of our common stock outstanding as of February 14, 2006. Shares of our common stock that a person has the right to acquire within 60 days of February 14, 2006 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.

(2)
Based upon information contained in stockholder's publicly available filing on Schedule 13G/A, filed on February 14, 2006.

(3)
Based upon information contained in stockholder's publicly available filing on Schedule 13G, filed on February 6, 2006.

(4)
Based upon information contained in stockholder's publicly available filing on Schedule 13G/A, filed on February 14, 2006.

(5)
Includes 152,650 shares of our common stock issuable upon the exercise of outstanding options.

(6)
Includes 30,200 shares of our common stock issuable upon the exercise of outstanding options.

(7)
Includes 51,400 shares of our common stock issuable upon the exercise of outstanding options.

(8)
Includes 34,600 shares of our common stock issuable upon the exercise of outstanding options.

(9)
Includes 499,250 shares of our common stock issuable upon the exercise of outstanding options.

(10)
Includes 11,000 shares of our common stock issuable upon the exercise of outstanding options.

(11)
Includes 13,496 shares of our common stock issuable upon the exercise of outstanding options.

(12)
Includes 9,330 shares of our common stock issuable upon the exercise of outstanding options.

(13)
Includes 62,516 shares of our common stock held by Formanek Investment Trust with Peter R. Formanek as trustee, and 26,000 shares of our common stock issuable upon the exercise of outstanding options.

(14)
Includes 12,991 shares of our common stock issuable upon the exercise of outstanding options.

(15)
Includes 107,776 shares of our common stock held by Sokoloff Family Trust with Jonathan D. Sokoloff as trustee, 1,500 shares of our common stock held by Leonard Green & Partners, L.P. where Jonathan D. Sokoloff serves as a partner, 450 shares of our common stock held by 1998 Children's Trust with Jonathan D. Sokoloff and Cheryl D. Sokoloff as trustees, 33 shares of our common stock held by LGP Management, Inc. where Jonathan D. Sokoloff is a Director, Vice President and shareholder and 6,000 shares of our common stock issuable upon the exercise of outstanding options. Mr. Sokoloff disclaims beneficial ownership of the 33 shares of our common stock owned by LGP Management, Inc.

(16)
Includes 846,917 shares of our common stock issuable upon the exercise of outstanding options.

STOCKHOLDER PROPOSALS

        A 2006 annual meeting of stockholders will be held only if the merger agreement is not adopted by our stockholders or the merger is not otherwise completed. Rule 14a-8 promulgated under the Exchange Act requires that we include certain stockholder proposals in our proxy statement for an annual stockholders' meeting if the proposal is submitted prior to the deadline calculated under the rule. Stockholders' proposals should have been received by January 3, 2006 to be considered for inclusion in our proxy statement relating to the next annual stockholders meeting (which will be held only if the merger is not completed).

        If a stockholder desires a matter to be considered at an annual meeting and his or her proposal was not submitted for inclusion in our proxy statement by the deadline described above, the matter could still be considered at the meeting if the notice procedures outlined in our bylaws are followed. Information regarding the matter would not, however, be contained in our proxy statement relating to the meeting. Our bylaws provide that only stockholders of record entitled to vote at an annual meeting of stockholders may nominate a person for election to the Board of Directors or propose other business to be considered by the stockholders at an annual meeting. These stockholders must send us a written notice of the nomination or proposal. To be timely, a stockholder's notice must be delivered to or received at the Company's principal executive offices not less than 50 and not more than 75 days prior to the meeting, unless less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, in which case, to be timely, a stockholder's notice must be received by the Company not later than the close of business on the 10th day following the day on which notice of the date of such meeting was mailed or publicly disclosed, whichever is first. We have filed our bylaws with, and a copy of these bylaws can be obtained from, the SEC.

        Please address all notices to the Corporate Secretary, The Sports Authority, Inc., 1050 West Hampden Avenue, Englewood, Colorado 80110.

SUMMARY FINANCIAL INFORMATION

        The following table sets forth the summary consolidated financial data for Sports Authority as of and for the thirty-nine weeks ended October 29, 2005 and October 30, 2004 and as of and for each of the fiscal years ended January 29, 2005 and January 31, 2004.

        This data and the comparative per share data set forth below have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in Sports Authority's Annual Report on Form 10-K for the year ended January 29, 2005 and the unaudited consolidated interim financial statements contained in Sports Authority's Quarterly Report on Form 10-Q and Form 10-Q/A for the thirty-nine weeks ended October 29, 2005 and October 30, 2004, including the notes thereto. These documents are incorporated by reference into this proxy statement. See "Where You Can Find More Information" beginning on page 56.

	Thirty-nine weeks ended				Fiscal Years
	October 29, 2005		October 30, 2004		2004		2003
	(In thousands, except share and per share amounts)
STATEMENT OF INCOME DATA:
Net sales	$1,768,242		$1,722,107		$2,435,863		$1,760,450
Cost of goods sold, buying, distribution and occupancy	(1,278,003)		(1,248,120)		(1,756,879)		(1,274,465)

Gross profit	490,239		473,987		678,984		485,985
Operating expenses	(430,269)		(422,235)		(579,776)		(407,527)
Merger integration costs	—		(21,750)		(21,750)		(43,807)
Pre-opening expenses	(2,522)		(3,243)		(4,012)		(1,923)

Operating income	57,448		26,759		73,446		32,728
Interest expense	(16,750)		(14,648)		(20,103)		(12,327)
Other income, net	1,664		1,284		1,396		3,514

Income before income taxes	42,362		13,395		54,739		23,915
Income tax benefit (expense)	(16,733)		(5,228)		(21,272)		(7,653)

Net income	$25,629		$8,167	(1)	$33,467	(1)	$16,262	(2)

Basic earnings per share	$0.98		$0.32	(1)	$1.30	(1)	$0.89	(2)

Weighted average shares of common stock outstanding	26,078,375		25,639,714		25,691,176		18,309,174	(3)

Diluted earnings per share	$0.96		$0.31	(1)	$1.27	(1)	$0.83	(2)

Weighted average shares of common stock and common stock equivalents outstanding	26,783,328		26,375,278		26,412,279		19,479,695

RATIO OF EARNINGS TO FIXED CHARGES(4)	1.74	X	1.25	X	1.63	X	1.41	X
BALANCE SHEET DATA (at end of period):
Working capital	$453,230		$480,048		$355,518		$378,909
Total assets	1,552,756		1,587,257		1,451,181		1,365,627
Long-term debt and capital leases, less current portion	378,428		449,048		305,892		318,158
Stockholders' equity	524,232		457,950		485,009		437,297

(1)
Amount includes the effect of $13.3 million, net of tax, or $0.50 per diluted share, of merger integration costs associated with the TSA merger.

(2)
Amount includes the effect of: $26.7 million, net of tax, or $1.37 per diluted share, of merger integration costs associated with the TSA merger; non-recurring interest income of $1.3 million, net of tax, or $0.07 per diluted share, and a non-recurring tax benefit of $1.7 million, or $0.09 per diluted share, both related to the settlement of a tax dispute involving our former parent; and a non-recurring expense of $0.9 million, net of tax, or $0.05 per diluted share, including attorneys' fees and expenses, related to the settlement of wage and hour class action lawsuits in California.

(3)
We issued 12.4 million shares in connection with the TSA merger, which was completed on August 4, 2003.

(4)
For purposes of computing the ratios of earnings to fixed charges, "earnings" consist of earnings before income taxes plus fixed charges, excluding capitalized interest. "Fixed charges" consist of interest incurred on indebtedness including capitalized interest, amortization of debt expenses and one-third the portion of rental expense under operating leases, which is deemed to be the equivalent of interest.

Comparative Per Share Data

        The following table sets forth certain historical data for Sports Authority. Basic and diluted earnings per common share and book value per share is presented for the thirty-nine weeks ended October 29, 2005 and October 30, 2004 and for each of the fiscal years ended January 29, 2005 and January 31, 2004.

	Thirty-nine weeks ended			Fiscal Years
	October 29, 2005	October 30, 2004		2004		2003
Net income per share:
Basic	$0.98	$0.32	(1)	$1.30	(1)	$0.89	(2)
Diluted	$0.96	$0.31	(1)	$1.27	(1)	$0.83	(2)
Book value per diluted share(3)	$19.57	$17.36		$18.36		$22.45

(1)
Amount includes the effect of $13.3 million, net of tax, or $0.52 per basic share and $0.50 per diluted share, of merger integration costs associated with the TSA merger.

(2)
Amount includes the effect of: $26.7 million, net of tax, $1.46 per basic share or $1.37 per diluted share, of merger integration costs associated with the TSA merger; non-recurring interest income of $1.3 million, net of tax, or $0.07 per basic and diluted share, and a non-recurring tax benefit of $1.7 million, or $0.09 per basic and diluted share, both related to the settlement of a tax dispute involving our former parent; and a non-recurring expense of $0.9 million, net of tax, or $0.05 per basic and diluted share, including attorneys' fees and expenses, related to the settlement of wage and hour class action lawsuits in California.

(3)
Computed by dividing stockholders' equity by the weighted average number of shares of common stock at the end of such period plus the weighted average dilutive effect of interests in securities.

MARKET PRICES AND DIVIDEND INFORMATION

        Our common stock is traded on the New York Stock Exchange under the symbol "TSA." The table below sets forth by quarter, since the beginning of the Company's fiscal year ended January 31, 2004, the high and low sale closing sale prices of our common stock on the New York Stock Exchange. The Company has not paid any dividends during that period.

	Market Prices
	High	Low
Fiscal Year 2004
First Quarter	$44.08	$36.81
Second Quarter	39.10	24.01
Third Quarter	25.09	20.10
Fourth Quarter	29.73	23.50
Fiscal Year 2005
First Quarter	28.73	23.73
Second Quarter	33.54	26.40
Third Quarter	34.20	26.42
Fourth Quarter	36.70	27.84
Fiscal Year 2006
First Quarter (through February 14, 2006)	36.72	36.26

        On January 20, 2006, the last full trading day prior to the public announcement of the merger agreement, the closing sale price of Company common stock as reported on the New York Stock Exchange was $31.05. On [    •    ] [    •    ], 2006, the last full trading day prior to the date of this proxy statement, the closing price of Company common stock as reported on the New York Stock Exchange was $[    •    ].

        Stockholders are encouraged to obtain current market quotations for Sports Authority's common stock.

FINANCIAL PROJECTIONS

        We include in this proxy statement the following projections only because they were provided by Sports Authority's management to Merrill Lynch and Buyer. The projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither Sports Authority's independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, nor have they expressed any opinion or given any form of assurance on the projections or their achievability. Merrill Lynch and Buyer did not prepare the enclosed projections, have no responsibility therefor, and may have varied some of the assumptions underlying the projections for purposes of their analyses. Furthermore, the projections:

  •
  necessarily make numerous assumptions, many of which are beyond the control of Sports Authority and may not prove to have been, or may no longer be, accurate;

  •
  except as indicated below, do not necessarily reflect revised prospects for Sports Authority's business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

  •
  are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

  •
  should not be regarded as a representation that they will be achieved.

        Sports Authority believes the assumptions Sports Authority's management used as a basis for the projections were reasonable at the time the projections were prepared, given the information Sports Authority's management had at the time.

        The projections are not a guarantee of performance. They involve risks, uncertainties and assumptions. The future financial results and stockholder value of Sports Authority may materially differ from those expressed in the projections due to factors that are beyond Sports Authority's ability to control or predict. We cannot assure you that the projections will be realized or that Sports Authority's future financial results will not materially vary from the projections. We do not intend to update or revise the projections.

        The projections are forward-looking statements. For information on factors which may cause Sports Authority's future financial results to materially vary, see "Forward-Looking Statements" on page 55. In preparing the projections, Sports Authority assumed sales growth to result from comparable store sales increases of 2.0% and net store growth of 9 in 2006, and 15 in each of 2007 and 2008; gross margin improvement of 0.40% in 2006 and 0.30% in each of 2007 and 2008 due primarily to improving merchandise margins; total store and general and administrative expenses, including the impact of net store growth, increasing approximately 4% per year; and depreciation expense based on capital spending of $74.8 million in 2006 and $70.0 million in each of 2007 and 2008. Our projections have been prepared using accounting principles consistent with our annual and interim financial statements as well as any changes to those principles known to be effective in future periods. The projections do not reflect the effect of any proposed or other changes in accounting principles generally accepted in the United States of America that may be made in the future. Any such changes could have a material impact to the information shown below.

	Fiscal Year Ending January 31 of the Following Year (Dollars in Millions, Except per Share Data)
	2005E	2006E(1)	2007E	2008E
Income Statement
Revenue	$2,510	$2,619	$2,731	$2,852
% Growth	3.0%	4.4%	4.3%	4.4%
Gross Profit	705	746	786	830
% Margin	28.1%	28.5%	28.8%	29.1%
EBITDA	181	200	220	242
% Margin	7.2%	7.6%	8.1%	8.5%
EBIT	112	123	135	149
% Margin	4.5%	4.7%	4.9%	5.2%
Net Income	54	62	70	80
% Margin	2.2%	2.4%	2.6%	2.8%
Diluted EPS	$2.04	$2.26	$2.46	$2.70
% Growth	13.4%	10.9%	9.0%	9.8%
Comp Store Sales	1.3%	2.0%	2.0%	2.0%

(1)
Does not include 53rd week.

FORWARD-LOOKING STATEMENTS

        This proxy statement, and the documents to which we refer you in this proxy statement, contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements in this proxy statement or those other documents about future results of operations, expectations, plans and prospects, including statements regarding completion of the proposed merger, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "should," "plans," "targets" and/or similar words or expressions. These forward-looking statements are based on Sports Authority's current estimates and assumptions and, as such, involve uncertainty and risk.

        Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by forward-looking statements. You should not place undue reliance on any forward-looking statements contained herein, which speak only as of the date of this proxy statement, or, in the case of documents incorporated by reference, attached to this proxy statement or referred to in this proxy statement, as of the respective dates of such documents. These and other factors are discussed in the documents that are incorporated by reference into this proxy statement, including Sports Authority's Annual Report on Form 10-K for the fiscal year ended January 29, 2005, and Quarterly Reports on Form 10-Q for the quarters ended April 30, July 30, and October 29, 2005. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

  •
  the satisfaction of the conditions to complete the merger, including the receipt of the required stockholder or regulatory approvals;

  •
  the actual terms of financing that will be obtained for the merger;

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

  •
  the outcome of the legal proceedings instituted against us and others in connection with the proposed merger;

  •
  the failure of the merger to close for any other reason;

  •
  the amount of the costs, fees, expenses and charges relating to the merger;

  •
  substantial indebtedness following the consummation of the merger;

  •
  business uncertainty and contractual restrictions during the pendency of the merger;

  •
  competition generally and the increasingly competitive nature of our industry;

  •
  the effect of war, terrorism or catastrophic events;

  •
  stock price and interest rate volatility; and

  •
  marketing effectiveness.

        We undertake no obligation to update any of the forward-looking information contained in this proxy statement, except as required by applicable law.

WHERE YOU CAN FIND MORE INFORMATION

        Sports Authority is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Sports Authority files reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

        The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

        The SEC allows Sports Authority to "incorporate by reference" information into this proxy statement. This means that Sports Authority can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Sports Authority later files with the SEC may update and supersede the information incorporated by reference. Similarly, the information that Sports Authority later files with the SEC may update and supersede the information in this proxy statement. Sports Authority incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. Sports Authority also incorporates by reference into this proxy statement the following documents filed by it with the SEC under the Exchange Act:

  •
  Sports Authority's Annual Report on Form 10-K for the year ended January 29, 2005;

  •
  Sports Authority's Quarterly Reports on Form 10-Q, as amended, for the quarters ended April 30, July 30, and October 29, 2005; and

  •
  Sports Authority's Current Reports on Form 8-K filed on April 13, 2005(2), April 21, 2005, June 10, 2005, September 14, 2005, and January 23, 2006.

        Sports Authority undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

        Requests for copies of Sports Authority filings should be directed to The Sports Authority, Inc., 1050 West Hampden Avenue, Englewood, Colorado 80110, Attention: Corporate Secretary.

        Document requests from Sports Authority should be made by [    •    ] [    •    ], 2006 in order to receive them before the special meeting.

        The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Sports Authority since the date of this proxy statement or that the information herein is correct as of any later date.

        Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Sports Authority has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated [    •    ] [    •    ], 2006. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

        If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact The Sports Authority, Inc., 1050 West Hampden Avenue, Englewood, Colorado 80110 Attention: Corporate Secretary. You may call our proxy solicitor [    •    ] toll-free at [    •    ] (bankers and brokers may call collect at [    •    ]).

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Annex A

AGREEMENT AND PLAN OF MERGER
by and among
THE SPORTS AUTHORITY, INC.,
SLAP SHOT HOLDINGS CORP.
and
SAS ACQUISITION CORP.
January 22, 2006

A-i

A-ii

EXHIBITS

        A.    Form of Contribution and Exchange Agreement

        B.    Certificate of Incorporation of the Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of this 22nd day of January, 2006 by and among The Sports Authority, Inc., a Delaware corporation (the "Company"), Slap Shot Holdings Corp., a Delaware corporation ("Parent"), and SAS Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub").

RECITALS

        A.    The parties intend that Merger Sub be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the "Surviving Corporation").

        B.    The Special Committee and the Board of Directors of the Company (except for directors affiliated with Parent or Merger Sub and members of Company management who recused themselves) have, acting in joint session, unanimously (i) determined that the Merger and this Agreement are fair to and in the best interests of the Company, (ii) adopted this Agreement and (iii) resolved to recommend that the Company shareholders approve this Agreement.

        C.    The Board of Directors of Merger Sub has unanimously adopted this Agreement. The Board of Directors of Parent, and Parent, as the sole shareholder of Merger Sub, in each case, has approved this Agreement and has approved the Merger and the transactions contemplated hereby.

        D.    The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Definitions.    For purposes of this Agreement, the following terms have the respective meanings set forth below:

        "Acceptable Confidentiality Agreement" has the meaning set forth in Section 6.4(f)(i).

        "Adverse Recommendation Change" has the meaning set forth in Section 6.4(d).

        "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Agreement" has the meaning set forth in the Preamble.

        "Amended Option" has the meaning set forth in Section 2.4(a).

        "Balance Sheet" means the consolidated balance sheet of the Company as of October 29, 2005 (and the notes thereto) set forth in the Company's quarterly report on Form 10-Q for the quarterly period ended October 29, 2005.

        "Balance Sheet Date" means October 29, 2005.

        "Business Day" means any day other than the days on which banks in the City of New York generally are closed.

        "Certificate of Merger" has the meaning set forth in Section 2.1(b).

        "Closing" has the meaning set forth in Section 2.1(d).

        "Closing Date" has the meaning set forth in Section 2.1(d).

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Common Shares" means shares of Common Stock.

        "Common Stock" means the common stock of the Company, par value $0.01 per share.

        "Company" has the meaning set forth in the Preamble.

        "Company Acquisition Agreement" has the meaning set forth in Section 6.4(d).

        "Company Acquisition Proposal" has the meaning set forth in Section 6.4(f)(ii).

        "Company Employees" has the meaning set forth in Section 8.7(a).

        "Company Fairness Opinion" has the meaning set forth in Section 4.2(d).

        "Company Financial Advisor" has the meaning set forth in Section 4.2(d).

        "Company Joint Venture" means, with respect to the Company, any corporation or other entity (including partnerships, limited liability companies and other business associations and joint ventures) in which the Company, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other person performing similar functions but in which the Company has rights with respect to the management of such Person.

        "Company Options" means Employee Options and Director Options, as the context requires.

        "Company Proxy Statement" has the meaning set forth in Section 4.8.

        "Company Representatives" has the meaning set forth in Section 6.4(a).

        "Company Restricted Shares "has the meaning set forth in Section 2.2(f).

        "Company SEC Reports" has the meaning set forth in Section 4.7(a).

        "Company Securities" has the meaning set forth in Section 4.5(b).

        "Company Shareholder Meeting" has the meaning set forth in Section 6.2(a).

        "Confidentiality Agreement" means, collectively, the Confidentiality Agreement dated December 22, 2005 between the Company and LGP.

        "Contracts" has the meaning set forth in Section 4.18(a).

        "Contributing Holders" means John Douglas Morton, Thomas T. Hendrickson, David J. Campisi, Gregory A. Waters and Nesa E. Hassanein and any other holder of Common Shares or Company Options who enters into a Contribution and Exchange Agreement or other agreement providing for such holder to (i) acquire shares of capital stock of Parent immediately prior to the Effective Time and/or (ii) agree to amend the terms of a portion of their Company Options effective concurrently with the consummation of the Merger.

        "Contribution and Exchange Agreement" means each agreement by and between Parent and the Contributing Holders, in the form of Exhibit A attached, pursuant to which (i) such Contributing

Holders will exchange a portion of their respective Common Shares for shares of capital stock of Parent immediately prior to the Effective Time and/or (ii) a portion of such Contributing Holders' respective Company Options will be assumed by Parent and amended concurrently with the consummation of the Merger.

        "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such liabilities that arise out of, or relate to, the Employee Plans.

        "Current Company SEC Reports" means the Company's annual report on Form 10-K for the fiscal year ended January 29, 2005, the Company's Definitive Proxy for the 2005 Annual Meeting of Company shareholders and the Company's quarterly reports on Form 10-Q for the fiscal quarters ended April 30, 2005, July 30, 2005 and October 29, 2005.

        "Current Policies" has the meaning set forth in Section 7.2(a).

        "Damages" has the meaning set forth in Section 7.2(a).

        "Delaware Corporate Law" means the Delaware General Corporation Law, as amended.

        "Director Options" means the outstanding options to acquire Common Shares granted to directors of the Company.

        "Disbursing Agent" has the meaning set forth in Section 2.3(a).

        "Disclosure Letter" has the meaning set forth in the preamble to Article IV.

        "Dissenting Common Shares" has the meaning set forth in Section 2.2(d).

        "Effective Time" has the meaning set forth in Section 2.1(b).

        "Employee Benefit Plan" has the meaning set forth in Section 3(3) of ERISA.

        "Employee Options" means the outstanding options to acquire Common Shares granted to employees of the Company and/or its Subsidiaries.

        "Employee Plan" has the meaning set forth in Section 4.12(a).

        "Employment Agreement" means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee, officer, director, independent contractor or consultant pursuant to which the Company or any of its Subsidiaries has any liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

        "End Date" means 180 days following the date of this Agreement.

        "Environmental Laws" means any and all applicable federal, state, local, municipal and foreign Laws relating to the environment or to Releases of Hazardous Substances or to public health as it relates thereto or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the notification, clean up or other remediation thereof.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any entity, trade or business (whether or not incorporated) that is a member of a controlled group including the Company or that is under common control with the Company within the meaning of Section 414 of the Code.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Excluded Party" has the meaning set forth in Section 6.4(b).

        "Exclusivity Period Start Date" has the meaning set forth in Section 6.4(a).

        "Financing" has the meaning set forth in Section 5.7.

        "Financing Letters" has the meaning set forth in Section 5.7.

        "GAAP" means United States generally accepted accounting principles.

        "GEI IV Letter" has the meaning set forth in Section 5.7.

        "Governmental Authority" means any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, whether foreign or domestic and whether national, supranational, federal, tribal, provincial, state, regional, local or municipal.

        "Hazardous Substances" means any wastes, substances, radiation, matter or materials (i) which are hazardous, toxic, infectious, explosive, dangerous, flammable, radioactive, carcinogenic, or mutagenic; (ii) which are defined as "hazardous materials," "hazardous wastes," "hazardous substances," "wastes" or other similar designations in any Environmental Laws; or (iii) without limitation, which contain asbestos and asbestos-containing materials, polychlorinated biphenyls, lead-based paints, mold or other multicellular fungi, urea-formaldehyde foam insulation, and petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof and all other substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5).

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Insurance Policies" has the meaning set forth in Section 4.21.

        "Intellectual Property" means all United States and foreign trademarks, trademark rights, trade names, trade names rights, service marks and service mark rights, service names and service names rights, copyrights and copyright rights, trade secrets, Internet domain names and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

        "knowledge" of any Person that is not an individual means, with respect to any specific matter, the actual knowledge of such Person's executive officers after due inquiry of individuals who are aware of the proposed Merger as of the date hereof.

        "Law" means applicable, statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, writs, decrees, licenses, governmental guidelines or interpretations having the force of law, permits, rules and bylaws, in each case, of a Governmental Authority.

        "Leased Real Property" has the meaning set forth in Section 4.20(c).

        "Leases" has the meaning set forth in Section 4.20(c).

        "LGP" means Leonard Green & Partners L.P.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

        "Material Adverse Effect on the Company" has the meaning set forth in Section 4.9(a).

        "Material Contracts" has the meaning set forth in Section 4.18(a).

        "Material Employment Agreement" means an Employment Agreement pursuant to which the Company or any of its Subsidiaries has or would reasonably be expected to have any obligation to provide compensation and/or benefits (including without limitation severance pay or benefits or payments related to change in control of the Company) in an amount or having a value in excess of $150,000 per year or $250,000 in the aggregate.

        "Merger" has the meaning set forth in the Recitals.

        "Merger Consideration" has the meaning set forth in Section 2.2(c).

        "Merger Shares" has the meaning set forth in Section 2.2(c).

        "Merger Sub" has the meaning set forth in the Preamble.

        "Merger Sub Common Shares" means the common stock of Merger Sub, par value $0.01 per share.

        "New Financing Letters" has the meaning set forth in Section 5.7.

        "New Plans" has the meaning set forth in Section 8.7(a).

        "Old Plans" has the meaning set forth in Section 8.7(a).

        "Other Antitrust Laws" means any Law enacted by any Governmental Authority relating to antitrust matters or regulating competition.

        "Owned Real Property" has the meaning set forth in Section 4.20(b).

        "Parent" has the meaning set forth in the Preamble.

        "Parent Expenses" has the meaning set forth in Section 10.2.

        "Permits" means any licenses, franchises, permits, certificates, consents, approvals or other similar authorizations of, from or by a Governmental Authority possessed by or granted to or necessary for the ownership of the material assets or conduct of the business of, the Company or its Significant Subsidiaries.

        "Permitted Alternative Agreement" has the meaning set forth in Section 10.1(e).

        "Permitted Liens" means (i) liens for taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics', materialmen's or other liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; or (iii) any other liens, encumbrances, security interests, easements, rights-of-way, encroachments, restrictions, conditions and other encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on the Company.

        "Person" means any individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

        "Proceeding" has the meaning set forth in Section 4.10.

        "Real Property" has the meaning set forth in Section 4.20(d).

        "Recommendation" has the meaning set forth in Section 6.2(b).

        "Release" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, ejection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Substances into or upon the environment, including the air, soil, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

        "Replacement Policies" has the meaning set forth in Section 7.2(a).

        "Required Contractual Consents" has the meaning set forth in Section 4.4.

        "Required Governmental Approvals" has the meaning set forth in Section 4.3.

        "Requisite Shareholder Vote" has the meaning set forth in Section 4.2(a).

        "Schedule 13E-3" has the meaning set forth in Section 4.8.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Significant Subsidiaries" has the meaning set forth in Section 4.1(b).

        "Special Committee" means a committee comprised of all of the members of the Company's Board of Directors (other than those who are affiliated with Parent or Merger Sub or are members of the Company's management) formed for the purpose of evaluating, and making a recommendation to the full Board of Directors of the Company with respect to, this Agreement and the Merger.

        "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

        "Superior Proposal" has the meaning set forth in Section 6.4(f)(iii).

        "Surviving Corporation" has the meaning set forth in the Recitals.

        "Tax" (including "Taxes") means (i) all federal, state, local, foreign and other taxes (including withholding taxes), fees and other governmental charges of any kind or nature whatsoever, together with any interest and any penalties, additions or additional amounts with respect thereto, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

        "Tax Return" means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

        "Termination Fee" has the meaning set forth in Section 10.2.

        "third party" means any Person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any of their respective Affiliates.

        "trade secrets" means non-public know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, data bases and other proprietary or confidential information, including customer lists, but excluding any Copyrights or Patents that may cover or protect any of the foregoing.

        Section 1.2    Terms Generally.    The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Disclosure Letter. Unless otherwise specified, the words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole (including the Schedules and Exhibits) and not to any particular provision of this Agreement.

ARTICLE II
THE MERGER

        Section 2.1    The Merger.

        (a)   At the Effective Time, in accordance with the Delaware Corporate Law, and upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company, at which time the separate existence of Merger Sub shall cease and the Company shall survive the Merger as a wholly-owned subsidiary of Parent.

        (b)   As soon as reasonably practicable after the satisfaction or valid waiver of all conditions to the Merger, the Company and Merger Sub will file a certificate of merger (the "Certificate of Merger") meeting the requirements of the Delaware Corporate Law with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is endorsed by the Secretary of State of the State of Delaware, or at such later time as the Company and Merger Sub may agree and specify in the Certificate of Merger (such time as the Merger becomes effective, the "Effective Time").

        (c)   The Merger shall have the effects set forth in the applicable provisions of the Delaware Corporate Law. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

        (d)   The closing of the Merger (the "Closing") shall take place (i) at the offices of Gibson, Dunn & Crutcher LLP located in Los Angeles, California, as soon as reasonably practicable (but in any event, no later than the second Business Day) after the day on which the last condition to the Merger set forth in Article IX is satisfied or validly waived (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or valid waiver of such conditions) or (ii) at such other place and time or on such other date as the Company and Merger Sub may agree in writing (the actual date of the Closing, the "Closing Date").

        Section 2.2    Conversion of Securities.    At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of the Common Stock:

        (a)   Each share of Common Stock held by the Company as treasury stock or otherwise owned by Parent, Merger Sub or any Company Subsidiary immediately prior to the Effective Time (including shares of Common Stock acquired by Parent immediately prior to the Effective Time pursuant to the Contribution and Exchange Agreements), if any, shall be canceled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.

        (b)   Each Merger Sub Common Share issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

        (c)   Each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares to be canceled pursuant to Section 2.2(a) and Dissenting Common Shares (as hereinafter defined)), automatically shall be canceled and converted into the right to receive $37.25 in cash, without interest (the "Merger Consideration"), payable to the holder thereof upon surrender of the stock certificate formerly representing such Common Share in the manner provided in Section 2.3. Such Common Shares, other than those canceled pursuant to Section 2.2(a), sometimes are referred to herein as the "Merger Shares."

        (d)   Notwithstanding any provision of this Agreement to the contrary, if required by the Delaware Corporate Law but only to the extent required thereby, Common Shares that are issued and outstanding immediately prior to the Effective Time (other than Common Shares to be canceled pursuant to Section 2.2(a)) and that are held by holders of such Common Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the Delaware Corporate Law (the "Dissenting Common Shares") will not be convertible into the right to receive the Merger Consideration, and holders of such Dissenting Common Shares will be entitled to receive payment of the appraised value of such Dissenting Common Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the Delaware Corporate Law. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Common Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. At the Effective Time, any holder of Dissenting Common Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the Delaware Corporate Law and as provided in the previous sentence. The Company will give Parent (i) notice of any demands received by the Company for appraisals of shares of Common Stock and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle any such demands.

        (e)   If between the date of this Agreement and the Effective Time the number of outstanding Common Shares is changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, other than pursuant to the Merger, the amount of Merger Consideration payable per Common Share shall be correspondingly adjusted.

        (f)    All vested or unvested restricted shares of Common Stock outstanding immediately prior to the Effective Time and all vested and unvested restricted share units outstanding immediately prior to the Effective Time (collectively, the "Company Restricted Shares") shall, by virtue of this Agreement and, without further action of the Company, Parent, Merger Sub or the holder of such Company Restricted Shares, vest and become free of all restrictions immediately prior to the Effective Time and shall be canceled, retired and shall cease to exist and shall be converted into the right to receive the Merger Consideration.

        (g)   The Company Options shall be treated as provided in Section 2.4.

        (h)   For the avoidance of doubt, the parties acknowledge and agree that the contribution of Common Shares by the Contributing Holders to Parent pursuant to the Contribution and Exchange Agreements shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event.

        Section 2.3    Payment of Cash for Merger Shares.

        (a)   Prior to the Closing Date, Parent shall designate a bank or trust company that is reasonably satisfactory to the Company, that is organized and doing business under the laws of the United States or any state thereof and that has a combined capital and surplus of at least $500,000,000 to serve as the disbursing agent for the Merger Consideration and payments in respect of the Company Options, unless another agent is designated as provided in Section 2.4(a) (the "Disbursing Agent"). At or prior to the Closing, Parent will cause to be deposited with the Disbursing Agent cash in the aggregate amount sufficient to pay the Merger Consideration in respect of all Merger Shares outstanding immediately prior to the Effective Time plus any cash necessary to pay for Company Options pursuant to Section 2.4. Pending distribution of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of Merger Shares and such Company Options and shall not be used for any other purposes; provided, however, that Parent may direct the Disbursing Agent to invest such cash in obligations of or guaranteed by the United States of America, as long as no such investments have maturities that could prevent or delay payments to be made pursuant to Section 2.3(b) .

        (b)   As promptly as practicable after the Effective Time (but no later than five Business Days after the Effective Time), the Surviving Corporation shall send, or cause the Disbursing Agent to send, to each record holder of Merger Shares as of immediately prior to the Effective Time (other than Common Shares to be canceled pursuant to Section 2.2(a)) a letter of transmittal and instructions for exchanging their Merger Shares for the Merger Consideration payable therefor. The letter of transmittal will be in customary form and will specify that delivery of Merger Shares will be effected, and risk of loss and title will pass, only upon delivery of the stock certificates representing the Merger Shares to the Disbursing Agent. Upon surrender of such stock certificate or certificates to the Disbursing Agent together with a properly completed and duly executed letter of transmittal and any other documentation that the Disbursing Agent may reasonably require, the record holder thereof shall be entitled to receive the Merger Consideration payable in exchange therefor, less any amounts required to be withheld for Tax. Until so surrendered and exchanged, each such certificate shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding certificate in respect thereof.

        (c)   If payment is to be made to a Person other than the registered holder of the Merger Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Disbursing Agent any applicable stock transfer taxes required as a result of such payment to a Person other than the registered holder of such Merger Shares or establish to the satisfaction of the Disbursing Agent that such stock transfer taxes have been paid or are not payable.

        (d)   After the Effective Time, there shall be no further transfers on the stock transfer books of the Surviving Corporation of the Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Merger Shares are presented to the Surviving Corporation, such shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

        (e)   If any cash deposited with the Disbursing Agent remains unclaimed twelve months after the Effective Time, such cash shall be returned to the Surviving Corporation upon demand, and any holder who has not surrendered his Merger Shares certificates for the Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Merger Shares for an amount paid to a public official pursuant to any applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Merger Shares as of a date immediately prior to such time that such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation on such date, free and clear of any claims or interest of any Person previously entitled thereto.

        (f)    No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for Common Shares.

        (g)   From and after the Effective Time, the holders of Common Shares (other than Dissenting Common Shares) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Shares, other than the right to receive the Merger Consideration as provided in this Agreement.

        (h)   In the event that any Merger Share certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Merger Share certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Merger Share certificate, the Disbursing Agent will issue in exchange for such lost, stolen or destroyed Merger Share certificate the proper amount of the Merger Consideration.

        (i)    Parent, Surviving Corporation and the Disbursing Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder from whose Merger Consideration the amounts were so deducted and withheld.

        Section 2.4    Treatment of Options.

        (a)   As of the Effective Time, each Company Option (other than Amended Options) will be cancelled and extinguished, and the holder thereof will be entitled to receive an amount in cash equal to the excess (if any) of (A) the product of (i) the number of Common Shares subject to such Company Option and (ii) the Merger Consideration over (B) the aggregate exercise price of such Company Option, without interest and less any amounts required to be deducted and withheld under any applicable Law. All payments with respect to canceled Company Options shall be made by the Disbursing Agent (or such other agent reasonably acceptable to the Company as Parent shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of Parent to pay such amounts in accordance with Section 2.3(a). Notwithstanding the foregoing, with respect to Company Options that are identified in a Contribution and Exchange Agreement between a Contributing Holder and Parent, such Company Options will be assumed by Parent and amended concurrently with the consummation of the Merger pursuant to the terms of such Contribution and Exchange Agreement (any Company Option so to be amended, an "Amended Option").

        (b)   Prior to the Effective Time, the Company and Parent will adopt such resolutions as may be reasonably required to effectuate the actions contemplated by this Section 2.4, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation.

        (c)   Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts to be paid hereunder in respect of Company Options or Company Restricted Shares any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the Company Option or Company Restricted Share holder from whose payments in respect of Company Options or Company Restricted Shares the amounts were so deducted and withheld.

ARTICLE III
THE SURVIVING CORPORATION

        Section 3.1    Articles of Incorporation.    The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended as set forth on Exhibit B, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by applicable Law.

        Section 3.2    Bylaws.    The bylaws of the Company in effect at the Effective Time shall be amended to read the same as the bylaws of the Merger Sub in effect immediately prior to the Effective Time, and shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by applicable Law.

        Section 3.3    Directors and Officers.    From and after the Effective Time, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered to Parent and Merger Sub by the Company concurrently with entering into this Agreement (the "Disclosure Letter") or as may be disclosed in reasonable detail in any Current Company SEC Report filed prior to the date hereof (it being understood that any information set forth in a particular section or subsection of the Disclosure Letter shall be deemed to be disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

        Section 4.1    Corporate Existence and Power.

        (a)   Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company and its Subsidiaries has all corporate powers and authority required to own, lease and operate its respective properties and to carry on its business as now conducted. The Company has all corporate powers and authority to execute and deliver this Agreement, and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. Each of the Company Joint Ventures has all powers and authority required to own, lease and operate its respective properties and to carry on its business as now conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (b)   Each of the Company and its Subsidiaries listed on Exhibit 21.1 to the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005 (the "Significant Subsidiaries") is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. None of the Company Subsidiaries (other than the Significant Subsidiaries) has any material assets or liabilities, conducts any operations or has any employees.

        (c)   The Company has made available to Parent and Merger Sub true and complete copies of the currently effective articles of incorporation and bylaws or similar organizational and governing documents of the Company and its Subsidiaries and the Company Joint Ventures. Neither the Company nor any Subsidiary nor, to the Company's knowledge, any Company Joint Venture, is in violation of its organizational or governing documents.

        Section 4.2    Corporate Authorization; Company Fairness Opinion.

        (a)   The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company. The only Company shareholder approval or authorization required to approve this Agreement and effect the Merger is the affirmative vote of the holders of Common Shares as required by the Delaware Corporate Law (the "Requisite Shareholder Vote").

        (b)   This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except (i) as rights to indemnity hereunder may be limited by federal or state securities laws or the public policies embodied therein, (ii) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally, and (iii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        (c)   On or prior to the date hereof, the Board of Directors of the Company, based on the unanimous recommendation of the Special Committee, has (except for directors who are affiliated with Parent or Merger Sub and members of Company management who have recused themselves) unanimously adopted resolutions (i) adopting this Agreement and declaring the Merger and the other transactions contemplated by this Agreement advisable and (ii) resolving to recommend that the Company shareholders approve this Agreement. As of the date hereof, all such resolutions are in full force and effect and none have been amended or superseded.

        (d)   Merrill Lynch & Co. (the "Company Financial Advisor") has delivered to the Board of the Directors of the Company its opinion to the effect that, as of the date such opinion was delivered, the consideration to be received in the Merger is fair, from a financial point of view, to the holders of Common Shares other than Merger Sub and its Affiliates (the "Company Fairness Opinion"). The Company has been authorized by the Company Financial Advisor to permit the inclusion in full of the Company Fairness Opinion in the Company Proxy Statement. As of the date hereof, the Company Fairness Opinion has not been withdrawn, revoked or modified.

        Section 4.3    Governmental Authorization.    The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger by the Company require no action by, or by the Company or any Subsidiary in respect of, or filing by the Company or any Subsidiary with, any Governmental Authority other than (i) the filing of the Certificate of Merger; (ii) compliance with any applicable requirements of the HSR Act or any other applicable Other Antitrust Laws or any other Laws specified in Section 4.3 of the Disclosure Letter (the "Required Governmental Approvals"); (iii) compliance with the applicable requirements of the Exchange Act; (iv) compliance with the applicable requirements of the Securities Act; (v) compliance with any applicable foreign or state securities or Blue Sky laws; and (vi) such other items or filings, which if not taken or made, (A) would not, individually or in the aggregate, be reasonably expected to be material to the Company or the applicable Subsidiary and (B) would not reasonably be expected to adversely effect in any material respect, or materially hinder or delay, the consummation of the Merger or the Company's ability to observe and perform its obligations hereunder.

        Section 4.4    Non-Contravention.    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Significant Subsidiaries or Company Joint Ventures; (ii) assuming compliance with the matters referenced in Section 4.3 and the receipt of the Requisite Shareholder Vote, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Significant Subsidiaries or Company Joint Ventures or any of their respective properties or assets; (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation that is material to the Company and its Significant Subsidiaries taken as a whole or to a loss of any benefit that is material to the Company and its Significant Subsidiaries taken as a whole to which any such Person is entitled under any agreement, contract or other instrument applicable to or binding upon the Company or any of its Subsidiaries or Company Joint Ventures, except those consents set forth in Section 4.4 of the Disclosure Letter (the "Required Contractual Consents"); or (iv) result in the creation or imposition of any Lien on any assets that are material to the Company and its Subsidiaries taken as a whole (other than any such Lien as may be created or imposed in connection with the Financing or as otherwise may arise from any actions taken by Parent or Merger Sub), except in the case of (ii) – (iv) above, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or materially hinder or delay the consummation of the Merger or the Company's ability to observe and perform its obligations hereunder.

        Section 4.5    Capitalization.

        (a)   The authorized capital stock of the Company consists of (i) 75,000,000 Common Shares, of which as of January 18, 2006 there were 26,436,542 Common Shares issued and outstanding (excluding 1,572,738 Common Shares held in treasury) and (ii) 10,000,000 shares of Preferred Stock, par value $0.01 per share, of which no shares are issued and outstanding. As of January 18, 2006 there were outstanding (A) Company Options to purchase an aggregate of 1,635,862 Common Shares and (B) 855,084 unvested restricted stock units. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Section 4.5(a) of the Disclosure Letter sets forth a complete and accurate list of all outstanding Company Options and other stock-related awards, including grants of Company Restricted Shares, which list sets forth the name of the holders thereof and, to the extent applicable thereto, the exercise price or purchase price thereof, the governing stock option plan with respect thereto and the expiration date thereof.

        (b)   Except as set forth in Section 4.5(a), and except for changes since January 18, 2006 resulting from the exercise of Company Options outstanding on such date, there are no outstanding, and there have not been reserved for issuance, any (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries; (iii) Company Options or other rights or options to acquire from the Company or its Subsidiaries, or obligations of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company or such Subsidiary, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of the Company of its Subsidiaries or other similar rights (the items in clauses (i) through (iv) collectively, "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any of its Subsidiaries or preemptive rights with respect thereto.

        (c)   Other than the issuance of Common Shares upon exercise of Company Options, since the Balance Sheet Date, the Company has not declared or paid any dividend or distribution in respect of any Company Securities, and neither the Company nor any Subsidiary has issued, sold, repurchased, redeemed or otherwise acquired any Company Securities, and their respective Boards of Directors have not authorized any of the foregoing.

        (d)   Neither the Company nor any of its Subsidiaries has entered into any commitment or agreement, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Company Joint Venture or any other Person.

        Section 4.6    Company Subsidiaries and Joint Ventures.

        (a)   Section 4.6(a) of the Disclosure Letter sets forth all Subsidiaries of the Company and Company Joint Ventures, as well as the respective jurisdictions of incorporation and all jurisdictions in which the Company and such Subsidiaries and Company Joint Ventures are qualified to do business. Each of the Company Subsidiaries is wholly owned (directly or indirectly) by the Company and, except for such Company Subsidiaries and Company Joint Ventures, the Company does not directly or indirectly own any equity interest in any other Person.

        (b)   All equity interests of the Company Subsidiaries and the Company Joint Ventures held by the Company or any other Company Subsidiary are fully paid and non-assessable and were not issued in violation of any preemptive or similar rights. All such equity interests are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests).

        Section 4.7    Reports and Financial Statements.

        (a)   The Company has timely filed with or otherwise furnished to the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since August 4, 2003 (such documents, as supplemented or amended since the time of filing, the "Company SEC Reports"). No Subsidiary of the Company is or at any time since August 4, 2003 has been required to file with or furnish to the SEC any such forms, reports, schedules or other documents. As of their respective dates, the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b)   The audited consolidated financial statements and unaudited consolidated interim financial statements included or incorporated by reference in the Company SEC Reports (including any related notes and schedules) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof, and the results of their operations and their cash flows for the periods set forth therein, and in each case were prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, where appropriate, to normal year-end adjustments that would not be material in amount or effect).

        (c)   There are no liabilities or obligations of the Company or any Company Subsidiary (whether accrued, contingent, absolute, determined, determinable or otherwise) which, individually or in the aggregate, would be material to the Company and its Subsidiaries taken as a whole other than (i) liabilities or obligations disclosed or provided for in the Balance Sheet or disclosed in the notes thereto; (ii) liabilities or obligations incurred after the Balance Sheet Date in the ordinary course of business; (iii) liabilities under this Agreement or incurred in connection with the transactions contemplated hereby; and (iv) liabilities disclosed on Section 4.15 of the Disclosure Letter.

        (d)   The Company has heretofore made available or promptly will make available to Parent and Merger Sub a complete and correct copy of any amendments or modifications to any Company SEC Reports filed prior to the date hereof which are required to be filed with the SEC but have not yet been filed with the SEC, and any Company SEC Reports required to be filed by the Company on or after the date hereof and prior to the Effective Time.

        Section 4.8    Disclosure Documents.    The proxy statement (the "Company Proxy Statement") and the Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") relating to the Merger and the other transactions contemplated hereby, to be filed by the Company with the SEC in connection with seeking the adoption and approval of this Agreement by the Company shareholders will not, at the date it is first mailed to shareholders of the Company (in the case of the Proxy Statement) or at the time of the Company Shareholder Meeting (other than as to information supplied by Parent and Merger Sub for inclusion therein), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Company Proxy Statement, the Schedule 13E-3 and all related SEC filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Company Proxy Statement or the Schedule 13E-3 based on information supplied, or required to be supplied, by Parent and Merger Sub or their Affiliates specifically for inclusion therein.

        Section 4.9    Absence of Certain Changes or Events.

        (a)   Since the Balance Sheet Date through the date hereof, the businesses of the Company and its Subsidiaries and, to the Company's knowledge, the businesses of the Company Joint Ventures, have been conducted in all material respects in the ordinary course and neither the Company nor any of its Subsidiaries, nor to the Company's knowledge any Company Joint Venture, has engaged in any transaction or series of related transactions outside the ordinary course material to the Company and its Subsidiaries taken as a whole. Since the Balance Sheet Date, there has not been a Material Adverse Effect on the Company. For purposes of this Agreement, "Material Adverse Effect on the Company" means any change, circumstance, event or effect that would be materially adverse to the assets and liabilities, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, circumstance, event or effect resulting from (i) changes in general economic conditions, (ii) the announcement or pendency of this Agreement and the transactions contemplated hereby, (iii) general changes or developments in the industries in which the Company and its Subsidiaries operate, (iv) any actions required under this Agreement to obtain any approval or authorization under the HSR Act or any applicable Other Antitrust Laws for the consummation of the transactions contemplated by this Agreement or (v) changes in any Laws or applicable accounting regulations or principles, except, in the case of the foregoing clauses (i) and (iii), to the extent such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, relative to other industry participants, it being understood that in the event the Company should fail to meet any expected financial or operating performance targets, the fact of such failure, alone, would not constitute a Material Adverse Effect on the Company (although any party can assert the facts underlying any such failure in any dispute as to whether there has been a Material Adverse Effect on the Company).

        (b)   Without limiting the generality of the foregoing Section 4.9(a), since the Balance Sheet Date, there has not been (except, in each case, for transactions solely among the Company and its wholly-owned Subsidiaries or among the Company's wholly-owned Subsidiaries):

          (i)    any declaration, setting aside or payment of any dividend or distribution or capital return in respect of any shares of the Company's capital stock or any redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any shares of the Company's capital stock or any amendment of any material term of any outstanding capital stock of the Company or any of its Subsidiaries;

          (ii)   any (A) incurrence of, or guarantee with respect to, or provision of credit support for, any indebtedness for borrowed money by the Company or any of its Subsidiaries, other than pursuant to the Company's or any Company Subsidiary's existing credit facilities in the ordinary course of business; (B) event of default or default under the Company's or any Subsidiary's existing credit facilities or outstanding loans; or (C) creation or assumption by the Company or any of its Subsidiaries of any material Lien on any material asset, other than Permitted Liens;

          (iii)  any material change in any method of financial accounting or financial accounting principle or practice used by the Company or any of its Subsidiaries, other than such changes required by Law or a change in GAAP;

          (iv)  (A) any deferred compensation, severance or similar agreement entered into or amended by the Company or any of its Subsidiaries and any employee; (B) any material increase in or acceleration of the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to its directors or officers or generally applicable to all or any category of the Company's or any such Subsidiary's employees; (C) any material increase in the coverage or benefits available under any vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the directors or officers of the Company or any Subsidiary or generally applicable to all or any category of the Company's or any Subsidiary's employees; or (D) any Material Employment Agreement or any amendment to the same, other than increases in compensation in the ordinary course of business and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Company or any of its Subsidiaries;

          (v)   any loan, advance or capital contribution made by the Company or any of its Subsidiaries to, or investment in, any Person other than loans, advances or capital contributions made to a Subsidiary;

          (vi)  any amendment, alteration or modification in any material term of any currently outstanding Company Options, warrants or other rights to purchase any capital stock or other equity interests in the Company or any securities exchangeable or exercisable for or convertible into the same; or

          (vii) any agreement to take or permit any actions specified in this Section 4.9(b), except for this Agreement.

        Section 4.10    Litigation.    As of the date hereof, there is no material action, suit, claim, investigation, arbitration or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or their respective assets or properties before any arbitrator, arbitration provider or Governmental Authority (a "Proceeding"). As of the date hereof, neither the Company, nor any Subsidiary of the Company, nor any officer, director or employee of the Company or any such Subsidiary has been permanently or temporarily enjoined by any Law from engaging in or continuing any conduct or practice in connection with the business or assets of the Company or any Subsidiary of the Company. To the knowledge of the Company as of the date hereof, none of the Company, nor any Subsidiary of the Company, nor any officer, director or employee of the Company or any such Subsidiary is under investigation by any Governmental Authority related to the conduct of the Company's or any such Subsidiary's business, the results of which investigation reasonably could be materially adverse to the business or assets of the Company and its Subsidiaries taken as a whole.

        Section 4.11    Taxes.

        (a)   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

          (i)    Within the times and in the manner prescribed by Law, the Company and its Subsidiaries (and their predecessors) have properly prepared and timely filed all Tax Returns required by Law, have timely paid all Taxes due and payable (whether or not shown on any Tax Return) and have timely withheld and deposited all Taxes required to be withheld and deposited. Tax Returns filed by the Company and its Subsidiaries (and their predecessors) are true, correct and complete, and include all statements and other information required to avoid penalties or additions to Tax. The Company and its Subsidiaries (and their predecessors) have complied with all Law relating to Taxes. The Company has made available to Parent and Merger Sub all federal and material state, local and foreign Tax Returns containing material elections of the Company or any of its Subsidiaries with respect to periods commencing on or after January 31, 2002. Neither the Company nor any of its Subsidiaries (nor any of their predecessors) has either (A) been a party to a "reportable transaction" (as such term is defined in Treasury Regulations issued under the Code) that has not been properly reported on its Tax Returns, or (B) been a party to a "listed transaction" (as such term is defined in Treasury Regulations issued under the Code).

          (ii)   Neither the Company nor any of its Subsidiaries (nor any predecessor thereof) (A) is a party to or bound by any closing agreement, offer in compromise or any other agreement with any Tax authority or any Tax indemnity agreement, Tax sharing agreement or other agreement whereby amounts due thereunder are determined with reference to Taxes or items used to determine the amount of any Taxes, in each case, that is currently in effect; (B) has requested in writing a ruling or other advice or guidance from any Governmental Authority with respect to Taxes; (C) has present or contingent liabilities for Taxes, other than Taxes that either have been (1) incurred in the ordinary course of business thereof and reflected as a liability on the most recent balance sheet included in the Financial Statements or (2) incurred in the ordinary course of business with respect to taxable periods or portions of taxable periods following the date of the most recent balance sheet included in the Financial Statements in amounts consistent with prior years (adjusted for changes in ordinary course operating results and ordinary course changes in assets) and for which adequate reserves have been established and separately reflected in the financial records of the Company; or (D) that is subject to United States federal income taxation, has engaged in a trade or business, or had a permanent establishment (within the meaning of an applicable tax treaty), within a country other than the United States.

          (iii)  There are no proposed, threatened or actual pending assessments, audits, examinations, disputes or requests from a Governmental Authority for filings or information pertaining to Taxes relating to the Company or any of its Subsidiaries (or their predecessors). There are no (A) adjustments under Section 481 of the Code or any similar adjustments with respect to the Company or any Subsidiary (or their predecessors) applicable to the current or any future taxable year of the Company or such Subsidiary, (B) waivers or extensions of the statute of limitations with respect to Taxes for which the Company or any Subsidiary could be held liable, or (C) grants by the Company or any Subsidiary of power of attorney to any Person with respect to Taxes for which the Company or any Subsidiary would be liable.

          (iv)  During any taxable year for which the applicable statute of limitations on the assessment of Tax against the Company or any of its Subsidiaries remains open, neither the Company nor any of its Subsidiaries (nor any predecessor thereof) has been (A) a "distributing corporation," or a "controlled corporation" in connection with a distribution intended or purported to be governed by Section 355 of the Code, or (B) a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than such a group the common parent of which is and at all times has been the Company (or TSA Stores, Inc.) or a group that did not include as members entities other than the Company and its Subsidiaries (or TSA Stores, Inc. and its Subsidiaries).

          (v)   No Subsidiary of the Company (or predecessor thereof) that is not a United States person, as defined in the Code, is a passive foreign investment company within the meaning of Section 1297 of the Code, and neither the Company nor any Subsidiary is a shareholder, directly or indirectly, in a passive foreign investment company, except, in each case, as is properly reflected in Tax Returns with respect to periods commencing on or after January 31, 2002. No Subsidiary of the Company (or any predecessor thereof) that is not a United States person as defined in the Code (x) is, or at any time has been, engaged in the conduct of a trade or business within the United States or treated as or considered to be so engaged and (y) has, or at any time has had, an investment in "United States property" within the meaning of Section 956(c) of the Code other than investments in United states property that are properly reflected in Tax Returns filed by the Company or its Subsidiaries. Neither the Company nor any Subsidiary is, or at any time has been, impacted by (A) the dual consolidated loss provisions of the Section 1503(d) of the Code, (B) the overall foreign loss provisions of Section 904(f) of the Code, or (C) the recharacterization provisions of Section 952(c)(2) of the Code, except for any such impacts that are properly reflected in Tax Returns filed by the Company or its Subsidiaries.

        (b)   (i) To the knowledge of the Company, the Company is not and has not been a United States real property holding corporation at any time during the applicable period specified in Code Section 897(c)(1)(A)(ii), (ii) to the knowledge of the Company, no interest in the stock in the Company constitutes a United States real property interest pursuant to Section 897(c) of the Code, and (iii) prior to Closing the Company will use commercially reasonable efforts to provide to Parent an affidavit satisfying the requirements of Treasury Regulation Section 1.1445-2(c)(3) in form and substance reasonably satisfactory to Parent.

        (c)   It is understood and agreed that the Company does not provide any representations or warranties under this Agreement regarding Taxes, except for those set forth in this Section 4.11 or Section 4.12.

        Section 4.12    ERISA.

        (a)   Section 4.12(a) of the Disclosure Letter sets forth a list identifying as of the date hereof (i) all Employee Benefit Plans and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, severance and other similar fringe or employee benefit plans or programs maintained or contributed to by the Company or any of its Subsidiaries for the benefit of or relating to any employee or former employee (each such plan or program, an "Employee Plan") and (ii) each Material Employment Agreement; provided, however, that there shall be no obligation to disclose on Section 4.12(a) of the Disclosure Letter any Employee Plan that is not material. The most recent copies of each material Employee Plan and Material Employment Agreement (and, if applicable, related trust agreements) and all amendments thereto have been made available to Parent and Merger Sub together with, to the extent applicable, (A) the two most recent annual reports (Form 5500 including applicable schedules and financial reports) or ERISA alternative compliance statements prepared in connection with any such Employee

Plan; (B) the most recent actuarial valuation report prepared in connection with any such Employee Plan; (C) the most recent summary plan description and any summaries of material modifications for each such Employee Plan and (D) the most recent favorable IRS determination letter for each Employee Plan that is intended to be qualified pursuant to Section 401(a) of the Code.

        (b)   Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, has sponsored, maintained, contributed to or been required to contribute to within the last five years, or has any liability (contingent or otherwise) with respect to a pension plan subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, has in the last five years sponsored, maintained, contributed to, or incurred an obligation to contribute to, or has any liability (contingent or otherwise) with respect to any multiemployer plan (as defined in Section 3(37) of ERISA) or any plan sponsored by more than one employer within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code. There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a material liability of the Company or any of its Subsidiaries following the Closing.

        (c)   Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service to the effect that such Employee Plan is so qualified, and, to the knowledge of the Company, nothing has occurred since the date of the most recent Internal Revenue Service determination letters that could be reasonably expected to adversely affect the tax-qualified status of any Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan. No prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the Code) has occurred in respect of any Employee Plan.

        (d)   There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its Affiliates that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

        (e)   No payment, accrual of additional benefits, acceleration of payments or vesting in any benefit under any Employee Plan or Material Employment Agreement will be caused by the Company's entering into this Agreement or by the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event).

        (f)    No Employee Plan that is a welfare benefit plan (within the meaning of Section 3(1) of ERISA) provides benefits to former employees of the Company, other than pursuant to Section 4980B of the Code or any similar state or local law.

        Section 4.13    Labor Matters.

        (a)   There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary and since August 4, 2003 there has not been any such action.

        (b)   To the knowledge of the Company, no union claims to represent the employees of the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any Subsidiary.

        (c)   None of the employees of the Company or any Subsidiary are represented by any labor organization and, to the Company's knowledge, there are no current union organizing activities among the employees of the Company or any Subsidiary.

        (d)   From the Balance Sheet Date, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company, there is no unfair labor practice charge or complaint against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency.

        Section 4.14    Compliance with Laws.

        (a)   The Company and each of its Subsidiaries is, and at all times since the Balance Sheet Date has been, in compliance in all material respects with all material Laws applicable to the Company, its Subsidiaries and their respective businesses and activities.

        (b)   The Company and each Company Subsidiary has and maintains in full force and effect, and is in compliance with, all Permits necessary for the Company and each Subsidiary to carry on their respective businesses as currently conducted and currently proposed to be conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        Section 4.15    Finders' Fees.    There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries or Affiliates and that might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement (other than based on arrangements made by Parent or Merger Sub or any of their respective Affiliates). The Company has provided true and complete copies of all engagement letters or other agreements providing for the payment of the fees and commissions described in Section 4.15 of the Disclosure Letter, and no such letters or agreements have been amended or superseded.

        Section 4.16    Environmental Matters.    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

        (a)   the Company is and has at all times been in compliance in all material respects with all Environmental Laws;

        (b)   there has been no Release of Hazardous Substances at any real property that is or was owned or operated by the Company during the period of such ownership or operation;

        (c)   no notice, demand, request for information, citation, summons, complaint, order, consent decree, or settlement has been received or entered into by, or to the knowledge of the Company is pending or threatened by any Person against, the Company or any of its Subsidiaries nor has any penalty been assessed against the Company or any such Subsidiary with respect to any alleged violation of any Environmental Law;

        (d)   neither the Company nor any of its Subsidiaries has disposed or arranged for the disposal of any Hazardous Substances that has resulted in or reasonably may be expected to result in the Company or any Subsidiary having or incurring any liability under any Environmental Law;

        (e)   to the Company's knowledge, no underground tanks or Hazardous Substances are or have been located on real property that is owned or operated by the Company or any of its Subsidiaries nor has the Company or any of its Subsidiaries ever operated an underground tank or used, handled or stored Hazardous Substances except for products and materials held as inventory (and of a nature customarily held by sporting goods stores) and for generally accepted cleaning agents in typical quantities;

        (f)    there has been no material written report of any environmental investigation, study, audit, test, review or other analysis conducted of which the Company or any of its Subsidiaries has knowledge and has in its possession or control relating to the business of the Company or such Subsidiary or any real property that is owned or operated by the Company or such Subsidiary that has not been disclosed and made available to Parent and Merger Sub; and

        (g)   to the Company's knowledge, neither the Company nor any of its Subsidiaries has agreed to assume, undertake or provide indemnification for any liability of any other Person under any Environmental Law, including any obligation for corrective or remedial action.

        Section 4.17    Suppliers and Relationships.    Set forth in Section 4.17 of the Disclosure Letter is a list of the twenty largest merchandise vendors of the Company and its Subsidiaries based on the dollar value of materials or products purchased by the Company and its Subsidiaries for the fiscal year ended January 29, 2005. Since the Balance Sheet Date, there has not been, and the Company has not received any notice of or threatening, any material change in relations with any of the major suppliers of the Company or its Subsidiaries, the result of which would be material to the Company and its Subsidiaries taken as a whole.

        Section 4.18    Contracts.

        (a)   Section 4.18 of the Disclosure Letter contains a complete and accurate list, as of the date hereof, of all Contracts (as hereinafter defined) that are material Contracts within the meaning of Item 601 of Regulation S-K promulgated under the Securities Act or Contracts that the Company's management considers material to the Company and its Subsidiaries, taken as a whole ("Material Contracts"). All of the Material Contracts are in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used herein, "Contracts" means contracts, undertakings, commitments or agreements (other than contracts, undertakings, commitments or agreements for employee benefit matters set forth in Section 4.12(a) of the Disclosure Letter and real property leases set forth in Section 4.20(c) of the Disclosure Letter and any vendor contracts entered into in the ordinary course of business).

        (b)   True and complete copies of all written Material Contracts have been either (i) filed as exhibits to the Company's annual report on Form 10-K for the fiscal year ended January 29, 2005 or (ii) delivered or made available to Parent and Merger Sub. Each such Material Contract is a valid and binding obligation of the Company (or the Subsidiaries party thereto) and enforceable against the Company and its Subsidiaries and, to the Company's knowledge, the other parties thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar laws affecting creditors' rights generally and by general principles of equity, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (c)   As of the date hereof, neither the Company nor any of its Subsidiaries is, nor to the knowledge of the Company is any other party, in material breach, default or violation (and no event has occurred or not occurred through the Company's action or inaction or, to the knowledge of the Company, through the action or inaction of any third parties, which with notice or the lapse of time or both could constitute a breach, default or violation) of any term, condition or provision of any Material Contract to which the Company or any of its Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

        (d)   With respect to each of the Company Joint Ventures, all agreements to which the Company or any of its Subsidiaries is a party that contain (i) any change of control provisions, put options or call options related to the interests in such Company Joint Venture, (ii) any rights of first refusal or other similar provisions or (iii) any provisions that are reasonably likely to alter the Company's rights with respect to such Company Joint Venture following consummation of the Merger and other transactions contemplated hereby, in each case, have been disclosed in Section 4.6(a) of the Disclosure Letter and true, correct and complete copies (or descriptions of oral agreements, if any) of such agreements have been made available to Parent and Merger Sub. No Company Joint Venture has any material liability for which the Company or any of its Subsidiaries may be held liable.

        Section 4.19    Intellectual Property.    Section 4.19 of the Disclosure Letter sets forth the material Intellectual Property of the Company and its Subsidiaries that have been registered with any Governmental Authority (or as to which there are pending applications for registration). With respect to Intellectual Property that is used in the conduct of the business of the Company or any of its Significant Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:

        (a)   the Company and its Subsidiaries own or have a valid right to use all of their material Intellectual Property free and clear of all material Liens (other than Permitted Liens), and there are no agreements or arrangements by which any such Intellectual Property has been licensed to any third parties;

        (b)   to the Company's knowledge, no third party is materially infringing the Company's Intellectual Property, the Company and its Subsidiaries are not materially infringing any Intellectual Property of a third party, and the Company and its Subsidiaries are not in default (or with the giving of time or lapse of notice would be in default) on any material license to use their Intellectual Property; and

        (c)   no material claim has been asserted against the Company or any of its Subsidiaries and is pending by any Person challenging the ownership or use by the Company or any of its Subsidiaries of their Intellectual Property, and the Company and its Subsidiaries have not asserted any material claims against any third parties challenging the use by third parties of their Intellectual Property.

        Section 4.20    Assets and Property.

        (a)   The Company and its Subsidiaries have good and valid title to or a valid leasehold estate, free and clear of any Liens (other than Permitted Liens), in all real property and personal properties and assets reflected on the Balance Sheet at the Balance Sheet Date or acquired after the Balance Sheet Date (except for properties or assets subsequently sold, including real property leases that are subsequently terminated, in the ordinary course of business).

        (b)   Section 4.20(b) of the Disclosure Letter sets forth a true, correct and complete list of all real property owned in fee simple by the Company or any of its Subsidiaries (collectively, the "Owned Real Property"). With respect to each such parcel of Owned Real Property: (i) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any person the right of use or occupancy of any portion of such parcel other than the Leases (as defined below); and (ii) there are no outstanding rights of first refusal or options to purchase such parcel.

        (c)   Section 4.20(c) of the Disclosure Letter sets forth a true, correct and complete list of all of the leases and subleases (the "Leases") and each leased and subleased parcel of real property in which the Company or any of its Subsidiaries is a tenant, subtenant, landlord or sublandlord (collectively, the "Leased Real Property") and for each Lease indicates: (i) its term and any options to extend the term; and (ii) other than in respect of subleases, closed stores and non-store properties, the current rent payable (including all occupancy costs other than utilities). The Company (either directly or through a Subsidiary) holds a valid and existing leasehold or subleasehold interest or landlord or sublandlord interest as applicable in the Leased Real Property, under each of the Leases listed in Section 4.20(c) of the Disclosure Letter. The Company has delivered or made available to Parent and Merger Sub true, correct and complete copies of each of the Leases, including, without limitation, all material amendments, modifications, side agreements, consents, subordination agreements and guarantees. Except as would not, individually or in the aggregate, reasonably be expected to have a Material

Adverse Effect on the Company: (A) each Lease is legal, valid, binding, enforceable and in full force and effect; (B) each Lease will continue to be legal, valid, binding, enforceable and in full force and effect on the same terms and conditions following the Effective Time; (C) neither the Company (or its applicable Subsidiary), nor, to the Company's knowledge, any other party to any Lease, has received written notice of a material breach or default under any Lease, and to the Company's knowledge, no event has occurred that, with notice or lapse of time, would constitute a breach or material default by the Company (or such Subsidiary) or permit termination, modification or acceleration under any Lease by any other party thereto; (D) there are no material disputes, oral agreements or rent forbearance programs in effect as to any Lease; (E) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease; (F) no Lease has been modified in any material respect, except to the extent that such modifications are set forth in the documents previously delivered or made available to Parent and Merger Sub; and (G) each guaranty by the Company or any of its Subsidiaries is in full force and effect and no default has occurred thereunder.

        (d)   The Owned Real Property and the Leased Real Property are referred to collectively herein as the "Real Property." To the knowledge of the Company, each parcel of Real Property is in material compliance with all existing material Laws applicable to such Real Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company has not received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and, to the Company's knowledge, there are no such proceedings threatened, affecting any portion of the Real Property and (ii) the Company has not received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding, and, to the Company's knowledge, there is no such writ, injunction, decree, order, judgment or proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any person of the Real Property.

        (e)   To the knowledge of the Company, there are no violations of any covenants, conditions, restrictions, easements, agreements or orders of any Governmental Authority having jurisdiction over any of the Real Property that affect such Real Property or the use or occupancy thereof other than those that do not, individually or in the aggregate, constitute a Material Adverse Effect on the Company.

        Section 4.21    Insurance.    Each of the Company and its Subsidiaries maintains insurance policies (the "Insurance Policies") against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) each Insurance Policy is in full force and effect and all premiums due thereon have been paid in full; (ii) none of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement; (iii) each of the Company and its Subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party; and (iv) no insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy and all material claims for which coverage is provided under the Insurance Policies have been filed in a timely fashion.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

        Section 5.1.    Corporate Existence and Power.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and authority required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. Since their respective dates of organization, neither Parent or Merger Sub has engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging the Financing.

        Section 5.2    Corporate Authorization.    The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary Parent and Merger Sub corporate and shareholder action. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due and valid execution and delivery of the Agreement by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub except (i) as rights to indemnity hereunder may be limited by federal or state securities laws or the public policies embodied therein, (ii) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally, and (iii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        Section 5.3    Governmental Authorization.    The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not require any action by Parent or Merger Sub in respect of, or filing by Parent or Merger Sub with, any Governmental Authority other than (a) the filing of the Certificate of Merger as provided in Section 2.1(b), (b) compliance with any applicable requirements of the HSR Act and any applicable Other Antitrust Law and any other Law specified in Section 4.3 of the Disclosure Letter; (c) compliance with the applicable requirements of the Exchange Act; (d) compliance with the applicable requirements of the Securities Act; (e) compliance with any applicable foreign or state securities or Blue Sky laws; and (f) such other items the failure of which to do or be obtained would not reasonably be expected to adversely effect in any material respect, or materially delay, Parent's and Merger Sub's ability to observe and perform their respective obligations hereunder.

        Section 5.4    Non-Contravention.    The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene or conflict with the organizational or governing documents of Parent or Merger Sub, (b) assuming compliance with the items specified in Section 5.3, contravene, conflict with or constitute a violation of any provision of Law binding upon Parent or Merger Sub, or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or Merger Sub or to a loss of any material benefit to which Parent or Merger Sub is entitled under any agreement, contract or other instrument.

        Section 5.5    Disclosure Documents.    None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion in the Company Proxy Statement or Schedule 13E-3 will, (a) at the date it is first mailed to shareholders of the Company (in the case of the Company Proxy Statement) or (b) at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that this representation and warranty shall not apply to any information so provided by Parent or Merger Sub that subsequently changes or becomes incomplete or incorrect to the extent such changes or failure to be complete or correct are promptly disclosed to the Company and to the further extent that Parent and Merger Sub reasonably cooperate with the Company in preparing, filing or disseminating updated information to the extent required by Law.

        Section 5.6    Finders' Fees.    There is no investment banker, broker, finder or other intermediary who is entitled to any fee or commission from the Company in connection with the transactions contemplated by this Agreement based on any arrangements made by Parent or Merger Sub or any of their respective Affiliates.

        Section 5.7    Financing.    Parent and Merger Sub have delivered to the Company financing letters from the following Persons: Green Equity Investors IV, L.P. (the "GEI IV Letter"), Banc of America Securities LLC and Bank of America, N.A. and TCW/Crescent Mezzanine Management III, LLC and TCW/Crescent Mezzanine Management IV, LLC (collectively, the "Financing Letters"), which together reflect commitments from such equity investors and financial institutions, in each case subject to the conditions set forth in the respective Financing Letters, sufficient to pay the full Merger Consideration (and all other cash amounts payable pursuant hereto), and all of the related fees and expenses payable by Parent or Merger Sub (or, after the Closing, the Surviving Corporation) in connection with the Merger (the funds necessary to pay the foregoing amounts, the "Financing"). Such Financing Letters are in full force and effect and the parties thereto have not withdrawn or indicated an intent to withdraw the commitments made therein. Notwithstanding anything in this Agreement to the contrary, one or more Financing Letters may be superseded at the option of Parent and Merger Sub after the date hereof but prior to the Effective Time by instruments (the "New Financing Letters") which replace existing Financing Letters and/or contemplate co-investment by or financing from one or more other or additional parties; provided, that the terms of the New Financing Letters shall not (a) expand upon the conditions precedent to the Financing as set forth in the Financing Letters in any respect that would make such conditions less likely to be satisfied, (b) reasonably be expected to delay the Closing or (c) otherwise have an adverse impact on the Company at any time that is prior to the Closing. In such event, the term "Financing Letters" as used herein shall be deemed to include the Financing Letters that are not so superseded at the time in question and the New Financing Letters to the extent then in effect. There are no conditions precedent or other contingencies related to the funding of the Financing other than as set forth or referred to in the Financing Letters.

        Section 5.8    No Other Information.    Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement, and specifically (but without limitation) that the Company makes no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to Parent and Merger Sub or to any of their respective Affiliates or any representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or of the future business and operations of the Company and its Subsidiaries.

        Section 5.9    Interest in Competitors.    Neither Parent nor Merger Sub owns any interest(s) (nor do any of their respective Affiliates insofar as such Affiliate-owned interests would be attributed to Parent or Merger Sub under the HSR Act) in any entity or Person that derives a substantial portion of its revenues from a line of business within the Company's principal lines of business.

        Section 5.10.    Ownership of Common Shares.    On the date hereof, neither Parent nor Merger Sub owns any shares of Common Stock of the Company.

        Section 5.11.    Solvency of the Company Following Completion of the Merger.    As of the date hereof, to the knowledge of Parent and Merger Sub, immediately following the Effective Time and after giving effect to the Merger and the other transactions contemplated hereby, the Company and each of its Subsidiaries will not (i) be insolvent (either because of its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred debts beyond its ability to pay as they become due.

        Section 5.12.    Management Agreements.    Other than (i) the Contribution and Exchange Agreements, (ii) the stockholders agreement among Parent and the Contributing Holders and (iii) those certain amendments to the Contributing Holders' respective Employment Agreements entered into by the Contributing Holders and Merger Sub in connection with the Contribution and Exchange Agreements, there are no Contracts between Parent and/or Merger Sub, on the one hand, and members of the Company's management on the other hand. None of the foregoing agreements requires any material performance or forbearance by the Contributing Holders prior to the Effective Time.

ARTICLE VI
COVENANTS OF THE COMPANY

        Section 6.1    Conduct of the Company and Subsidiaries.    Except for matters set forth in Section 6.1 of the Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement, without the prior written consent of Parent and Merger Sub (which consent shall not be unreasonably withheld, conditioned or delayed), from the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the ordinary and usual course consistent with past practice, and shall use its reasonable best efforts (with the reasonable cooperation of Parent and Merger Sub and their Affiliates) to (i) preserve intact its and its Subsidiaries' present business organization and capital structure; (ii) maintain in effect all material Permits that are required for the Company or its Subsidiaries to carry on their respective businesses; (iii) keep available the services of present officers and key employees (as a group); and (iv) maintain the current relationships with its lenders, suppliers and other Persons with which the Company or its Subsidiaries have significant business relationships. Without limiting the generality of the foregoing, and except for matters set forth in Section 6.1 of the Disclosure Letter or as expressly contemplated or permitted by this Agreement, without the prior written consent of Parent and Merger Sub (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit its Subsidiaries to (except, in each case, for transactions solely among the Company and its wholly-owned Subsidiaries or among the Company's wholly-owned Subsidiaries):

        (a)   (i) enter into any new line of business or discontinue any line of business or (ii) propose or adopt any change in its organizational or governing documents (other than with respect to Company Subsidiaries that are not Significant Subsidiaries);

        (b)   merge or consolidate the Company or any of its Subsidiaries with any Person;

        (c)   sell, lease or otherwise dispose of a material amount of assets (other than the sale of inventory or the closing of stores in the ordinary course of business) or securities;

        (d)   (i) other than in connection with intercompany transactions, incur any third-party indebtedness for borrowed money or guarantee such indebtedness of another Person, except for borrowings under the Company's and its Subsidiaries' existing revolving lines of credit incurred in the ordinary course of business repayable within 180 days without penalty; (ii) make any loans, advances or capital contributions to, or investments in, any other Person, except in the ordinary course of business consistent with past practice or as required by existing contracts set forth in Section 6.1(d) of the Disclosure Letter; (iii) authorize any capital expenditures in excess of $5,000,000 in the aggregate in excess of the capital expenditures set forth in the Company's 2005 and 2006 budget forecasts;

        (e)   pledge or otherwise encumber shares of capital stock or other voting securities of the Company or any of its Subsidiaries;

        (f)    mortgage or pledge any of its material assets, tangible or intangible, or create any material Lien thereupon (other than Permitted Liens);

        (g)   enter into any Contract other than in the ordinary course of business that would be material to the Company and its Subsidiaries, taken as a whole;

        (h)   amend, modify or waive in any material respect any material right under any existing Material Contract, except in the ordinary course of business;

        (i)    (i) split, combine or reclassify any Company Securities or amend the terms of any Company Securities, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Company Securities other than a dividend or distribution by a wholly owned Subsidiary of the Company to its parent corporation in the ordinary course of business, or (iii) issue or offer to issue any Company Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any Company Securities, other than in connection with (x) the exercise of Company Options outstanding on the date hereof in accordance with their original terms or as set forth on Section 6.1(i)(iii) of the Disclosure Letter or (y) the withholding of Company Securities to satisfy tax obligations with respect to Company Options or Company Restricted Shares;

        (j)    except (x) as required pursuant to existing written agreements or Employee Plans in effect on the date hereof, in each case, that are set forth in Section 4.12(a) of the Disclosure Letter, (y) as specifically permitted by the terms of this Agreement or (z) as otherwise required by Law, (i) enter into any Material Employment Agreement (except for entry into a Material Employment Agreement with respect to promotions of current employees or to the extent necessary to replace a departing employee or to fill an existing vacancy), (ii) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or employee benefit plan in a manner that materially increases the cost to the Company or (iii) materially increase in any manner the compensation or fringe benefits of any director, officer or any class of employee, except in the ordinary course of business consistent with past practice (it being understood that (1) the normal salary and bonus review process conducted each year and any resulting increases and (2) bonus payments for fiscal year 2005 shall, in each case, be permitted hereunder);

        (k)   except as required by applicable Law or GAAP or in the ordinary course of business, revalue in any material respect any of its assets, including writing down the value of inventory in any material manner or writing-off notes or accounts receivable in any material manner;

        (l)    pay, discharge or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), except (i) as required by Law or existing Contract or (ii) in the ordinary course for an amount less than $1,000,000 individually excluding any amounts which may be paid under existing Insurance Policies;

        (m)  (i) make, change or rescind any express or deemed material election relating to Taxes (other than in the ordinary course of business, as required by applicable Law, or as is consistent with past practice), (ii) take any position or adopt any tax accounting method that is inconsistent with methods used in preparing or filing Tax Returns for similar Taxes in prior periods, other than with respect to such items that, in the aggregate, are not material or such actions that are required by Law, (iii) settle or compromise any material Tax liability for an amount in excess of the amount currently reserved in the books and records of the Company for such Tax liability, (iv) enter into any closing or other agreement with respect to any material Tax liability with any Tax authority for an amount in excess of the amount currently reserved in the books and records of the Company for such Tax liability, (v) file or cause to be filed any material amended Tax Return (except as required by applicable Law or as is consistent with past practice), (vi) file or cause to be filed a material claim for refund of Taxes previously paid (except as required by applicable Law or as is consistent with past practice), (vii) agree to an extension of a statute of limitations with respect to the assessment or determination of material Taxes, or (viii) grant any power of attorney with respect to material Taxes;

        (n)   make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law (including, without limitation, Regulation S-X of the Exchange Act) and after consulting with the Company's outside accountants;

        (o)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger and other than in respect of Company Subsidiaries that are not Significant Subsidiaries);

        (p)   alter the corporate structure of ownership of any Significant Subsidiary, through merger, liquidation, reorganization, restructuring or any other fashion;

        (q)   settle, pay or discharge, any litigation, investigation, arbitration, proceeding or other claim, liability or obligation except in the ordinary course for an amount less than $1,000,000 individually excluding any amounts which may be paid under existing Insurance Policies; or

        (r)   authorize, agree or commit to do any of the foregoing.

        Section 6.2    Stockholder Meeting; Proxy Material.

        (a)   The Company shall duly call and hold a meeting of its shareholders (the "Company Shareholder Meeting") for the purpose of obtaining the approval of this Agreement and the Merger by the Company shareholders in accordance with applicable Law as promptly as reasonably practicable after the SEC clears the Company Proxy Statement and the Schedule 13E-3. In connection with the Company Shareholder Meeting, the Company will (i) as promptly as reasonably practicable prepare and file with the SEC the Company Proxy Statement relating to the Merger and the other transactions contemplated hereby, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will provide copies of such comments to Parent and Merger Sub promptly upon receipt, (iii) as promptly as reasonably practicable prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its shareholders as promptly as reasonably practicable, the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Shareholder Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company shareholders (in the case of the Company Proxy Statement) any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Shareholder Meeting, and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Company Shareholder Meeting and the Merger. Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Company Proxy Statement, including furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy Statement under the Exchange Act. The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. In connection with the filing of the Company Proxy Statement, the Company and Parent and Merger Sub will cooperate to (i) concurrently with the preparation and filing of the Company Proxy Statement, jointly prepare and file with the SEC the Schedule 13E-3 relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response, (iii) as promptly as reasonable practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) to have cleared by the SEC the Schedule 13E-3 and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Stockholders Meeting.

        (b)   Subject to Section 6.4, the Company Proxy Statement will contain the recommendation of the Board of Directors of the Company that the shareholders of the Company adopt this Agreement and the Merger (the "Recommendation") and the Company shall use reasonable best efforts to solicit the adoption and approval of this Agreement by the Company stockholders.

        Section 6.3    Access to Information; Cooperation in Financing.

        (a)   Subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and Merger Sub and their respective authorized representatives, during normal business hours and upon reasonable advance notice (i) such access to the offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent or Merger Sub reasonably may request and (ii) all documents that Parent or Merger Sub reasonably may request. Notwithstanding the foregoing, Parent, Merger Sub and their representatives shall not have access to any books, records and other information the disclosure of which would, in the Company's good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege with respect to such books, records and other information.

        (b)   The Company will and will cause its Subsidiaries to and will request their respective representatives to reasonably cooperate with Parent, Merger Sub and their authorized representatives in connection with the arrangement of the Financing, including (i) participation in meetings, (ii) furnishing information (including any financial statements) required to be included in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents and (iii) cooperation in respect of the preparation of any underwriting or placement agreements, pledge and security documents, other definitive financing documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants and legal opinions as reasonably may be requested by Parent or Merger Sub; provided, that any information provided to Parent or Merger Sub pursuant to this Section 6.3 shall be subject to the Confidentiality Agreement; and provided, further, that the Company shall not be required to incur any significant expenses or become subject to any significant obligations relating to such activities prior to the Closing.

        Section 6.4    Solicitation.

        (a)   During the period beginning on the date of this Agreement and continuing until 12:01 a.m. (EST) on the 21st day after the date of this Agreement (the "Exclusivity Period Start Date"), the Company and its Subsidiaries and their respective officers, directors, employees, agents, advisors, affiliates and other representatives (such Persons, together with the Subsidiaries of the Company, collectively, the "Company Representatives") shall have the right (acting under the direction of the Special Committee) to: (i) initiate, solicit and encourage Company Acquisition Proposals (as hereinafter defined), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (as hereinafter defined); provided that the Company shall promptly provide to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent and Merger Sub; and (ii) enter into and maintain or continue discussions or negotiations with respect to Company Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

        (b)   Subject to Section 6.4(c), and except as may relate to any Person or group of related Persons from whom the Company has received, after the date hereof and prior to the Exclusivity Period Start

Date, a written indication of interest that the Board of Directors of the Company (acting through the Special Committee if such committee still exists) believes in good faith is bona fide and could reasonably be expected to result in a Superior Proposal (as hereinafter defined) (each such Person or group, an "Excluded Party"), from the Exclusivity Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article X, the Company shall not, and shall not direct, authorize or permit any of the Company Representatives, and shall be responsible for noncompliance with the following provisions by any of the foregoing, to, directly or indirectly, (A) initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or (B) accept a Company Acquisition Proposal or enter into any agreement or agreement in principle (other than an Acceptable Confidentiality Agreement) providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder. Subject to Section 6.4(c) and except as may relate to an Excluded Party, on the Exclusivity Period Start Date the Company shall immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company or any Company Representatives with respect to any Company Acquisition Proposal. Notwithstanding anything to the contrary contained herein, the Company (A) shall not, and shall not permit any of the Company Representatives to, provide any non-public information to any Excluded Party without first entering into an Acceptable Confidentiality Agreement and (B) will promptly provide to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries provided to any Excluded Party which was not previously provided to Parent and Merger Sub.

        (c)   Notwithstanding anything to the contrary contained in Section 6.4(b), if at any time prior to obtaining Company Stockholder Approval, (i) the Company has otherwise complied with its obligations under this Section 6.4 and the Company has received a written Company Acquisition Proposal from a third party that the Board of Directors of the Company (acting through the Special Committee if such committee still exists) believes in good faith to be bona fide, (ii) the Board of Directors of the Company (acting through the Special Committee if such committee still exists) determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal and (iii) after consultation with its outside counsel, the Board of Directors of the Company (acting through the Special Committee if such committee still exists) determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (y) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that the Company (A) will not, and will not allow Company Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, (B) will promptly provide to Parent and Merger Sub any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent and Merger Sub and (C) will promptly notify Parent and Merger Sub in the event it receives such Company Acquisition Proposal, including the material terms and conditions thereof and the identity of the party making such proposal or inquiry, and shall keep Parent and Merger Sub reasonably informed as to the status and any material developments concerning the same, including furnishing copies of any such written inquiries, correspondence, draft documentation and written summaries of any material oral inquiries or discussions. Nothing contained in this Section 6.4(c) shall prohibit the Company or the Board of Directors of the Company (in each case, acting through the Special Committee if such committee still exists) from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure required by applicable Law.

        (d)   Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (i) (A) withdraw (or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify in a manner adverse to Parent or Merger Sub), the approval, recommendation or declaration of advisability by such Board of Directors or any such committee thereof of this Agreement, or the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any alternative Company Acquisition Proposal, including any Permitted Alternative Agreement (as hereinafter defined) (any action described in this clause (i) being referred to as an "Adverse Recommendation Change") or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement and, to the extent a Company Acquisition Proposal involves the issuance of securities to stockholders of the Company, other than an appropriate confidentiality agreement that allows the Company to receive and review confidential information with respect to a proposed issuer of any such securities) (a "Company Acquisition Agreement"); provided, that the Company shall not be prohibited from terminating this Agreement and entering into a Permitted Alternative Agreement in accordance with Section 10.1(e). Notwithstanding the foregoing, at any time prior to obtaining Company Stockholder Approval, the Board of Directors of the Company (acting through the Special Committee if such committee still exists) may make an Adverse Recommendation Change if such Board of Directors determines in good faith (after consultation with its independent financial advisors and outside counsel) that failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

        (e)   From and after the date hereof, the Company shall provide notice promptly to Parent and Merger Sub of any resolution to take any of the actions described in this Section 6.4 or to terminate this Agreement pursuant to Section 10.1(e).

        (f)    As used in this Agreement, the term:

          (i)    "Acceptable Confidentiality Agreement" means a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement may include provisions that are less favorable to the Company than those contained in the Confidentiality Agreement so long as the Company offers to amend the Confidentiality Agreement, concurrently with execution of such Acceptable Confidentiality Agreement, to include substantially similar provisions for the benefit of LGP;

          (ii)   "Company Acquisition Proposal" means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Merger Sub or their respective Affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 25% or more of the outstanding Company Securities, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 25% or more of the outstanding Company Securities, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 25% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole);

          (iii)  "Superior Proposal" means a Company Acquisition Proposal (but changing the references to "25% or more" in the definition of "Company Acquisition Proposal" to "50% or more") which the Board of Directors of the Company (acting through the Special Committee if it still exists) in good faith determines (based on such matters as it deems relevant, including the advice of its independent financial advisor and outside counsel), would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company, (in their capacities as stockholders) than the transactions contemplated hereby.

ARTICLE VII
COVENANTS OF PARENT AND MERGER SUB

        Section 7.1    Voting of Shares.    Each of Parent and Merger Sub agree to vote all Common Shares beneficially owned by it, and to cause all Common Shares beneficially owned by any of their respective Affiliates that are (i) controlled by Parent or Merger Sub or (ii) members of the Company's Board of Directors to be voted, in favor of adoption of this Agreement at the Company Shareholder Meeting.

        Section 7.2    Director and Officer Liability.

        (a)   The Surviving Corporation shall comply with all of the Company's and its respective Subsidiaries' obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative ("Damages"), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company's or such Subsidiaries' respective organizational and governing documents or agreements in effect on the date hereof, including, without limitation, the adoption and approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement; and (ii) such persons and any other present or former employee of the Company against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries. Such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Surviving Corporation's articles of incorporation and bylaws from the Effective Time until the expiration of the applicable statue of limitations with respect to any claims against such directors or officers arising out of such acts or omissions. Any determination required to be made with respect to whether the conduct of an individual seeking indemnification has complied with the standards set forth under applicable Law shall be made by independent counsel mutually acceptable to the Surviving Corporation and such individual. For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of officers' and directors' liability insurance maintained on the date hereof by the Company and its respective Subsidiaries (the "Current Policies"); provided, however, that the Surviving Corporation may, and in the event of the cancellation or termination of such policies shall, substitute therefor policies with reputable and financially sound carriers providing at least the same coverage and amount and containing terms and conditions that are no less favorable to the covered persons (the "Replacement Policies") in respect of claims arising from facts or events that existed or occurred prior to or at the Effective Time under the Current Policies; provided, further, however, that in no event will the Surviving Corporation be required to expend annually in excess of 300% of the annual premium currently paid by the Company under the Current Policies; provided, further, however, that in lieu of the foregoing insurance coverage, Parent may direct the Company to purchase "tail" insurance coverage that provides coverage no less favorable than the coverage described above, provided that the Company shall not be required to pay any amounts in respect of such coverage prior to the Closing.

        (b)   This Section 7.2 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns, and the agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.2 is not prior to or in substitution for any such claims under any such policies.

        (c)   If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity or (ii) transfers or conveys substantially all of its properties and assets to any person, then and in each case to the extent reasonably necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.2.

        Section 7.3    Financing Efforts.    Parent and Merger Sub shall use all reasonable best efforts to obtain the Financing contemplated by the Financing Letters. Parent and Merger Sub shall not, without the prior written consent of the Company (approved by the Special Committee), amend, modify or supplement (including in the definitive documents) (i) any of the conditions or contingencies to funding contained in the Financing Letters or (ii) any other provision of the Financing Letters, in either case to the extent such amendment, modification or supplement would have the effect of amending, modifying or supplementing the conditions or contingencies to funding in a manner adverse to the Company or the holders of Common Shares. In the event that any portion of the Financing contemplated by the Financing Letters becomes unavailable otherwise than due to the material breach of representations and warranties or covenants of the Company or a failure of a condition to be satisfied by the Company, Parent and Merger Sub will use all reasonable best efforts to arrange alternative Financing from the same or other sources on terms and conditions not materially less favorable to Parent and Merger Sub than those contained in the Financing Letters as of the date hereof. Parent and Merger Sub shall use all reasonable best efforts to satisfy on or before the Closing all requirements of the definitive agreements pursuant to which the Financing will be obtained. Parent and Merger Sub shall keep the Company reasonably apprised of material developments relating to the Financing.

        Section 7.4    Solvency Opinion.    The parties shall, at the expense of the Surviving Corporation, retain a nationally recognized investment banking or valuation firm to render a solvency opinion of customary scope and substance as of the Closing to the Boards of Directors of the Company, Parent and Merger Sub.

ARTICLE VIII
COVENANTS OF THE PARTIES

        The parties hereto agree that:

        Section 8.1    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement (including Section 6.4), each party will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including obtaining all necessary consents, waivers, approvals, authorizations, Permits or orders from all Governmental Authorities or other Persons; provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalties or other consideration to any landlord or other third party to obtain any consent or approval required for the consummation of the Merger under any real estate leases or other material contracts (other than de minimis amounts or if Parent and Merger Sub have provided adequate assurance of repayment). Each party shall also refrain from taking, directly or indirectly, any action that would be reasonably likely to result in a failure of any of the conditions to the Merger in this Agreement being satisfied or restrict such party's ability to consummate the Merger and the other transactions contemplated hereby. Without limiting the foregoing, the parties shall use their respective reasonable best efforts to (i) to take all action necessary so that no takeover, anti-takeover, moratorium, "fair price," "control share" or other similar Law is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) if any such Law is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

        Section 8.2    Certain Filings.

        (a)   The parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from any parties to any Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in seeking and obtaining any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Schedule 13E-3; provided, however, that the conditions to the parties' respective obligations to consummate the transactions contemplated hereby shall be limited to those conditions specified in Article IX. The parties shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and each of their respective Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Each of the Company and Parent shall promptly notify and provide a copy to the other party of any substantive written communication received from any Governmental Authority with respect to any filing or submission or with respect to the Merger and the other transactions contemplated by this Agreement. Each of the Company and Parent shall give the other reasonable prior notice of any substantive communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filing or any such transaction. Neither the Company nor Parent shall, nor shall they permit their respective representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any such filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and without giving, unless prohibited by such Governmental Authority, the opportunity of the other party to attend or participate. The parties to this Agreement will consult and cooperate with one another in connection with any analyses, appearance, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or related to the HSR Act or Other Antitrust Laws.

        (b)   The parties (i) shall use their respective reasonable best efforts to take or cause to be taken (A) all actions necessary, proper or advisable by such party with respect to the prompt preparation and filing with the SEC of the Company Proxy Statement and the Schedule 13E-3, (B) such actions as may be required to have the Company Proxy Statement and any related materials cleared by the SEC as promptly as reasonably practicable, and (C) such actions as may be required to be taken under the

Exchange Act and state securities or applicable Blue Sky Laws in connection with the Merger; and (ii) shall promptly prepare and file all necessary documentation, effect all necessary applications, notices, petitions and filings, and use all reasonable efforts to obtain all material Permits from any Governmental Authorities necessary to consummate the Merger (including, without limitation, any filing under the HSR Act or any applicable Other Antitrust Law), including (1) responding as promptly as practicable to any inquiries from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation; and (2) complying with the requirements of, and responding as promptly as reasonably practicable to all inquiries and requests received from any Governmental Authority in connection with, the HSR Act or Other Antitrust Laws related to the Merger or the other transactions contemplated by this Agreement.

        Section 8.3    Public Announcements.    So long as this Agreement is in effect, the parties will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable Law or any listing agreement with the New York Stock Exchange, will not issue any such press release or make any such public statement without the consent of the other parties (not to be unreasonably delayed, conditioned or withheld).

        Section 8.4    Further Assurances.    At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company.

        Section 8.5    Notices of Certain Events.    Each of the parties hereto shall use reasonable best efforts to promptly notify the other party of:

        (a)   the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect;

        (b)   any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy, or the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would reasonably be expected to cause the failure by such party to comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder;

        (c)   the receipt by such party of any notice or other communication from any Person alleging that the consent of such Person, which consent is or could reasonably be expected to be material to the Company and its Subsidiaries or the operation of their businesses, is or may be required in connection with the transactions contemplated by this Agreement;

        (d)   the receipt by such party of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

        (e)   its learning of any actions, suits, claims, investigations or proceedings commenced against, or affecting such party that, if they were pending on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement.

        Section 8.6    Disposition of Litigation.    The Company will keep Parent and Merger Sub reasonably apprised of all important developments relating to, and consult with Parent and Merger Sub with respect to, any action by any third party to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement and, subject to Section 6.4, will use reasonable best efforts to resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement. Parent and Merger Sub may participate in (but not control) the defense of any stockholder litigation against the Company and its Directors relating to the transactions contemplated by this Agreement at Parent and Merger Sub's sole cost and expense (subject to Section 10.2). In addition, subject to Section 6.4, the Company will reasonably cooperate with Parent and Merger Sub to resist any such effort to restrain or prohibit or otherwise oppose the Merger or the other transactions contemplated by this Agreement.

        Section 8.7    Employee Matters.

        (a)   For all purposes (other than benefit accrual under final average pay defined benefit pension plans) under the employee benefit plans of the Parent and its Subsidiaries providing benefits to each current and former employee of the Company and its Subsidiaries ("Company Employees") after the Effective Time (the "New Plans"), except as would result in a duplication of benefits, each Company Employee shall be credited with all years of service for which such Company Employee was credited before the Effective Time under any similar Employee Plans. In addition and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Employee Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans"); and (ii) for purposes of each New Plan providing medical, dental, disability, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

        (b)   For a period of one year from the Effective Time, Parent shall honor, fulfill and discharge the Company's and its Subsidiaries' obligations under the severance plans listed on Section 8.7(b) of the Disclosure Letter without any amendment or change that is adverse to the Company Employees. During the period specified above, severance benefits offered to Company Employees shall be determined without taking into account any reduction after the Effective Time in the compensation paid to Company Employees and used to determine severance benefits.

        Section 8.8    Confidentiality Agreement.    The parties acknowledge that the Company, and LGP entered into the Confidentiality Agreement, which agreement shall be deemed incorporated herein as if it were set forth in its entirety, and the Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of (a) the Effective Time or (b) the expiration of the Confidentiality Agreement according to its terms.

ARTICLE IX
CONDITIONS TO THE MERGER

        Section 9.1    Conditions to the Obligations of Each Party.    The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

        (a)   This Agreement shall have been approved by the Requisite Shareholder Vote;

        (b)   Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been terminated; and

        (c)   No Law shall be in effect which prohibits, restrains or renders illegal the consummation of the Merger.

        Section 9.2    Conditions to the Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or valid waiver of the following further conditions:

        (a)   (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) the representations and warranties (A) set forth in Section 4.5 shall be true and correct in all respects (except for inaccuracies that are de minimis in the aggregate) as of the Effective Time as if made at and as of such time and (B) set forth in Article IV, other than those described in clause (A) above, shall be true and correct as of the date of the Effective Time as if made at and as of such time (without giving effect to any qualification as to "materiality" or "Material Adverse Effect" set forth therein), except in the case of this clause (B) where the failure to be so true and correct does not constitute a Material Adverse Effect on the Company, provided that representations made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date only; and (iii) Parent and Merger Sub shall have received a certificate signed by a senior officer of the Company attesting to (i) and (ii) above;

        (b)   Parent and Merger Sub have obtained the Financing (other than the equity financing described in the GEI IV Letter); provided, that the condition set forth in this Section 9.2(b) shall be deemed waived if the failure to satisfy such condition arises out of or results from a willful breach by Parent or Merger Sub of their respective obligations under Section 7.3; and

        (c)   the aggregate number of shares of Common Stock at the Effective Time, the holders of which have demanded appraisal of their shares from the Company in accordance with the provisions of Section 262 of the Delaware Corporate Law, shall not equal 15% or more of the Common Stock outstanding as of the record date for the Stockholder Meeting.

        Section 9.3    Conditions to the Obligations of the Company.    The obligation of the Company to consummate the Merger is subject to the satisfaction or valid waiver of the following further conditions:

        (a)   Parent and Merger Sub shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time;

        (b)   the representations and warranties of Parent and Merger Sub contained in this Agreement and in any certificate or other writing delivered by them pursuant hereto that are qualified as to materiality shall be true and correct in accordance with their terms as of date of this Agreement and as of the Effective Time as if made at and as of such time and those which are not so qualified will be true and correct in all material respects as of date of this Agreement and as of the Effective Time as if made at and as of such time (provided that representations made as of a specific date shall be required to be true as of such date only); and

        (c)   the Company shall have received a certificate signed by a senior officer of Parent and Merger Sub attesting to (a) and (b) above.

ARTICLE X
TERMINATION

        Section 10.1    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any prior approval of this Agreement by the shareholders of the Company):

        (a)   by mutual written consent of the Company, on the one hand, and Parent and Merger Sub, on the other hand;

        (b)   by either the Company or Merger Sub, if:

            (i)  the Merger has not been consummated by the End Date, provided that the failure of the Merger to be consummated by such date is not the result of, or caused by, the failure of the party seeking to exercise such termination right to fulfill any of its obligations under this Agreement;

           (ii)  there shall be any final and nonappealable Law that makes consummation of the Merger illegal or otherwise prohibited; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the application or imposition of such Law; or

          (iii)  at the Company Shareholder Meeting or any adjournment thereof at which this Agreement has been voted upon, the Company shareholders fail to approve this Agreement by the Requisite Shareholder Vote;

        (c)   by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 9.3(a) or (b) not to be satisfied, and such condition is incapable of being satisfied by the End Date; provided, however, that the Company is not then in material breach of this Agreement;

        (d)   by Parent or Merger Sub, if:

            (i)  a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 9.2(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; provided, however, that neither Parent nor Merger Sub is then in material breach of this Agreement;

           (ii)  the Board of Directors of the Company shall make an Adverse Recommendation Change or approve a resolution or authorize or agree to do so; or

          (iii)  the Company shall have entered into a Company Acquisition Agreement;

        (e)   by the Company, at any time prior to obtaining the Requisite Shareholder Vote, upon the Board of Directors of the Company (acting through the Special Committee but only if such committee still exists) resolving to enter into, subject to the terms of this Agreement, including Section 6.4, a definitive agreement containing a Company Acquisition Proposal; provided, that (i) the Board of Directors of the Company (acting through the Special Committee but only if such committee still exists) shall not so resolve unless (A) the Company shall have complied with its obligations under Section 6.4, (B) the Board of Directors of the Company shall have determined in good faith (after consultation with its independent financial advisors and outside counsel) that such Company Acquisition Proposal constitutes a Superior Proposal and the failure to take such action is inconsistent with the fiduciary duties of the Board of Directors of the Company to the shareholders of the Company under applicable Law, and (C) the Company shall have substantially negotiated and documented the terms of such Company Acquisition Proposal; (ii) immediately following the Board of Directors of the Company (acting through the Special Committee) so resolving, the Company shall have so notified Parent and provided to Parent in writing the identity of the Person making, and the final terms and conditions of, such Company Acquisition Proposal; and (iii) the Company shall have the right to enter into such a definitive agreement (a "Permitted Alternative Agreement") so long as (A) the effectiveness of such agreement is conditioned upon the Company complying with its obligations under Section 10.2, (B) the effectiveness of such agreement is conditioned upon the termination of this Agreement pursuant to this Section 10.1(e) and (C) immediately following the execution of such agreement, a copy of such agreement and all related agreements, exhibits, schedules and other documents are delivered to Parent and Merger Sub.

The party desiring to terminate this Agreement pursuant to Sections 10.1(b) through (e) shall give written notice of such termination to the other party in accordance with Section 11.1 of this Agreement; provided, however, that no termination by the Company shall be effective unless and until the Company shall have paid any amounts required to be paid by the Company pursuant to Section 10.2.

        Section 10.2    Termination Fee.    Notwithstanding any other provision of this Agreement, if this Agreement is terminated pursuant to either Section 10.1(d)(iii) or Section 10.1(e), then the Company shall immediately pay to Parent and Merger Sub, collectively, a break-up fee of $30,000,000 (the "Termination Fee"). In addition, if this Agreement is terminated pursuant to Section 10.1(b)(iii), then the Company shall immediately pay to Parent and Merger Sub, collectively, all of Parent's and Merger Sub's actual and reasonably documented out-of-pocket expenses and fees (including reasonable attorneys' fees) actually incurred by Parent, Merger Sub and their respective Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which amount shall not be greater than $5,000,000 (the "Parent Expenses"); provided that, if Parent's and Merger Sub's actual and reasonably incurred and documented out-of-pocket expenses exceed $5,000,000 as a result of their good faith efforts to satisfy the conditions set forth in Article IX and their compliance with the covenants and agreements set forth in this Agreement, then the Company shall negotiate in good faith with Parent with respect to increasing the amount of such expenses that are reimbursed by the Company. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 10.1(b)(iii) and at the time of the Company Stockholder Meeting a Company Acquisition Proposal has been made public and not withdrawn, then in the event that, within twelve months after such termination, either (A) the acquisition of more than 50% of the voting securities of the Company occurs or (B) the Company enters into a definitive agreement in respect of such a transaction, which transaction is subsequently consummated (whether within the twelve month period described above or thereafter), then in either case the Company shall immediately pay to Parent and Merger Sub, collectively, the Termination Fee (less the amount of any Parent Expenses previously paid by the Company to Parent and Merger Sub). The parties hereto agree that the Termination Fee is not a penalty, but rather is liquidated Damages in a reasonable amount that will compensate Parent and Merger Sub for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. The parties further agree that in the event any payment of the Termination Fee is made by the Company to Parent and Merger Sub pursuant to this Section 10.2, the Termination Fee paid shall be the exclusive remedy available to Parent and Merger Sub and, upon payment of such amounts by the Company, the Company shall have no further liability to Parent or Merger Sub hereunder.

        Section 10.3    Effect of Termination.    If this Agreement is terminated pursuant to Section 10.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except (i) Sections 10.2, 10.3, 11.1, 11.4, 11.6 and 11.11 will survive the termination hereof and (ii) with respect to any liabilities for Damages incurred or suffered by a party as a result of the willful and material breach by any other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

ARTICLE XI
MISCELLANEOUS

        Section 11.1    Notices.    All notices, requests and other communications to any part hereunder shall be in writing (including facsimile or similar writing) and shall be given:

    if to Parent or Merger Sub, to:

    Slap Shot Holdings Corp.
    11111 Santa Monica Blvd.
    Suite 2000
    Los Angeles, California 90025
    Attention: Jonathan A. Seiffer
    Fax: (310) 954-0404

    and

    SAS Acquisition Corp.
    11111 Santa Monica Blvd.
    Suite 2000
    Los Angeles, California 90025
    Attention: Jonathan A. Seiffer
    Fax: (310) 954-0404

    with copies (which shall not constitute notice) to:

    Gibson, Dunn & Crutcher LLP
    333 South Grand Avenue
    Los Angeles, California 90071
    Attention: Jennifer Bellah Maguire, Esq.
    Fax: (213) 229-7520

    if to the Company, to:

    The Sports Authority, Inc.
    1050 W. Hampden Avenue
    Englewood, Colorado 80110
    Attention: General Counsel
    Fax: (720) 475-2188

    with a copy (which shall not constitute notice) to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York 10019

    Attention:  Richard D. Katcher, Esq.
                        Trevor S. Norwitz, Esq.
    Fax: (212) 403-2000

or such other address or facsimile number as such party may hereafter specify for by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 11.1.

        Section 11.2    Survival of Representations and Warranties.    The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall survive until

(but not beyond) the Effective Time. None of the representations and warranties herein shall be considered modified, vitiated or waived in regard to any matter by any due diligence review or research conducted by or on behalf of Parent or Merger Sub, unless such matter is contained in the Disclosure Letter or an amendment to such representation and warranty adopted pursuant to Section 11.3(a). This Section 11.2 shall not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Effective Time.

        Section 11.3    Amendments No Waivers.

        (a)   Any provision of this Agreement may be amended or waived prior to the Effective Time only by amendment or waiver in writing and signed, (i) in the case of an amendment to this Agreement, by the Company (approved by the Special Committee), Parent and Merger Sub, or (ii) in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the approval of this Agreement by the shareholders of the Company, any proposed amendment that by Law requires further approval by the shareholders of the Company shall not be effective without such further shareholder approval.

        (b)   At any time prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may but will have no obligation to, or to consider, with respect to the other parties hereto (i) extend the time for the performance of any of the obligations or other acts of such party and (ii) waive any inaccuracies in the representations and warranties of such party contained herein or in any document delivered pursuant hereto.

        (c)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as expressly set forth in Section 10.2, the rights and remedies herein provided shall be cumulative and not exclusive of any other rights or remedies herein provided or available at Law or in equity.

        Section 11.4    Expenses.    Except as otherwise expressly provided in Sections 6.4 and 10.2, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        Section 11.5    Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Any purported assignment in violation of these provisions shall be null and void ab initio.

        Section 11.6    Governing Law.    This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without giving effect to the conflicts or choice of law principles of such states.

        Section 11.7    Counterparts; Effectiveness; Third Party Beneficiaries.    This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder or with respect hereto, except with respect to the matters provided in Sections 2.3, 2.4 and 7.2.

        Section 11.8    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

        Section 11.9    Specific Performance.    The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity.

        Section 11.10    Entire Agreement.    This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and supersedes all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter.

        Section 11.11    Jurisdiction.

        (a)   Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware, County of New Castle or, if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the United State District Court for the District of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts.

        (b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

        Section 11.12    Authorship.    The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[signature page follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE COMPANY
THE SPORTS AUTHORITY, INC.
By:	/s/ GORDON D. BARKER Name: Gordon D. Barker Title: Director
PARENT
SLAP SHOT HOLDINGS CORP.
By:	/s/ JONATHAN A. SEIFFER Name: Jonathan A. Seiffer Title: President
MERGER SUB
SAS ACQUISITION CORP.
By:	/s/ JONATHAN A. SEIFFER Name: Jonathan A. Seiffer Title: President

Annex B

January 22, 2006

Special Committee of the Board of Directors
The Sports Authority, Inc.
1050 West Hampden Avenue
Englewood, Colorado 80110

Members of the Special Committee of the Board of Directors.

        The Sports Authority, Inc. (the "Company") and SAS Acquisition Corp. (the "Acquisition Sub"), a newly-formed subsidiary of Leonard Green & Partners, L.P. (the "Acquiror"), propose to enter into the Agreement and Plan of Merger by and between the Company and Acquisition Sub (the "Agreement") pursuant to which Acquisition Sub would be merged with and into the Company in a merger (the "Merger") in which each share of common stock of the Company, par value $0.01 per share (each, a "Company Share"), would be converted into the right to receive $37.25 per share in cash (the "Consideration") other than Company Shares held in treasury, or held by Acquisition Sub or any subsidiary of the Company, or as to which dissenter's rights have been perfected.

        You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to such holders, other than the Acquiror and its affiliates.

        In arriving at the opinion set forth below, we have, among other things:

  (1)
  Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

  (2)
  Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

  (3)
  Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

  (4)
  Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (5)
  Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (6)
  Compared the proposed financial terms of the Merger with the financial terms of certain other Mergers that we deemed to be relevant;

  (7)
  Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

  (8)
  Reviewed a draft dated January 21, 2006 of the Agreement, including all schedules and exhibits thereto; and

B-1

  (9)
  Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

        In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

        Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

        We are acting as financial advisor to the Special Committee of the Board of Directors in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and the Acquiror and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to whether such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares.

        On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to the holders of such shares, other than the Acquiror and its affiliates.

Very truly yours,
/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

B-2

Annex C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 APPRAISAL RIGHTS.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

    (1)
    Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

    (2)
    Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

    a.
    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

    b.
    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

    c.
    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d.
      Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3)
    In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

      (1)
      If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2)
      If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

P R O X Y

THE SPORTS AUTHORITY, INC.
This Proxy is Solicited on Behalf of the Board of Directors
for the Special Meeting of Stockholders on [    •    ],[    •    ][    •    ], 2006 at [    •    ]:[    •    ]a.m.
at[    •    ],
[    •    ],
[    •    ],[    •    ][    •    ]

        The undersigned hereby appoints [    •    ], [    •    ] and [    •    ], and each of them, as lawful proxies, separately and with full power of substitution, for and in the name of the undersigned, to vote on behalf of the undersigned all shares of the common stock, $0.01 par value, of The Sports Authority, Inc. that the undersigned is entitled to vote at the Special Meeting of Stockholders of The Sports Authority, Inc. on [    •    ] [    •    ], 2006, and any adjournment, continuation or postponement thereof. The above named proxies are instructed to vote as specified all of the undersigned's shares of stock on the proposal set forth in the accompanying Notice of Special Meeting and Proxy Statement, the receipt of which such shareholder acknowledges, and are authorized in their discretion to vote upon such other business as may properly come before the meeting or any adjournment thereof.

        This Proxy relates to shares owned by the undersigned. Each share of common stock is entitled to one vote.

        This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. A proxy that is returned properly signed but without direction as to voting will be voted "FOR" the approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL
(Important—To be signed and dated on reverse side)

RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE
OR VOTE BY THE INTERNET;
NO POSTAGE IS NECESSARY IF MAILED FROM THE UNITED STATES

Special Meeting of Stockholders [•] [•] [•], 2006 [•] [•].m. ([Time Zone])	SPECIAL MEETING ADMISSION TICKET

        Please present this ticket for admittance of the shareholder(s) named above. Admittance will be based upon availability of seating.

INSTRUCTIONS FOR VOTING YOUR PROXY
This proxy covers all The Sports Authority, Inc. shares you own of record, if the registrations are identical.
THERE ARE TWO WAYS TO VOTE YOUR PROXY

INTERNET VOTING	VOTING BY MAIL

Visit the Internet voting website at www.[•] to transmit your voting instructions up until [•]:[•] p.m. on [•][•], 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form.	Simply mark, sign and date your proxy nd return it in the postage-paid envelope. If you are voting via the Internet, please do not mail your proxy.

        COMPANY NUMBER

        CONTROL NUMBER

PLEASE DETACH AT PERFORATION BEFORE MAILING

The Sports Authority, Inc.'s Board of Directors recommends a vote "FOR" the Proposal

        MARK THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION.

        1.     Proposal to adopt the Agreement and Plan of Merger, dated as of January 22, 2006, by and among The Sports Authority, Inc., Slap Shot Holdings Corp., a Delaware corporation, and SAS Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Slap Shot Holdings Corp., pursuant to which SAS Acquisition Corp. will be merged with and into The Sports Authority, Inc. and each share of common stock of The Sports Authority, Inc. outstanding immediately prior to the merger (other than shares held by Slap Shot Holdings Corp., SAS Acquisition Corp., The Sports Authority, Inc. (or any of its subsidiaries) and other than shares held by stockholders properly exercising appraisal rights in accordance with Section 262 of the Delaware General Corporation Law) will be converted into the right to receive $37.25 in cash, without interest.

☐    FOR                ☐    AGAINST                ☐    ABSTAIN

        Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity. If no instructions are indicated, all of your shares will be voted FOR approval.

DATE:

SIGNATURE(S)

IMPORTANT: Please sign exactly as your name(s) appear(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.